Webster Financial Corporation
First Federal Plaza,
Waterbury, Connecticut 06702


                                                             September 18, 1995

To the Shareholders of
Webster Financial Corporation:

         You are cordially invited to attend a special meeting of shareholders (the "Webster Meeting") of Webster Financial Corporation ("Webster") to be held on October 31, 1995 at 4:00 p.m. at the Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut.

         As described in the enclosed Joint Proxy Statement/Prospectus, at the Special Meeting, you will be asked to approve the proposed issuance of up to 1,337,618 shares of common stock of Webster ("Webster Stock") to shareholders of Shelton Bancorp, Inc. ("Shelton") in connection with the acquisition of Shelton by Webster. In the acquisition, Shelton shareholders will receive .92 of a share of Webster Stock for each share of Shelton common stock. The presence, in person or by proxy, of at least a majority of the Webster Stock entitled to vote at the Webster Meeting, and the affirmative vote of the holders of a majority of the votes cast, is necessary to approve the issuance of these shares of Webster Stock.

         Your Board of Directors has unanimously approved the issuance of the shares of Webster Stock and recommends that you vote "FOR" approval of the issuance of these shares.

         You are urged to read the accompanying Joint Proxy Statement/Prospectus, which provides you with a description of the terms of the acquisition. It is very important that your shares be represented at the Webster Meeting. Whether or not you plan to attend the Webster Meeting, you are requested to complete, date and sign the proxy card and return it as soon as possible in the enclosed postage paid envelope.

                                          Sincerely,

                                          /s/ James C. Smith

                                          JAMES C. SMITH

                                          Chairman and Chief Executive Officer

                          WEBSTER FINANCIAL CORPORATION

                               First Federal Plaza

                          Waterbury, Connecticut 06702

                               -------------------

                          NOTICE OF SPECIAL MEETING OF

                           SHAREHOLDERS TO BE HELD ON

                                OCTOBER 31, 1995

                               -------------------


         NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Webster Meeting") of Webster Financial Corporation ("Webster") will be held on October 31, 1995 at 4:00 p.m. at the Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut for the following purposes:

                  1. To authorize the issuance of up to 1,337,618 shares of common stock of Webster ("Webster Stock") to shareholders of Shelton Bancorp, Inc. ("Shelton") in connection with the acquisition of Shelton by Webster pursuant to an agreement and plan of merger, dated June 20, 1995, as amended, among Webster, Webster Acquisition Corp. and Shelton (the "Merger Agreement"). As more fully described in the Joint Proxy Statement/Prospectus, the Merger Agreement provides for Webster to issue .92 of a share of Webster Stock for each outstanding share of Shelton common stock in the acquisition; and

                  2. To transact such other business as may properly come before the Webster Meeting, or any adjournments thereof.

         The Board of Directors of Webster has fixed the close of business on September 29, 1995 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Webster Meeting. Only holders of Webster Stock of record at the close of business on that date will be entitled to notice of and to vote at the Webster Meeting or any adjournments thereof.

                                        By Order of the Board of Directors

                                        /s/ James C. Smith

                                        JAMES C. SMITH

                                        Chairman and Chief Executive Officer


Waterbury, Connecticut
September 18, 1995

         WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE WEBSTER MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE WEBSTER MEETING.

                                       3A

SHELTON BANCORP, INC.
375 Bridgeport Avenue
Shelton, Connecticut  06484

                                                           September 18, 1995

To the Shareholders of
Shelton Bancorp, Inc.:


         You are cordially invited to attend the 1995 annual meeting of shareholders (the "Shelton Meeting") of Shelton Bancorp, Inc. ("Shelton") to be held on October 31, 1995 at 10:00 a.m. at Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut.


     As described in the enclosed Joint Proxy Statement/Prospectus, at the Shelton Meeting, in addition to the election of directors as is customary at our annual meeting, you will be asked to approve an agreement and plan of merger, dated June 20, 1995, as amended (the "Merger Agreement"), pursuant to which Shelton and Shelton Savings Bank would be acquired by Webster Financial Corporation ("Webster"). The Merger Agreement provides for the acquisition to occur by merging a wholly-owned subsidiary of Webster formed for such purpose into Shelton (the "Merger"). As part of the Merger, each outstanding share of Shelton common stock ("Shelton Stock") will be converted into .92 of a share of Webster common stock ("Webster Stock") in a tax free exchange, plus cash to be paid in lieu of fractional shares.

         Your Board of Directors has determined that the Merger is in the best interests of Shelton and its shareholders and has unanimously approved the Merger Agreement. The Board unanimously recommends that you vote "FOR" approval of the Merger Agreement.

         Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by at least two-thirds of the outstanding shares of Shelton Stock entitled to be voted at the Shelton Meeting and to the receipt of certain regulatory approvals. The Merger Agreement is also subject to the approval by the Webster shareholders of the issuance of the shares of Webster Stock in the Merger.

         Alex. Brown & Sons Incorporated, Shelton's financial advisor in connection with the Merger, has delivered its written opinion to Shelton's Board of Directors that, as of the date of the Merger Agreement, the consideration to be received by the shareholders of Shelton in the Merger was fair to such holders from a financial point of view. The written opinion of Alex. Brown & Sons Incorporated is reproduced in full as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

         You are urged to read the Joint Proxy Statement/Prospectus, which provides you with a description of the terms of the Merger. It is very important that your shares be represented at the Shelton Meeting. Whether or not you plan to attend the Shelton Meeting, you are requested to complete, date and sign the proxy card and return it as soon as possible in the enclosed postage paid envelope. Failure to return a properly executed proxy card or to vote at the Shelton Meeting will have the same effect as a vote against the Merger Agreement.

                                                       Sincerely,

                                                       /s/ Kenneth E. Schaible
                                                       KENNETH E. SCHAIBLE
                                                       President and Treasurer

                              SHELTON BANCORP, INC.

                              375 Bridgeport Avenue

                           Shelton, Connecticut 06484

                               -------------------

                           NOTICE OF ANNUAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON

                                OCTOBER 31, 1995

                               -------------------


         NOTICE IS HEREBY GIVEN that the 1995 annual meeting of shareholders (the "Shelton Meeting") of Shelton Bancorp, Inc. ("Shelton") will be held on October 31, 1995 at 10:00 a.m. at Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut for the following purposes:

                  1. To consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated June 20, 1995, as amended, among Webster Financial Corporation ("Webster"), Webster Acquisition Corp. and Shelton (the "Merger Agreement"). As more fully described in the Joint Proxy Statement/Prospectus, the Merger Agreement provides for Shelton and Shelton Savings Bank to be acquired by Webster through a merger of a wholly-owned subsidiary of Webster formed for such purpose into Shelton (the "Merger"). As part of the Merger, each outstanding share of Shelton common stock ("Shelton Stock") will be converted into .92 of a share of Webster common stock in a tax free exchange, plus cash to be paid in lieu of fractional shares;

                  2. To elect three persons to serve as directors of Shelton for a three-year term and until the election and qualification of their successors; and


                  3. To transact such other business as may properly come before the Shelton Meeting, or any adjournments thereof, including, without limitation, a motion to adjourn the Shelton Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement or otherwise.


         The Board of Directors of Shelton has fixed the close of business on September 29, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Shelton Meeting. Only holders of the Shelton Stock of record at the close of business on that date will be entitled to notice of and to vote at the Shelton Meeting or any adjournments thereof.

                                            By Order of the Board of Directors

                                            /s/ Kenneth E. Schaible
                                            KENNETH E. SCHAIBLE
                                            President and Treasurer

Shelton, Connecticut
September 18, 1995

         WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SHELTON MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE SHELTON MEETING.

     SHELTON BANCORP, INC.                      WEBSTER FINANCIAL CORPORATION
   375 Bridgeport Avenue                              First Federal Plaza
  Shelton, Connecticut 06484                     Waterbury, Connecticut 06702

                              JOINT PROXY STATEMENT

                             ----------------------

                          WEBSTER FINANCIAL CORPORATION

                                   PROSPECTUS

                        1,337,618 Shares of Common Stock

                             ----------------------


         This Joint Proxy Statement/Prospectus is being furnished to shareholders of Shelton Bancorp, Inc. ("Shelton") and to shareholders of Webster Financial Corporation ("Webster"). This Joint Proxy Statement/Prospectus relates to the annual meeting of shareholders of Shelton (the "Shelton Meeting") to be held on October 31, 1995 at 10:00 a.m. at Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut, and to the special meeting of shareholders of Webster (the "Webster Meeting") to be held on October 31, 1995 at 4:00 p.m. at the Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut (collectively, the "Shareholders Meetings"), and to any adjournments of the Shareholders Meetings. This Joint Proxy Statement/Prospectus is first being mailed to shareholders of Shelton and to shareholders of Webster on or around September 18, 1995.


         At the Shelton Meeting, the principal items of business will be: (i) to consider and vote upon an agreement and plan of merger, dated June 20, 1995, as amended, among Webster, Webster Acquisition Corp. ("Merger Sub"), and Shelton (the "Merger Agreement"); and (ii) to elect three persons to serve as directors of Shelton for a three-year term and until the election and qualification of their successors.


         The Merger Agreement provides for Shelton to be acquired by Webster through a merger of Merger Sub, a wholly-owned subsidiary of Webster formed for such purpose, into Shelton (the "Merger"). As part of the Merger, each outstanding share of Shelton common stock, par value $1.00 per share ("Shelton Stock"), will be converted into .92 of a share of Webster common stock, par value $.01 per share ("Webster Stock") (the "Exchange Ratio"), plus cash in lieu of fractional shares. Based on the last reported sales price per share of Webster Stock on September 14, 1995 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus) of $28.50 and the Exchange Ratio, the calculated value of each share of Shelton Stock to be exchanged in the Merger is $26.22. No assurance can be given as to the market price of Webster Stock at or after consummation of the Merger. Because the market price of Webster Stock is subject to fluctuation, the value of the shares of Webster Stock that holders of Shelton Stock will receive in the Merger may materially increase or decrease prior to or after consummation of the Merger. See "MARKET PRICES AND DIVIDENDS." In connection with the Merger Agreement, Shelton has granted Webster an irrevocable option (the "Option") to purchase up to 267,324 shares of newly issued Shelton Stock at a purchase price of $17.00 per share upon the occurrence of certain events. The Merger is subject to various conditions, including approvals of applicable federal and Connecticut regulatory authorities. Shelton and Webster expect that the Merger will be consummated on November 1, 1995, or as soon as possible after the receipt of all regulatory and shareholder approvals, and the expiration of all regulatory waiting periods. If the Merger is not consummated by March 31, 1996, the Merger Agreement will be terminated unless Shelton and Webster mutually consent to an extension. For a more detailed description of the Merger and the Option, see "THE MERGER."

         This Joint Proxy Statement/Prospectus also constitutes a prospectus of Webster with respect to up to 1,337,618 shares of Webster Stock to be issued to Shelton shareholders as part of the Merger.

         At the Webster Meeting, the principal item of business will be to authorize the issuance of up to 1,337,618 shares of Webster Stock to Shelton shareholders as part the Merger.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), ANY STATE SECURITIES COMMISSION, THE OFFICE OF THRIFT SUPERVISION ("OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), OR THE CONNECTICUT COMMISSIONER OF BANKING (THE "CONNECTICUT COMMISSIONER"), NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION, THE OTS, THE FDIC, OR THE CONNECTICUT COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF WEBSTER STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

         The information set forth in this Joint Proxy Statement/Prospectus concerning Shelton has been furnished by Shelton. The information concerning Webster and Merger Sub has been furnished by Webster. The description of the Merger Agreement and other documents in this Joint Proxy Statement/Prospectus is qualified by reference to the text of those documents, copies of which will be provided without charge upon written or oral request addressed to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary of Webster Financial Corporation, First Federal Plaza, Waterbury, Connecticut 06702, telephone (203) 753-2921.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, OR INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES BY SHELTON OR WEBSTER OR THE OFFERING OF WEBSTER STOCK MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SHELTON OR WEBSTER. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY WEBSTER STOCK OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE WEBSTER STOCK OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SHELTON OR WEBSTER OR THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                             ----------------------

              The date of this Joint Proxy Statement/Prospectus is
                               September 18, 1995.

                                TABLE OF CONTENTS

                                                 Page
                                                 ----

Available Information.......................      4


Incorporation of Certain Documents
     by Reference...........................      4

Merger Summary..............................      6
     The Parties............................      6
     The Merger.............................      7
     Comparison of Shareholder Rights.......     11
     Market Prices of Common Stock..........     11
     Comparative Per Share Data.............     11
     Summary Financial and Other
         Data...............................     13

Risk Factors................................     19
     Issuance of Webster Stock..............     19
     Legislative and General Regulatory
         Developments.......................     19
     Sources of Funds for Dividends;
         Stock Repurchases..................     20
     Effect of Interest Rate Fluctuations...     20

Shelton Meeting.............................     21
     Matters to be Considered at the
         Shelton Meeting....................     21
     Record Date and Voting.................     22
     Vote Required; Revocability of
         Proxies............................     23
     Solicitation of Proxies................     23

Webster Meeting.............................     24
     Matters to be Considered at the
         Webster Meeting....................     24
     Record Date and Voting.................     24
     Vote Required; Revocability of
         Proxies............................     25
     Solicitation of Proxies................     25

Item 1 - The Merger.........................     25
     The Parties............................     26
     Background of the Merger...............     27
     Recommendations of Shelton
         Board of Directors.................     27
     Purpose and Effects of the Merger......     29
     Structure..............................     29
     Exchange Ratio.........................     29
     Regulatory Approvals...................     31
     Conditions to the Merger...............     31
     Conduct of Business Pending
         the Merger.........................     32
     Third Party Proposals..................     32
     Expenses; Breakup Fee..................     33
     Opinion of Financial Advisor...........     33
     Certain Provisions of the Merger
         Agreement..........................     36
     Termination and Amendment of
         the Merger Agreement...............     37
     Certain Federal Income Tax
         Consequences.......................     37
     Accounting Treatment...................     38
     Resales of Webster Stock Received in
         the Merger.........................     38
     No Appraisal Rights....................     38
     Interests of Certain Persons in
         the Merger.........................     39
     Option Agreement.......................     40
Pro Forma Combined Financial
         Statements.........................     43
Shelton Bancorp, Inc........................     50
     General................................     50
     Competition............................     50
     Regulation.............................     50
     Economic Conditions and
         Governmental Policy................     51
     Taxation...............................     51
Market Prices and Dividends.................     52

Description of Capital Stock and
     Comparison of Shareholder Rights.......     54
     Webster Stock..........................     54
     Series B Stock.........................     55
     Senior Notes...........................     56
     Certificate of Incorporation and Bylaw
         Provisions.........................     57
     Applicable Law.........................     59

Legal Matters...............................     60

Experts  ...................................     60

Item 2 - Election of Directors .............     61
     Stock Owned by Principal Holders,
         and Directors and Executive
         Officers as a Group ...............     61
     Election of Directors..................     61
     Committees of the Board of Directors...     63
     Director Meeting Attendance and
         Fee Arrangements ..................     63
     Personnel Committee Report on
         Executive Compensation.............     63
     Compensation Committee Interlocks and
         Insider Participation..............     64
     Compensation of Executive Officers ....     65
     Option Grants in Last Fiscal Year .....     65
     Option Exercises and Year-End
         Option Value Table ................     65
     Pension Plan ..........................     66
     Employment Agreements .................     66
     Comparative Stock Performance .........     67
     Transactions with Directors and
         Management ........................     69

Appointment of Independent

     Accountants............................     69

Section 16(a) Compliance ...................     69

Other Matters ..............................     69

Proposal for 1996 Annual Meeting ...........     69

Appendix A -- Opinion of Alex. Brown
     & Sons Incorporated....................    A-1

Appendix B -- Shelton Bancorp, Inc.
     1995 Annual Report ....................    B-1

                              AVAILABLE INFORMATION

         Shelton and Webster are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information filed by Shelton and Webster may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, Seven World Trade Center, New York, New York 10048.

         Webster has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Webster Stock to be issued to the shareholders of Shelton in connection with the Merger. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Shelton with the SEC (File No. 0-17495) under the Exchange Act are hereby incorporated in this Joint Proxy Statement/Prospectus by reference: [(i) Shelton's Annual Report on Form 10-K for the year ended June 30, 1995;] (ii) Shelton's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995; and
(ii) Shelton's Current Report on Form 8-K dated June 20, 1995.


         The following documents filed by Webster with the SEC (File No. 0-15213) under the Exchange Act are hereby incorporated in this Joint Proxy Statement/Prospectus by reference: (i) Webster's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) Webster's Quarterly Report on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and (iii) Webster's Current Reports on Form 8-K dated March 1, 1995 and June 20, 1995 and on Form 8-K/A dated July 27, 1995.

         All documents filed by Shelton or Webster pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the Merger shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus. In lieu of incorporating by reference the description of the capital stock of Webster which is contained in a registration statement filed under the Exchange Act, such description is included in this Joint Proxy Statement/Prospectus. See "DESCRIPTION OF WEBSTER CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. Webster will provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference and not delivered herewith (other than exhibits to such documents which are not specifically incorporated by reference into the text of such documents).

         This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request directed to: Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary, Webster Financial Corporation, First Federal Plaza, Waterbury, Connecticut 06702; telephone (203) 753-2921. In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the Meetings.

                                 MERGER SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Joint Proxy Statement/Prospectus herein. Shareholders of Shelton and of Webster are urged before voting to give careful consideration to all of the information contained in this Joint Proxy Statement/Prospectus.

         THE MERGER AGREEMENT TO BE CONSIDERED AT THE SHELTON MEETING INVOLVES A MATTER OF GREAT IMPORTANCE TO SHELTON'S SHAREHOLDERS. IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER CONSUMMATED, EACH SHARE OF SHELTON STOCK WILL BE CONVERTED INTO .92 OF A SHARE OF WEBSTER STOCK, PLUS CASH IN LIEU OF FRACTIONAL SHARES, AND EACH SHELTON SHAREHOLDER'S SEPARATE EQUITY INTEREST IN SHELTON WILL CEASE.

         THE ISSUANCE OF UP TO 1,337,618 SHARES OF WEBSTER STOCK TO THE SHELTON SHAREHOLDERS AS PART OF THE MERGER IS ALSO A MATTER OF GREAT IMPORTANCE TO WEBSTER'S SHAREHOLDERS.

The Parties

         Webster. Webster, a Delaware corporation, is the holding company of First Federal Bank, a federal savings bank headquartered in Waterbury, Connecticut ("First Federal"), and Bristol Savings Bank, a state chartered savings bank headquartered in Bristol, Connecticut ("Bristol"). Deposits at First Federal and Bristol are insured by the FDIC. Through First Federal and Bristol, Webster is engaged primarily in the business of attracting deposits from the general public and investing those funds in mortgage loans for the purchase, construction and refinancing of one-to-four family homes. Webster also provides commercial banking services to businesses in its primary market areas. Webster currently serves customers from 39 banking offices located in New Haven, Fairfield, Litchfield and Hartford Counties in Connecticut.

     Prior to consummation of the Merger involving  Shelton,  Webster intends to
(i) convert Bristol into a federal savings bank under the name "Webster Bank" and (ii) then merge First Federal into Webster Bank (the "Webster Bank Merger"). Webster Bank will be a federal savings bank, headquartered in Waterbury, with its deposits insured by the Bank Insurance Fund ("BIF") of the FDIC. Before giving effect to the Merger involving Shelton, approximately 59% of the deposits at Webster Bank will be assessed at BIF premium rates and approximately 41% assessed at premium rates applicable to the Savings Association Insurance Fund ("SAIF") of the FDIC. After giving effect to the Merger involving Shelton, approximately 63% of the deposits at Webster Bank will be assessed at BIF premium rates and approximately 37% assessed at SAIF premium rates.


         At June 30, 1995, Webster had consolidated total assets of $2.9 billion, total deposits of $2.2 billion, and shareholders' equity of $149.6 million, or 5.17% of total assets. The Webster Stock is quoted on the Nasdaq National Market under the symbol "WBST". The address of Webster's principal executive offices is First Federal Plaza, Waterbury, CT 06702.

         Webster, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner. First Federal, as a federal savings bank, is regulated primarily by the OTS and as to certain matters also by the FDIC. Bristol, as a state-chartered savings bank, is regulated by the Connecticut Commissioner and by the FDIC. Webster Bank, as a federal savings bank, will be regulated primarily by the OTS and as to certain matters also by the FDIC. See "THE MERGER -- The Parties" and "-- Structure."

         Merger Sub. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Webster formed to facilitate the Merger. The separate corporate existence of Merger Sub will terminate upon its merger into Shelton. See "THE MERGER -- The Parties."

         Shelton. Shelton, a Delaware corporation, is the holding company of Shelton Savings Bank ("Shelton Bank"), a state-chartered savings bank headquartered in Shelton, Connecticut. Deposits at Shelton Bank are insured by the BIF of the FDIC. Through Shelton Bank, Shelton is engaged primarily in the business of attracting deposits from the general public and investing those funds primarily in residential mortgage loans. Shelton Bank also makes commercial mortgage and consumer loans. Shelton Bank has six banking offices located in Ansonia, Bethany, Oxford and Shelton. Its general market area is eastern Fairfield County and southwestern New Haven County. Shelton Bank provides a wide range of retail deposit and credit services, with special emphasis on residential real estate lending.


         At June 30, 1995, Shelton had consolidated total assets of $299.0 million, total deposits of $266.7 million and shareholders' equity of $20.0 million, or 6.7% of total assets. The address of Shelton's principal executive office is 375 Bridgeport Avenue, Shelton, Connecticut 06484 and its telephone number is (203) 944-2200.

         Shelton, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner. Shelton Bank, as a state-chartered savings bank, is regulated by the Connecticut Commissioner and by the FDIC. See "THE MERGER -- The Parties."

The Merger

         General. The Merger Agreement provides for the acquisition of Shelton by Webster through the merger of Shelton into Webster's subsidiary, Merger Sub, with Shelton being the surviving corporation (the "Merger"). Immediately after the Merger, Shelton will merge into Webster, with Webster being the surviving holding company (the "Holding Company Merger"). Immediately after the Holding Company Merger, Webster will cause Shelton Bank to be merged into Webster Bank, as the surviving federal savings bank (the "Surviving Bank") (the "Shelton Bank Merger"). The Surviving Bank will be headquartered in Waterbury, Connecticut, and will be a FDIC/BIF insured federally chartered savings bank, with approximately 63% of its deposit premiums assessed at BIF rates and approximately 37% assessed at SAIF rates. Shelton and Webster expect that the Merger will be consummated on November 1, 1995, or as soon as possible after the receipt of all regulatory and shareholder approvals, and the expiration of all regulatory waiting periods. If the Merger is not consummated by March 31, 1996, the Merger Agreement will be terminated unless Shelton and Webster mutually consent to an extension. See "THE MERGER - Structure."

         Upon consummation of the Merger, each outstanding share of Shelton Stock, except for shares held, directly or indirectly, by Shelton or Webster (other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into
 .92 of a share of Webster Stock, plus cash to be paid in lieu of fractional shares. The Merger will not change the outstanding Webster Stock held by the Webster shareholders.

         Exchange Ratio. The Merger Agreement provides that upon consummation of the Merger, each of the 1,362,566 outstanding shares of Shelton Stock, except for shares held, directly or indirectly, by Shelton or Webster (other than Trust Account Shares or DPC Shares), will be automatically converted into .92 share of Webster Stock, plus cash to be paid in lieu of fractional shares (the "Exchange Ratio"). This would involve the issuance of up to 1,285,469 shares of Webster Stock to the Shelton shareholders. The Exchange Ratio is not subject to market price adjustment. On September 14, 1995 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the closing sale price of the Webster Stock on the Nasdaq National Market was $28.50 per share. See "THE MERGER -- Exchange Ratio."


         Shelton Stock Options. Under the Merger Agreement, shares of Shelton Stock issued prior to consummation of the Merger upon the exercise of the 56,683 outstanding options held by directors, officers and other employees of Shelton will also be converted into Webster Stock at the Exchange Ratio, which would involve the issuance of up to 52,148 additional shares of Webster Stock as part of the Merger. Any of these options that are not exercised prior to the consummation of the Merger will remain outstanding, but automatically become options to purchase Webster Stock, with the exercise price and number of shares covered by each option to be adjusted to reflect the Exchange Ratio. The duration and other terms of these options will otherwise remain the same, except that the options held by non-employee directors of Shelton will be modified to permit their exercise until three months after termination of service as advisory directors of the Surviving Bank rather than expiring three months after the Merger when their service as directors of Shelton and Shelton Bank will cease. Options held by officers and other employees of Shelton and Shelton Bank whose employment does not continue with the Surviving Bank will terminate three months after such employment ceases. See "THE MERGER -- Interests of Certain Persons in the Merger."



         Shelton Meeting. The Shelton Meeting will be held on October 31, 1995 at 10:00 a.m. at the Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut, at which time the holders of record of the Shelton Stock at the close of business on September 15, 1995 (the "Shelton Record Date") will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement; (ii) the election of three persons to serve as directors of Shelton for a three-year term and until the election and qualification of their successors; and (iii) such other matters as may properly be brought before the Shelton Meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Shelton Stock entitled to vote at the Shelton Meeting is required to approve and adopt the Merger Agreement. In addition, the affirmative vote of the holders of a plurality of the outstanding shares of Shelton Stock entitled to vote at the Shelton Meeting is required to elect each nominee as a director of Shelton.


         All nine directors and executive officers of Shelton, who beneficially own an aggregate of 249,385 shares of Shelton Stock (excluding stock options), or approximately 18% of the outstanding Shelton Stock, as of the Shelton Record Date, have entered into a stockholder agreement, dated June 20, 1995 (the "Stockholder Agreement"), with Webster pursuant to which they have each agreed, among other things, to vote their shares of Shelton Stock in favor of the approval and adoption of the Merger Agreement and against any third party Merger proposal. No consideration was paid to any of the directors or executive officers of Shelton for entering into the Stockholder Agreement. Webster required that the Stockholder Agreement with the directors and executive officers of Shelton be executed as a condition to Webster entering into the Merger Agreement. See "SHELTON MEETING." A similar agreement was executed subsequently by family members of one of the directors in connection with a gift of up to 2,500 shares by such director.

         The Board of Directors of Shelton believes that the terms of the Merger Agreement are fair to, and in the best interests of, Shelton and its shareholders. The Board of Directors of Shelton unanimously approved the Merger Agreement and recommends that holders of Shelton Stock vote FOR approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "THE MERGER -- Background of the Merger" and "-- Recommendations of the Shelton Board of Directors and Reasons for the Merger."

         Webster Meeting. The Webster Meeting will be held on October 31, 1995 at 4:00 p.m. at the Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut 06710, at which time the holders of record of the Webster Stock at the close of business on September 14, 1995 (the "Webster Record Date") will be asked to consider and vote upon the issuance of up to 1,337,618 shares of Webster Stock to the Shelton shareholders as part of the Merger. The Merger is conditioned on the approval by the Webster shareholders of the issuance of these shares of Webster Stock to the Shelton shareholders as part of the Merger, which approval requires an affirmative vote of a majority of the votes cast by the Webster shareholders entitled to vote at the Webster Meeting, and that a majority of the outstanding Webster Stock be represented in person or by proxy thereat. The Board of Directors of Webster unanimously recommends that its shareholders vote FOR approval of the issuance of these shares to the Shelton shareholders as part of the Merger.

         Fairness Opinion. On June 20, 1995, Alex. Brown & Sons Incorporated ("Alex. Brown") delivered its written opinion to the Board of Directors of Shelton to the effect that, as of such date, the terms of the Merger Agreement, including the Exchange Ratio, are fair, from a financial point of view, to Shelton and its shareholders. The receipt of this opinion was a condition to Shelton's obligations under the Merger Agreement. The opinion of Alex. Brown describes the matters considered and the scope of the review undertaken in rendering such opinion. Alex. Brown's opinion and presentation to the Shelton Board, together with a review by the Shelton Board of the assumptions used by Alex. Brown, were among the factors considered by the Shelton Board in reaching its determination to approve the Merger. On June 20, 1995, the date that Alex. Brown delivered its opinion, Webster Stock closed at $24.125 per share. The Merger Agreement does not provide for an update by Alex. Brown of its opinion. See "THE MERGER -- Opinion of Financial Advisor." A copy of Alex. Brown's opinion letter dated June 20, 1995 is attached as Appendix A to this Joint Proxy Statement/Prospectus and should be read by Shelton shareholders in its entirety.

         Webster consulted with its outside financial advisor, Merrill Lynch & Co., as to certain issues concerning the Merger. However, Webster did not engage any financial advisor to render a fairness opinion with respect to the terms of the Merger. The Board of Directors of Webster relied primarily upon the financial analysis, experience and recommendations of Webster's senior executive officers in considering the Merger.

         Regulatory Approvals. In order for the Merger to be consummated, the approvals of the Connecticut Commissioner and the OTS must be obtained. Applications are pending to obtain such approvals. See "THE MERGER -- Regulatory Approvals."

         Accounting Treatment. The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the Merger so qualifying. See "THE MERGER -- Accounting Treatment."

         Federal Income Tax Consequences. The Merger has been structured as a tax-free exchange for federal income tax purposes as to the Webster Stock issued to the Shelton shareholders. See "THE MERGER -- Certain Federal Income Tax Consequences."

         Lack of Appraisal Rights. Under Delaware law, holders of the Shelton Stock will not be entitled to any dissenters' appraisal rights with respect to the Merger. Delaware law exempts the Merger from dissenters' appraisal rights since the Webster Stock is traded on the Nasdaq National Market. There are also no dissenters' appraisal rights to the holders of Webster Stock. See "THE MERGER -- No Appraisal Rights."

         Effective Time. The Merger will become effective on the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with applicable law or on such later date as the Certificate may specify (the "Effective Time"). The Certificate will be filed (i) on the fifth day after the last required regulatory approval is received and all applicable waiting periods are expired, (ii) if elected by Webster, the last business day of the month in which the date set forth in (i) above occurs, or (iii) such other time as the parties may agree. Shelton and Webster expect that the Merger will be consummated on November 1, 1995, or as soon as possible after the receipt of all regulatory and shareholder approvals, and the expiration of all regulatory waiting periods. If the Merger is not consummated by March 31, 1996, the Merger Agreement will be terminated unless Shelton and Webster mutually consent to an extension.

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Shelton and Webster and by either of them individually under certain specified circumstances, including if the Merger is not consummated by March 31, 1996. See "THE MERGER -- Termination and Amendment of Merger Agreement."

         Exchange of Shelton Stock Certificates. Upon the Effective Time, each holder of a certificate representing Shelton Stock issued and outstanding immediately prior to the Merger will, upon the surrender thereof (duly endorsed, if required) to Webster's transfer agent, Chemical Bank (the "Exchange Agent"), be entitled to receive a certificate representing the number of whole shares of Webster Stock into which such Shelton Stock will have been automatically converted as part of the Merger. The Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Shelton Stock as of the Effective Time for use in surrendering their certificates for Shelton Stock in exchange for new certificates representing Webster Stock. Certificates should not be surrendered by Shelton shareholders until the letter of transmittal and instructions are received. See "THE MERGER -- Exchange Ratio."

         Option Agreement. In consideration of Webster's entering into the Merger Agreement (without other consideration or monetary payment), Webster and Shelton entered into an option agreement, dated June 20, 1995 (the "Option Agreement"), immediately after their execution of the Merger Agreement. The Option Agreement may have the effect of discouraging the making of alternative acquisition-related proposals, even if such proposal is for a higher price per share for Shelton Stock than the price per share represented by the Exchange Ratio, and increasing the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement.

         If the Option becomes exercisable, Webster may purchase at a price of $17.00 per share up to 267,324 shares of newly issued Shelton Stock, which is equal to 19.9% of the currently outstanding Shelton Stock. The Option would become exercisable primarily upon the occurrence of certain events that create the potential for a third party to acquire Shelton. To the knowledge of Shelton, no event that would permit exercise of the Option has occurred as of the date hereof. If the Option becomes exercisable, Webster or any permitted transferee of Webster may, under certain circumstances, require Shelton to repurchase the Option (in lieu of its exercise) for a formula price or any shares of Shelton Stock purchased upon exercise of the Option. See "THE MERGER -- Option Agreement."

         Arrangements with and Payments to Shelton Directors and Executive Officers. The Merger Agreement provides for one Shelton director (jointly selected by the Boards of Directors of Webster and Shelton) to be elected as a director of the Surviving Bank upon the consummation of the Merger, with such director to serve until the Surviving Bank's 1999 annual meeting. All directors of Shelton will be invited to serve on an advisory board to the Surviving Bank for a period of 40 months from the consummation of the Merger, with compensation for such service of $650 as a monthly retainer and $600 per monthly advisory board meeting attended. Such compensation will not be paid to the advisory director also serving as a director of the Surviving Bank, or to an advisory director also serving as an officer or consultant to the Surviving Bank or to J. Allen Kosowsky. See "THE MERGER -- Interests of Certain Persons in the Merger."

         Severance payments will be made upon the consummation of the Merger to Kenneth E. Schaible of $450,978, to William C. Nimons of $336,176, and to Ralph
J. Rodriguez of $209,953 pursuant to their existing employment agreements, as modified and limited by the Merger Agreement. These payments are based on three times their respective average annual compensation that was paid by Shelton and includible in their gross income for federal tax purposes for the calendar years 1990 through 1994, reduced by $1.00. Messrs. Schaible, Nimons and Rodriguez have agreed to have their severance payments limited by Section 280G of the Internal Revenue Code (the "Code"), whereas their existing employment agreements were not so limited and would have resulted in their receiving larger severance benefits than the severance payment amounts shown above. Upon consummation of the Merger, the Surviving Bank has agreed to enter into an employment and consulting agreement with Mr. Schaible, providing for his employment for a six month period as a senior vice president to assist in the transition at a salary of $10,000 per month and for his service as a part-time consultant for three years thereafter, with annual consulting fees at the rate of $50,000, $40,000 and $30,000, respectively, for the first, second and third years. Upon such consummation, the Surviving Bank also has agreed to enter into consulting agreements with Messrs. Nimons and Rodriguez for an eighth-month period on a part-time basis to assist in the transition, with fees at $7,500 per month to Mr. Nimons and $5,000 per month to Mr. Rodriguez. See "THE MERGER -- Interests of Certain Persons in the Merger."

Comparison of Shareholder Rights

         If the Merger is consummated, the holders of Shelton Stock will become holders of Webster Stock. There are certain differences between the rights of Webster shareholders and Shelton shareholders. See "DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS" for a summary of the differences between the rights of holders of Shelton Stock and Webster Stock.

Market Prices of Common Stock

         Both Webster Stock and Shelton Stock are traded on the Nasdaq National Market. The symbol for Webster Stock is "WBST." The symbol for Shelton Stock is "SSBC."

         The following table sets forth per share closing prices of the Webster Stock and the Shelton Stock on the Nasdaq National Market as of the dates specified and the pro forma equivalent market value of the Webster Stock to be issued for the Shelton Stock in the Merger. See "MARKET PRICES AND DIVIDENDS."

                                                                                                    Shelton Stock
                                                                                                      Pro Forma
                                                    Last Reported Sale Price                      Equivalent Market
                                             ------------------------------------------
Date                                             Webster Stock          Shelton Stock                    Value     (a)
-----                                            -------------          -------------            -----------------
December 31, 1992.......................        $    17.25            $     11.43                    $    15.87
December 31, 1993.......................             22.875                 15.50                         21.05
December 30, 1994.......................             18.50                  15.25                         17.02
March 31, 1995..........................             21.625                 15.00                         19.90
June 20, 1995 (b).......................             24.125                 17.50                         22.20
September 14, 1995......................             28.50                  25.25                         26.22
____________________

(a) Calculated by multiplying the respective closing prices of the Webster Stock by the .92 Exchange Ratio.

(b) Last trading date prior to announcement of the execution of the Merger Agreement.

(c) The most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus.

         Shareholders are advised to obtain current market quotations for Webster Stock. It is expected that the market price of Webster Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated. Because the number of shares of Webster Stock to be received by Shelton shareholders in the Merger is fixed, the value of the shares of Webster Stock that the holders of Shelton Stock will receive in the Merger may increase or decrease prior to or after consummation of the Merger.

Comparative Per Share Data

         Following are certain comparative historical per share data of Webster and of Shelton, pro forma combined per share data of Webster and Shelton, and equivalent pro forma per share data of Shelton. All historical and pro forma data exclude Bristol prior to its acquisition by Webster on March 3, 1994 in a transaction accounted for as a purchase. The financial data is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes thereto of Webster and of Shelton and the pro forma combined financial statements and the notes thereto appearing or incorporated by reference elsewhere in this Joint Proxy Statement/Prospectus. All per share data of Webster, Shelton and pro forma are presented on a fully diluted basis and have been adjusted retroactively to give effect to stock dividends. Since Webster's fiscal year ends December 31 and Shelton's fiscal year ends June 30, the results for each of Shelton's fiscal years have been restated for comparison purposes on a calendar year basis to correspond to Webster's fiscal year. The pro forma data is not necessarily indicative of results which will be obtained on a combined basis. The pro forma data has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger.

                                                  At or for the Six
                                                    Months Ended
                                                    June 30, 1995       At or for the Year Ended December 31,
                                                    -------------       -------------------------------------
                                                                        1994              1993              1992
                                                                        ----              ----              ----
Net Income per fully diluted Common Share:

     Webster -- historical                          $    1.41        $    2.60        $    2.18(a)      $    1.07
     Shelton -- historical                                .81             1.61             1.32(a)           1.29
     Pro Forma Combined (b)                              1.34             2.44             2.04              1.16
     Shelton Equivalent Pro Forma (c)                    1.23             2.24             1.88              1.07

Cash Dividends per Common Stock:

     Webster -- historical                                .32              .52              .50               .48
     Shelton -- historical                                .32              .55              .45               .42
     Pro Forma Combined                                   .32              .52              .50               .48
     Shelton Equivalent Pro Forma (c)                     .29              .48              .46               .44

Book Value per Common Share:

     Webster -- historical                              24.08            22.02            21.69             18.47
     Shelton -- historical                              14.92            14.39            13.50             12.49
     Pro Forma Combined (b)                             22.33            20.59            19.90             21.29
     Shelton Equivalent Pro Forma (c)                   20.54            18.94            18.30             19.59
---------------------

(a) Before cumulative effect of change in method of accounting for income taxes adopted by Webster in January 1993 and by Shelton in July 1993 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 ("FASB 109"), which resulted in an increase of $.79 per share in Webster's net income for 1993 and an increase of $.21 per share in Shelton's net income for 1993.

(b) Pro forma combined amounts shown above reflect the proposed acquisition of Shelton on a pooling of interests basis for each period shown as if the Merger had occurred at the beginning of such period.

(c)  Shelton   equivalent   pro  forma  per  share  amounts  are  calculated  by
     multiplying the pro forma combined amounts by the .92 Exchange Ratio.

Summary Financial and Other Data

         The following tables present summary historical financial and other data for Webster and Shelton as of the dates and for the periods indicated. This summary data is based upon, and should be read in conjunction with, the historical and pro forma consolidated financial statements and notes thereto of Webster and Shelton and notes thereto appearing or incorporated by reference elsewhere herein. As to historical information, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "SHELTON BANCORP, INC." appearing elsewhere herein and "SHELTON CONSOLIDATED FINANCIAL STATEMENTS" in Appendix B, attached hereto. For pro forma information, see "-- Comparative Per Share Data" above and "PRO FORMA COMBINED FINANCIAL STATEMENTS" appearing elsewhere herein. The pro forma amounts are not necessarily indicative of results which will be obtained on a combined basis. All adjustments necessary for a fair presentation of financial position and results of operations of interim periods have been included.

Selected Consolidated Financial Data - Webster Financial Condition and Other Data - Webster

      (Dollars in Thousands)           At June 30,                             At December 31,
                                                        ------------------------------------------------------------
                                           1995             1994        1993        1992        1991          1990
                                      --------------    ----------   ---------   ---------   ----------     --------
Total assets..........................  $2,891,449      $2,761,464   $2,220,020  $2,114,757  $  941,332  $  758,063
Loans receivable, net.................   1,650,074       1,656,022   1,283,509   1,348,572      556,865     536,849
Mortgage-backed securities............     823,462         617,031     505,657     346,719      222,034     112,581
Securities............................     127,858         129,111     107,359      32,559       43,953      39,426
Segregated Assets, net................     124,319         137,096     176,998     223,907          --          --
Core deposit intangible...............       5,095           5,457      11,829      15,463        1,402         --
Deposits..............................   2,198,628       2,163,467   1,724,061   1,761,381      778,323     582,964
FHL Bank advances and other
   borrowings.........................     459,307         410,675     308,952     190,664       68,072      88,591
Shareholders' equity..................     149,574         137,941     108,873     113,444(a)    68,412      67,372
Number of full service offices........          39              39          33          33           17          12

Operating Data - Webster           At or for the Six Months
      (Dollars in Thousands)            Ended June 30,                At or for the Year Ended December 31,
                                   ------------------------   ---------------------------------------------
                                     1995           1994        1994       1993       1992       1991       1990
                                   --------       ---------   ---------  ---------  ---------  ---------  ------
Interest income..................  $ 95,503       $  80,774   $ 173,250  $ 137,807  $  92,402  $  72,927  $  71,484
Interest expense.................    55,968          40,842      89,513     71,992     50,700     48,123     50,528
                                   --------       ---------   ---------  ---------  ---------  ---------  ---------
Net interest income..............    39,535          39,932      83,737     65,815     41,702     24,804     20,956
Provision for loan losses........       630           1,545       2,900      4,447      4,336      3,665     10,189
Noninterest income...............     8,971           6,827      12,367      8,774      6,238      4,179      3,400
Noninterest expenses:

   Core deposit intangible
     writedown                           --              --       5,000        --         --         --          --
   OREO expenses and provisions,
     net                              2,380           3,173       6,852      4,556      5,661      4,777        386
   Other noninterest expenses....    32,056          28,981      61,210     43,889     27,710     16,329     14,756
                                   --------       ---------   ---------  ---------  ---------  ---------  ---------
     Total noninterest expenses..    34,436          32,154      73,062     48,445     33,371     21,106     15,142
                                   --------       ---------   ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes    13,440          13,060      20,142     21,697     10,233     4,212        (975)
Income taxes.....................     4,079           4,926       3,657      9,160      5,446      1,867      1,646
                                   --------       ---------   ---------  ---------  ---------  ---------  ---------
Net income (loss) before cumulative
   change (b)....................     9,361           8,134      16,485     12,537      4,787      2,345     (2,621)
Cumulative change (b)............       --              --          --       4,300        --         --         --
                                   --------       ---------   ---------  ---------  ---------  ---------  --------
Net income (loss)................     9,361           8,134      16,485     16,837      4,787      2,345     (2,621)
Preferred stock dividends........       648             937       1,716      2,653        581        --         --
                                   --------       ---------   ---------  ---------  ---------  ---------  --------
Net income (loss) available to
   common  stockholders..........  $  8,713       $   7,197   $  14,769  $  14,184  $   4,206  $   2,345  $  (2,621)
                                   ========       =========   =========  =========  =========  =========  ==========

Loan originations during period..  $152,612       $ 470,841   $ 678,624  $ 319,646  $ 207,055  $  89,529  $  88,040
Net increase (decrease) in deposits  35,161         478,185     439,406    (37,320)   983,058     95,359     42,043

Loans serviced for others........   868,993         850,740     864,649    268,637    308,200    152,400    169,200
Mortgage loan servicing asset....     3,838           4,575       4,180        992      1,305         20         --

See footnotes on the following page

Significant Statistical Data - Webster

                                       At or for the Six Months
                                             Ended June 30,                  At or for the Year Ended December 31,
                                         ----------------------       --------------------------------------------
                                           1995          1994           1994      1993      1992      1991      1990
                                         -------       --------       --------  --------  --------  --------  ------
For The Period:

Interest rate spread.............          2.93%         3.20%           3.30%    3.10%     3.26%     2.71%     2.20%
Net yield on average earning assets        3.02%         3.29%           3.37%    3.22%     3.49%     3.13%     2.89%

Return on average assets before
  cumulative change (b)..........          0.68%         0.63%           0.61%    0.59%     0.39%     0.28%    (0.35)%
Return on average shareholders'
  equity before cumulative change(b).     12.93%        13.03%          12.62%   11.18%     6.13%     3.44%    (3.62)%
Return on average shareholders'
   equity after cumulative change(b.      12.93%        13.03%          12.62%   15.02%     6.13%     3.44%    (3.62)%
Average shareholders' equity
  to average assets..............          5.25%         4.82%           4.85%    5.27%     6.32%     8.22%     9.66%
Net income (loss) per common share
  before cumulative change (b) (c):

   Primary.......................         $1.56         $1.53           $2.95    $2.50     $1.09     $0.62    $(0.64)
   Fully Diluted.................         $1.41         $1.32           $2.60    $2.18     $1.07     $0.62    $(0.64)
Net income (loss) per common share
  after cumulative change (b) (c):

   Primary.......................         $1.56         $1.53           $2.95    $3.59     $1.09     $0.62    $(0.64)
   Fully Diluted.................         $1.41         $1.32           $2.60    $2.97     $1.07     $0.62    $(0.64)
Cash dividends paid per common

  share (c)......................         $0.32         $0.26           $0.52    $0.50     $0.48     $0.48     $0.48
Dividend payout ratio on common
  shares before cumulative change (b)     22.70%        19.70%          20.00%   16.84%    44.86%    77.42%       --
Noninterest expenses to average assets     2.50%        2.48%            2.72%    2.28%     2.70%     2.55%     2.02%
Noninterest expenses (excluding OREO
  expenses and provisions) to average
  assets.........................          2.32%         2.24%           2.46%    2.06%     2.24%     1.97%     1.97%
Net interest income to noninterest
  expenses.......................          1.15x         1.24x           1.15x    1.36x     1.25x     1.18x     1.38x
Ratio of earnings to fixed charges         1.96x         2.48x           1.80x    2.31x     2.48x     1.69x      .89x
At End of Period:

Book value per common share (c)..        $24.08        $21.57          $22.02   $21.69    $18.47    $18.19    $17.93
Tangible book value per common
  share                                  $23.15        $19.35          $21.03   $18.63    $14.40    $17.82    $17.93

Common shares outstanding
  (000's) (c)....................         5,498         5,026           5,482    3,866     3,801     3,760     3,758
Shareholders' equity to total
  assets                                   5.17%         4.78%           5.00%    4.90%     5.36%     7.26%     8.89%

Nonaccrual loans and OREO to total
  assets.........................          1.92%         2.92%           2.14%    2.54%     2.96%     2.87%     2.84%
Allowance for loan losses to nonaccrual
  loans..........................        120.37%       123.71%         135.39%  137.39%   106.73%    94.53%   102.02%
Allowance for loan and OREO losses
  to nonaccrual loans and OREO...         76.10%        67.09%          77.69%   79.14%    79.67%    40.86%    36.56%

(a) Includes $18.25 million of Cumulative Perpetual Preferred Stock, Series A (the "Series A Stock") of Webster outstanding at December 31, 1992, which was redeemed on June 29, 1993 with a portion of the net proceeds from an offering of its Senior Notes (as defined). Webster redeemed $11.75 million of Series A Stock on December 30, 1992 with a portion of the net proceeds from the sale of its Cumulative Convertible Preferred Stock, Series B (the "Series B Stock"). The Series A Stock was issued by Webster in its assisted acquisition of certain assets and liabilities of First Constitution Bank (the "First Constitution Acquisition") from the FDIC.

(b) Refers to a cumulative change in the method of accounting for income taxes adopted by Webster in January 1993 in accordance with FASB 109.

(c) All per share data of Webster and the number of its outstanding common shares have been adjusted retroactively to give effect to a 10% stock dividend in June 1993.

Selected Consolidated Financial Data - Shelton

Financial Condition
  and Other Data - Shelton

      (Dollars in Thousands)                                                  At June 30,
                                                  -----------------------------------------------------------------
                                                    1995        1994       1993       1992       1991         90
                                                  ---------   ---------  ---------  ---------  ---------  ---------

Total assets...................................   $ 298,959   $ 276,003  $ 259,868  $ 248,611  $ 186,933  $ 170,955
Loans Receivable, Net..........................     223,301     189,228    171,892    167,687    146,594    142,891
Mortgage-backed Securities.....................      13,905      15,991     10,177      7,916        581        656
Securities.....................................      40,725      50,608     57,727     52,900     24,358     14,745
Deposits.......................................     266,663     252,046    239,504    227,665    166,731    138,615
FHL Bank advances and other
   borrowings..................................      11,601       5,200      3,200      4,700      5,700     17,223
Shareholders' equity...........................      20,036      18,262     16,425     14,970     14,052     14,020
Number of full service offices.................           6           6          6          6          5          5

Operating Data - Shelton

      (Dollars in Thousands)                                       At or for the Year Ended June 30,
                                                  ----------------------------------------------------------------
                                                    1995        1994       1993       1992       1991       1990
                                                  ---------   ---------  ---------  ---------  ---------  ------

Interest income................................   $  18,896   $  16,739  $  17,616  $  19,032  $  16,999  $  16,373
Interest expense...............................      10,061       8,476      9,519     11,807     11,514     11,673
                                                  ------------------------------------------------------  ---------
Net interest income............................       8,835       8,263      8,097      7,225      5,485      4,700
Provision for loan losses......................         375         150        793        875        380        140
Noninterest income.............................       1,517       1,633      2,467      1,437        389        866
Noninterest expenses:

   OREO expenses and provisions, net...........          58         257        579        413        472         27
   Other noninterest expenses..................       6,319       6,214      5,681      4,866      3,698      3,536
                                                  ---------   ---------  ---------  ---------  ---------  ---------
     Total noninterest expenses................       6,377       6,471      6,260      5,279      4,170      3,563
                                                  ---------   ---------  ---------  ---------  ---------  ---------
Income before income taxes
   and cumulative change (a)...................       3,600       3,275      3,511      2,508      1,324      1,863
Income taxes...................................       1,384       1,300      1,591      1,297        554        797
                                                  ---------   ---------  ---------  ---------  ---------  ---------
Net income before
   cumulative change (a).......................       2,216       1,975      1,920      1,211        770      1,066
Cumulative change (a)..........................         --          275        --         --         --         --
                                                  ---------   ---------  ---------  ---------  ---------  --------
Net income available to common shareholders        $  2,216   $   2,250  $   1,920  $   1,211  $     770   $  1,066
                                                  ---------   ---------  ---------  ---------  ---------  --------


Loan originations during period................   $  62,989   $  74,529  $  53,900  $  73,674  $  33,452  $  32,759
Net increase in deposits............                 14,617      12,542     11,839     60,934     28,116     19,132
Loans serviced for others......................      77,421      83,538    100,846     32,591     21,451     18,842
Mortgage loan servicing asset..................         228         287        453        800         --         --

See footnotes on the following page

Significant Statistical Data - Shelton

                                                                    At or for the Year Ended June 30,
                                                         -------------------------------------------------------
                                                         1995      1994      1993      1992      1991      1990
                                                         ------    ------    -----     -----     ----      -----
For The Period:

Interest rate spread.............................         2.95%     3.15%    3.31%     3.19%     3.09%     2.56%
Net yield on average earning assets..............         3.23%     3.33%    3.46%     3.36%     3.34%     3.01%
Return on average assets before cumulative
   change (a)                                             0.76%     0.74%    0.76%     0.52%     0.44%     0.65%

Return on average shareholders' equity before

  cumulative change (a)..........................        11.64%    11.36%   12.14%     8.29%     5.63%     7.57%
Return on average shareholders' equity
  after cumulative change (a)....................        11.64%    12.94%   12.14%     8.29%     5.63%     7.57%
Average shareholders' equity to average assets...         6.57%     6.55%    6.26%     6.29%     7.76%     8.56%
Net income per common share before cumulative
  change (a) (b):
   Primary.......................................        $1.63     $1.53    $1.52     $0.96     $0.60     $0.77
   Fully Diluted.................................        $1.62     $1.50    $1.52     $0.96     $0.60     $0.77
Net income per common share after cumulative
  change (a) (b):

   Primary.......................................        $1.63     $1.74    $1.52     $0.96     $0.60     $0.77
   Fully Diluted.................................        $1.62     $1.71    $1.52     $0.96     $0.60     $0.77
Cash dividends paid per common share (b).........        $0.62     $0.49    $0.43     $0.40     $0.37     $0.33
Dividend payout ratio on common shares before
  cumulative change (a)..........................        36.82%    31.95%   28.13%    41.54%    60.39%    40.99%
Noninterest expenses to average assets...........         2.20%     2.44%    2.48%     2.27%     2.37%     2.16%
Noninterest expenses (excluding OREO expenses and
  provisions) to average assets..................         2.18%     2.34%    2.25%     2.10%     2.10%     2.15%
Net interest income to noninterest expenses......         1.39x     1.28x    1.29x     1.37x     1.32x     1.32x
Ratio of earnings to fixed charges...............        11.68x    11.43x   11.39x     5.65x     2.19x     1.95x
At End of Period:

Book value per common share (b)..................        $14.92   $14.00   $12.89    $11.87    $11.14    $10.45
Common shares outstanding (000's) (b)............        1,343    1,304     1,274     1,261     1,261     1,341
Shareholders' equity to total assets.............         6.70%     6.62%    6.32%     6.02%     7.52%     8.20%
Nonaccrual loans and OREO to total assets........         1.02%     0.77%    1.31%     1.99%     2.55%     2.66%
Allowance for loan losses to nonaccrual loans....        73.63%   116.36%  147.53%    37.98%    16.64%    29.96%
Allowance for loan and OREO losses to nonaccrual
  loans and OREO.................................        48.17%    60.93%   44.00%    24.42%    10.87%     8.28%
______________

(a)  Refers to a cumulative  change in the method of accounting for income taxes adopted by Shelton in July 1993 in accordance with FASB 109.

(b) All per share data of Shelton and the number of its outstanding common shares have been adjusted retroactively to give effect to stock dividends.

Pro Forma Combined Financial Data

Financial Condition
  and Other Data - Pro Forma

      (Dollars in Thousands)           At June 30,                             At December 31,
                                                        -----------------------------------------------------------
                                           1995             1994        1993        1992        1991         1990
                                      --------------    ----------   ---------   ---------   ----------   ---------

Total assets..........................  $3,190,408      $3,053,851   $2,483,403  $2,367,722  $1,173,489  $  934,823
Loans receivable, net.................   1,873,375       1,869,216   1,467,935   1,522,168      701,478     682,417
Mortgage-backed securities............     837,367         631,718     518,435     346,719      235,114     113,204
Securities............................     168,583         174,130     151,329      91,604       97,326      55,551
Segregated Assets, net................     124,319         137,096     176,998     223,907           --          --
Core deposit intangible...............       5,095           5,457      11,829      15,463        1,402          --
Deposits..............................   2,465,291       2,432,984   1,966,574   1,995,079      990,054     732,511
FHL Bank advances and other
   borrowings.........................     470,908         414,375     312,152     193,864       73,772     101,791
Shareholders' equity..................     167,550         156,807     126,273     129,195       83,067      81,021
Number of full service offices........          45              45          39          39           22          17


Operating Data - Pro Forma          At or for the Six Months
      (Dollars in Thousands)             Ended June 30,               At or for the Year Ended December 31,
                                     ----------------------   ---------------------------------------------
                                       1995         1994        1994       1993       1992       1991       1990
                                     ----------   ---------   ---------  ---------  ---------  ---------  ------

Interest income..................    $  105,242   $  89,187   $ 190,820  $ 154,589  $ 111,021  $  90,901  $  88,319
Interest expense.................        61,287      45,051      98,464     80,803     61,205     60,015     62,264
                                     ----------   ---------   ---------  ---------  ---------  ---------  ---------
Net interest income..............        43,955      44,136      92,356     73,786     49,816     30,886     26,055
Provision for loan losses........           840       1,635       3,155      4,597      5,574      4,285     10,379
Noninterest income...............         9,784       7,385      13,629     10,703      8,407      5,150      4,027
Noninterest expenses:

   Core deposit intangible writedown        --          --        5,000        --         --         --         --
   OREO expenses and provisions, net      2,399       3,231       6,949      5,085      6,135      5,089        734
   Other noninterest expenses....        35,322      32,064      67,346     49,912     33,018     20,550     18,340
                                     ----------   ---------   ---------  ---------  ---------  ---------  ---------
     Total noninterest expenses..        37,721      35,295      79,295     54,997     39,153     25,639     19,074
                                     ----------   ---------   ---------  ---------  ---------  ---------  ---------
Income before income taxes.......        15,178      14,591      23,535     24,895     13,496      6,112        629
Income taxes.....................         4,721       5,377       4,850     10,595      7,083      2,774      2,341
                                     ----------   ---------   ---------  ---------  ---------  ---------  ---------
Net income (loss) before cumulative
   change .......................        10,457       9,214      18,685     14,300      6,413      3,338     (1,712)
Cumulative change................            --          --          --      4,575         --         --         --
                                     ----------   ---------   ---------  ---------  ---------  ---------  ---------
Net income (loss)................        10,457       9,214      18,685     18,875      6,413      3,338     (1,712)
Preferred stock dividends........           648         937       1,716      2,653        581         --         --
                                     ----------   ---------   ---------  ---------  ---------  ---------  ---------
Net income (loss) available to
   common  stockholders..........    $    9,809   $   8,277   $  16,969  $  16,222 $    5,832  $   3,338  $  (1,712)
                                     ==========   =========   =========  =========  =========  =========  =========

Loan originations during period..    $  178,629   $ 500,471   $ 745,618  $ 390,337 $  283,926  $ 133,418  $ 118,301
Net increase (decrease) in deposits      51,446      491,687    466,410    (28,505) 1,005,025    157,543     59,485

Loans serviced for others........       946,414     934,278     949,337    357,699    409,190    183,273    188,565
Mortgage loan servicing asset....         4,066       4,889       4,427      1,337      2,008         20         --

Significant Statistical Data - Pro Forma

                                  At or for the Six Months
                                         Ended June 30,                 At or for the Year Ended December 31,
                                     ---------------------       ------------------------------------------------
                                       1995         1994           1994      1993      1992      1991      1990
                                     --------     --------       --------  --------  --------  --------  --------

For The Period:

Interest rate spread.............       2.93%       3.22%           3.29%    3.13%     3.32%     2.81%     2.35%
Net yield on average earning assets     3.01%      3.28%            3.34%    3.23%     3.50%     3.14%     2.94%
Return on average assets before
  cumulative change..............       0.68%       0.64%           0.67%    0.60%     0.43%     0.32%    (0.19%)
Return on average shareholders'
  equity before cumulative change      12.73%      12.90%          12.55%   11.11%     6.87%     4.06%    (1.98%)
Return on average shareholders'
  equity after cumulative change.      12.73%      12.90%          12.55%   14.66%     6.87%     4.06%    (1.98%)
Average shareholders' equity to
  average assets.................       5.38%       4.99%           5.37%    5.39%     6.29%     7.94%     9.38%
Net income (loss) per common share
  before cumulative change:
   Primary.......................      $1.44       $1.40           $2.69    $2.25     $1.18     $0.68    ($0.33)
   Fully Diluted.................      $1.34       $1.25           $2.44    $2.04     $1.16     $0.68    ($0.33)
Net income (loss) per common share
  after cumulative change:
   Primary.......................      $1.44       $1.40           $2.69    $3.13     $1.18     $0.68    ($0.33)
   Fully Diluted.................      $1.34       $1.25           $2.44    $2.73     $1.16     $0.68    ($0.33)
Cash dividends paid per common
  share..........................      $0.32       $0.26           $0.52    $0.50     $0.48     $0.48     $0.48
Dividend payout ratio on common
  shares before cumulative change      23.88%      17.60%          18.44%   16.85%    37.07%    63.24%       --
Noninterest expenses to average
  assets                                2.47%       2.47%           2.86%    2.30%     2.64%     2.45%     2.03%
Noninterest expenses (excluding OREO
  expenses and provisions) to average
  assets.........................       2.31%       2.24%           2.61%    2.09%     2.23%     1.95%     1.95%
Net interest income to noninterest
  expenses.......................       1.17x       1.25x           1.16x    1.34x     1.27x     1.22x     1.39x
Ratio of earnings to fixed charges      2.07x       2.61x           1.93x    2.50x     2.85x     1.90x     1.06x
At End of Period:
Book value per common share .....     $22.33      $20.34          $20.59   $19.90    $21.29    $16.88    $16.47
Tangible book value per common share  $21.57      $18.55          $19.78   $17.58    $18.13    $16.60    $16.47
Common shares outstanding
  (000's)........................     6,734        6,225           6,780     5,088    4,895     3,760     3,758
Shareholders' equity to total
  assets                               5.25%        4.94%           5.13%     5.08%    5.46%     7.08%     8.67%
Nonaccrual loans and OREO to total
  assets.........................       1.87%       2.85%           2.10%    2.41%     2.83%     2.83%     2.75%
Allowance for loan losses to nonaccrual
  loans..........................     118.22%     123.53%         134.04%  135.79%   108.71%    77.15%    79.20%
Allowance for loan and OREO losses
  to nonaccrual loans and OREO...      74.82%      66.94%          77.01%   77.32%    76.95%    36.07%    32.18%
______

                                  RISK FACTORS

         Shelton shareholders should consider, among other matters, the following factors in voting upon the Merger Agreement, consummation of which will result in holders of Shelton Stock receiving shares of Webster Stock. These factors should also be considered by Webster shareholders in voting on the proposal to approve the issuance of Webster Stock to the Shelton shareholders as part of the Merger.

Issuance of Webster Stock

         Under the Merger Agreement, the consideration payable to the holders of Shelton Stock consists of .92 of a share of Webster Stock for each outstanding share of Shelton Stock, plus cash in lieu of a fractional share. See "THE MERGER -- Exchange Ratio" and "DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS." As of the Webster Record Date, there were 5,514,142 outstanding shares of Webster Stock held by approximately 2,108 holders of record and 171,869 outstanding shares of Series B Stock of Webster, convertible into 986,062 shares of Webster Stock, held by three holders of record. Based on the Exchange Ratio, an aggregate of 1,285,469 additional shares of Webster Stock would be issued to the Shelton shareholders as part of the Merger for the 1,397,249 shares of Shelton Stock outstanding as of the Shelton Record Date. As of the Webster Record Date, such additional shares of Webster Stock to be issued in the Merger would constitute 18.9% of the shares of Webster Stock to be outstanding following consummation of the Merger or 16.5% if the Series B Stock of Webster is converted into Webster Stock.

Legislative and General Regulatory Developments

         General. Webster and Shelton are both subject to various regulatory restrictions as savings and loan holding companies, primarily by the OTS and the Connecticut Commissioner. First Federal is, and the Surviving Bank will be, subject to extensive regulation by the OTS as their primary federal regulator and to regulation as to certain matters by the FDIC. Shelton and Bristol, as state-chartered savings banks, are subject to extensive regulation by the Connecticut Commissioner and the FDIC. The OTS and FDIC have adopted numerous regulations and undertaken other regulatory initiatives, and further regulations and initiatives may occur. Future legislation or regulatory developments could have an adverse effect on Webster or Shelton or the Surviving Bank.

         Regulatory Capital. Regulatory capital requirements have increased significantly in recent years and additional proposed increases are now pending. Further increases are possible in future periods. Current regulatory capital requirements for FDIC insured savings institutions include a Tier 1 leverage or core capital to adjusted total assets ratio and a risk-based capital ratio in which assets are weighted based upon their inherent risk. As of June 30, 1995, First Federal, Bristol and Shelton Bank exceeded all currently applicable regulatory capital requirements.


         The OTS issued new regulations, effective September 1994, which added an interest-rate risk component to the risk-based capital requirement. Under the new OTS regulation, an institution is considered to have excess interest-rate risk if, based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. This new requirement is not expected to have a material effect on the Surviving Bank's ability to meet the risk-based capital requirement. The FDIC has issued new regulations, effective September 1, 1995, pursuant to which the FDIC will include, in their evaluation of a bank's capital adequacy, an assessment of the exposure to declines in the economic value of a bank's capital due to changes in interest rates.


         At June 30, 1995, First Federal had a total risk-based capital ratio of 13.09%, a Tier 1 risk-based capital ratio of 11.85% and a Tier 1 leverage capital ratio of 5.40%, thereby meeting the applicable regulatory capital ratios required for classification as a well-capitalized bank for federal deposit insurance assessment rate purposes. At June 30, 1995, Bristol had a total risk-based capital ratio of 13.95%, a Tier 1 risk-based ratio of 12.67% and a Tier 1 leverage capital ratio of 8.22%, which ratios met the applicable regulatory capital ratios required for classification as a well capitalized bank for such rate purposes. At June 30, 1995, Shelton had a total risk-based capital ratio of 12.55%, a Tier 1 risk-based capital ratio of 11.63% and a Tier 1 leveraged capital ratio of 6.20%, which ratios met the applicable regulatory capital ratios required for classification as a well capitalized bank for such rate purposes. On a combined basis, the Surviving Bank at June 30, 1995, would have had a total risk-based capital ratio of 13.20%, a Tier 1 risk-based capital ratio of 11.99% and a Tier 1 leveraged capital ratio of 5.88%, which ratios would have met the applicable regulatory capital ratios required for classification as a well capitalized bank for such rate purposes. There can be no assurance that applicable regulatory capital requirements will be met in the future.


         Deposit Insurance Premiums. Deposits at First Federal, Bristol and Shelton are, and the Surviving Bank will be, insured by the SAIF and/or the BIF of the FDIC, subject to applicable limitations. Deposit insurance premiums to both the BIF and the SAIF have been identical since both funds were created in August 1989, with an eight cent differential between the premiums paid by well-capitalized institutions and the premiums paid by under-capitalized institutions (23 cents to 31 cents per $100 of assessable deposits). Such premiums have been set to facilitate each fund achieving its designated reserve ratios. However, as each fund achieves its designated reserve ratio, the FDIC has the authority to lower the premium assessments for that fund to a rate that would be sufficient to maintain the designated reserve ratio.


         On August 8, 1995, the Board of Directors of the FDIC determined that the BIF had achieved its designated reserve ratio and approved lower BIF-premium rates for deposit insurance by the BIF for all but the riskiest institutions. Under the new BIF deposit insurance premium schedule, deposit insurance premiums will range from a low of four cents for well capitalized institutions to 31 cents per $100 of assessable deposits for under-capitalized institutions. Because the SAIF remains significantly below its designated reserve ratio, insurance premiums for SAIF-deposits were not affected by the recent FDIC action.


         The current financial condition of the SAIF has caused the FDIC and the United States Department of the Treasury to propose a recapitalization plan for the SAIF fund. Under the FDIC/Treasury proposal, SAIF members would be subject to a special one-time assessment of approximately 85 cents to 90 cents per $100 of assessable SAIF deposits. After the special assessment, it is anticipated that the assessment schedule for the recapitalized-SAIF would be similar to the assessment schedule for BIF (four cents to 31 cents per $100 of assessable deposits). Implementation of the SAIF recapitalization plan requires enactment of legislation.


         The Surviving Bank will be a FDIC/BIF insured federally chartered savings bank, with approximately 63% of its deposit premiums assessed at BIF-rates and approximately 37% assessed at SAIF rates. As a well-capitalized institution, it is anticipated that the Surviving Bank will pay insurance premiums to the BIF of four cents per $100 of assessable BIF deposits. The Surviving Bank also will pay insurance premiums to the SAIF of 23 cents per $100 of assessable SAIF deposits. If the SAIF recapitalization plan is enacted, the Surviving Bank also would pay a special assessment on its assessable SAIF deposits.

Sources of Funds for Cash Dividends; Stock Repurchases

         The principal sources of funds for Webster's payments of cash dividends on the Webster Stock and its Series B Stock, as well as for the payment of principal and interest on its $40 million principal amount of 8 3/4% Senior Notes due 2000 (the "Senior Notes"), are dividends from First Federal and Bristol. The principal source of funds for Shelton's payment of cash dividends on the Shelton Stock are dividends from Shelton Bank. In addition, at June 30, 1995 at the holding company level, Webster had liquid investments of $21.3 million and Shelton had cash on hand of $1.1 million. The Surviving Bank will be subject to certain regulatory requirements that affect its ability to pay cash dividends to Webster. The Series B Stock ranks prior to the Webster Stock as to payment of cash dividends. In addition, the Senior Notes contain certain covenants that affect

Webster's ability to pay cash dividends on the Webster Stock. See "DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS." See "MARKET PRICES AND DIVIDENDS."

         On July 24, 1995, Webster announced a stock repurchase program for up to 10% of its currently outstanding shares of Webster Stock, which program will reduce Webster's liquid investments. Such program is being suspended during the solicitation of proxies for the Shareholders' Meetings.

Effect of Interest Rate Fluctuations

         Both Webster's and Shelton's consolidated results of operations depend to a large extent on the level of their net interest income, which is the difference between interest income from interest-earning assets (such as loans and investments) and interest expense on interest-bearing liabilities (such as deposits and borrowings). If interest-rate fluctuations cause their cost of funds to increase faster than the yield on their interest-bearing assets, net interest income will be reduced. Webster and Shelton measure interest-rate risk using gap and duration, and in the case of Webster only simulation analyses. The differences between an institution's interest-rate sensitive assets and its interest-rate sensitive liabilities at a point in time is its gap position. A negative gap indicates that cumulative interest-rate sensitive liabilities exceed cumulative interest-rate sensitive assets for that period. A positive gap indicates that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities. Based on Webster's and Shelton's asset-liability mix at June 30, 1995, the managements of Webster and Shelton both believe their one year gap positions of positive 7% and positive 15%, respectively, represent a reasonable amount of interest-rate risk at this point in time. As a result of the merger, the Surviving Bank's one year gap position is expected to represent a reasonable amount of interest-rate risk. Based on Webster's asset/liability mix at June 30, 1995, management's simulation analysis of the effects of changing interest rates projects that an instantaneous +/-200 basis point fluctuation in interest rates would decrease the market value of portfolio equity by approximately 20% at June 30, 1995. Based on the Surviving Bank's expected asset/liability mix, it is not anticipated that an instantaneous +/-200 basis point fluctuation in interest rates would decrease the market value of portfolio equity by more than approximately 20%.


         While Webster and Shelton use various monitors of interest rate risk, they are unable to predict future fluctuations in interest rates or the specific impact thereof. The market values of most of their financial assets are sensitive to fluctuations in market interest rates. Fixed-rate investments, mortgage-backed securities and mortgage loans decline in value as interest rates rise. Although Webster's investment and mortgage-backed securities portfolios have grown in recent quarters, most of the growth has been in adjustable-rate securities or short-term securities with maturities of less than two years. Changes in interest rates also can affect the amount of loans originated by Webster and Shelton, as well as the value of their loans and other interest-earning assets and their ability to realize gains on the sale of such assets and liabilities. The extent to which borrowers prepay loans also is affected by prevailing interest rates. When interest rates increase, borrowers are less likely to prepay their loans; whereas, when interest rates decrease, borrowers are more likely to prepay loans. Funds generated by prepayments may be invested at a lower rate. Prepayments may adversely affect the value of mortgage loans, the levels of such assets that are retained in their portfolio, net interest income and loan servicing income. Similarly, prepayments on mortgage-backed securities also may affect adversely the value of these securities and interest income. Increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposits. If the cost of deposits increase at a rate that is greater than the increase in yields on interest-earning assets the interest-rate spread is negatively affected. Changes in the asset and liability mix also affects the interest-rate spread.

                                 SHELTON MEETING

Matters to be Considered at the Shelton Meeting

         This Joint Proxy Statement/Prospectus is first being mailed to the holders of Shelton Stock on or about September 18, 1995 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Shelton Board of Directors for use at the Shelton Meeting. The Shelton Meeting is scheduled to be held on October 31, 1995 at 10:00 a.m., at Rapp's Paradise Inn, 557 Wakelee Terrace, Ansonia, Connecticut. At the Shelton Meeting, the holders of Shelton Stock will consider and vote upon: (i) the approval of the Merger Agreement; (ii) the election of three persons to serve as directors of Shelton for a three-year term and until the election and qualification of their successors; and (iii) such other matters as may properly be brought before the Shelton Meeting and at any adjournments or postponements thereof.

Record Date and Voting

         The Board of Directors of Shelton has fixed the close of business on September 15, 1995 as the Shelton Record Date for the determination of the holders of Shelton Stock entitled to receive notice of and to vote at the Shelton Meeting. Only holders of record of Shelton Stock at the close of business on that date will be entitled to vote at the Shelton Meeting or at any adjournment thereof. At the close of business on the Shelton Record Date, there were 1,397,249 shares of Shelton Stock outstanding and entitled to vote at the Shelton Meeting, held by approximately 909 shareholders of record.


         Each holder of Shelton Stock on the Shelton Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Shelton Meeting or at any adjournment thereof. The presence, in person or by proxy, of at least one-third of the outstanding shares of Shelton Stock entitled to be voted at the Shelton Meeting is necessary to constitute a quorum. Abstentions will be included in the calculation of the number of votes represented at the Shelton Meeting for purposes of determining whether a quorum has been achieved. Broker non-votes will not be counted for purposes of determining whether a quorum is present. Since approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Shelton Stock entitled to be voted at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. In addition, the affirmative vote of the holders of a plurality of the outstanding shares of Shelton Stock entitled to vote at the Shelton Meeting is required to elect each nominee as a director of Shelton. Abstentions and broker non-votes will have the same effect as a negative vote in the election of nominees as directors.


         If a quorum is not obtained, or if fewer shares of Shelton Stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that the Shelton Meeting will be adjourned for the purpose of allowing additional time for obtaining additional proxies. In such event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the Merger Agreement. The holders of a majority of the shares represented in person or by proxy at the Shelton Meeting would be required to approve any adjournment of the Shelton Meeting.

         If the enclosed proxy card is properly executed and received by Shelton in time to be voted at the Shelton Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the Merger Agreement and the election of the nominees as directors.


         The Board of Directors of Shelton is not aware of any matters other than the proposal to approve the Merger Agreement (or a proposal to adjourn the Shelton Meeting) and the election of the nominees as directors that may be properly brought before the Shelton Meeting. If any other matters properly come before the Shelton Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by the proxies therefor.


         SHELTON SHAREHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WOULD BE SENT TO SHELTON SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

Vote Required; Revocability of Proxies

         The affirmative vote of at least two-thirds of the outstanding shares of Shelton Stock entitled to be voted at the Shelton Meeting is required in order to approve and adopt the Merger Agreement.

         THE REQUIRED VOTE OF THE SHELTON SHAREHOLDERS ON THE MERGER AGREEMENT IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF SHELTON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SHELTON MEETING OR THE ABSTENTION FROM VOTING BY A SHAREHOLDER WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE MERGER AGREEMENT.

         The affirmative vote of the holders of a plurality of the outstanding shares of Shelton Stock entitled to vote at the Shelton Meeting is required to elect each nominee as a director of Shelton. The failure to submit a proxy card or to vote in person at the Shelton Meeting or the abstention from voting by a shareholder will have the same effect as a negative vote in the election of nominees as directors.


         All nine directors and executive officers of Shelton who beneficially owned an aggregate of 249,385 shares of Shelton Stock, or 18% of the outstanding shares of Shelton Stock, as of the Shelton Record Date, have entered into an agreement with Webster pursuant to which they have each agreed, among other things, to vote their shares of Shelton Stock in favor of the approval and adoption of the Merger Agreement. No consideration was paid to any of the directors for entering into the Stockholder Agreement. Webster required that the Stockholder Agreement with the directors and executive officers of Shelton be executed as a condition to Webster entering into the Merger Agreement. A similar agreement was executed subsequently by family members of one of the directors in connection with a gift of up to 2,500 shares by such director.

         The presence of a shareholder at the Shelton Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to William C. Nimons, Executive Vice President and Secretary, Shelton Bancorp, Inc., 375 Bridgeport Avenue, Shelton, Connecticut 06484, a written notice of revocation prior to the Shelton Meeting, (ii) delivering to Shelton prior to the Shelton Meeting a duly executed proxy bearing a later date, or (iii) attending the Shelton Meeting and voting in person.

         The obligations of Shelton and Webster to consummate the Merger Agreement are subject, among other things, to the condition that the shareholders of Shelton approve and adopt the Merger Agreement. Approval of Webster's shareholders for the issuance of the Webster Stock as part of the Merger is also required. See "THE MERGER -- Conditions to the Merger."

Solicitation of Proxies

         In addition to solicitation by mail, directors, officers and employees of Shelton may solicit proxies for the Shelton Meeting from shareholders personally or by telephone or telegram without additional remuneration therefor. In addition, Shelton has retained Morrow and Company, a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $6,000 plus reasonable out-of-pocket expenses. Shelton will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies will be paid by Shelton.


                                 WEBSTER MEETING

Matters to be Considered at the Webster Meeting

         This Joint Proxy Statement/Prospectus is first being mailed to the holders of Webster Stock on or about September 18, 1995 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Webster Board of Directors for use at the Webster Meeting. The Webster Meeting is scheduled to be held on October 31, 1995 at 4:00 p.m., at the Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut 06710. At the Webster Meeting, the holders of Webster Stock will consider and vote upon a proposal to approve the issuance of up to 1,337,618 shares of Webster Stock to the Shelton shareholders as part of the Merger.


Record Date and Voting

         The Board of Directors of Webster has fixed the close of business on September 14, 1995 as the Webster Record Date for the determination of the holders of Webster Stock entitled to receive notice of and to vote at the Webster Meeting. Only holders of record of Webster Stock at the close of business on that date will be entitled to vote at the Webster Meeting or at any adjournment thereof. At the close of business on the Webster Record Date, there were 5,514,142 shares of Webster Stock outstanding and entitled to vote at the Webster Meeting, held by approximately 2,108 shareholders of record.


         Each holder of Webster Stock on the Webster Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Webster Meeting or at any adjournment thereof. The presence, in person or by proxy, of at least one-third of the outstanding shares of Webster Stock entitled to be voted at the Webster Meeting is necessary to constitute a quorum. Abstentions will be included in the calculation of the number of votes represented at the Webster Meeting for purposes of determining whether a quorum has been achieved. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

         The Merger is conditioned on the approval by the Webster shareholders of the issuance of up to 1,337,618 shares of Webster Stock to the Shelton shareholders as part of the Merger, which approval requires an affirmative vote of a majority of the votes cast by the Webster shareholders entitled to vote at the Webster Meeting, and that a majority of the outstanding Webster Stock be represented in person or by proxy thereat. Approval by the Webster shareholders for the issuance of the additional shares is necessary under the rules of the Nasdaq National Market. Of the 1,337,618 shares of Webster Stock proposed to be issued as part of the Merger, 1,285,469 shares of Webster Stock would be issued to the holders of the 1,397,249 currently outstanding shares of Shelton Stock and 52,148 shares of Webster Stock with respect to the exercise of the 56,683 currently outstanding options to purchase Shelton Stock held by directors, officers and employees of Shelton.


         If a quorum is not obtained, or if fewer shares of Webster Stock are voted in favor of approval of the proposal authorizing the issuance of the additional Webster Stock to the Shelton shareholders as part of the Merger than the number required for approval, it is expected that the Webster Meeting will be adjourned for the purpose of allowing additional time for obtaining additional proxies. In such event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the proposal authorizing the issuance of the additional Webster Stock as part of the Merger. The holders of a majority of the shares represented in person or by proxy at the Webster Meeting would be required to approve any adjournment of the Webster Meeting.

         If the enclosed proxy card is properly executed and received by Webster in time to be voted at the Webster Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the proposal authorizing the issuance of the additional Webster Stock to the Shelton shareholders as part of the Merger.

         The Board of Directors of Webster is not aware of any matters other than the proposal to approve the issuance of the additional shares of Webster Stock to the Shelton shareholders as part of the Merger (or a proposal to adjourn the Webster Meeting) that may be properly brought before the Webster Meeting. If any other matters properly come before the Webster Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of Webster.

Vote Required; Revocability of Proxies

         The affirmative vote of a majority of the votes cast by the Webster shareholders at the Webster Meeting is required to approve the issuance of the additional shares of Webster Stock to the Shelton shareholders as part of the Merger, provided that a majority of the outstanding Webster Stock is represented in person or by proxy at the Webster Meeting.

         The presence of a shareholder at the Webster Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Lee A. Gagnon, Executive Vice President and Secretary, Webster Financial Corporation, First Federal Plaza, Waterbury, Connecticut 06702, a written notice of revocation prior to the Webster Meeting, (ii) delivering to Webster prior to the Webster Meeting a duly executed proxy bearing a later date, or (iii) attending the Webster Meeting and voting in person.

         The obligations of Webster and Shelton to consummate the Merger are subject, among other things, to the condition that the shareholders of Webster approve the issuance of additional shares of Webster Stock to the Shelton shareholders as part of the Merger Agreement. Approval by Shelton's shareholders of the Merger Agreement by at least two-thirds of the outstanding Shelton Stock entitled to vote at the Shelton Meeting is also required. See "THE MERGER -- Conditions to the Merger."

Solicitation of Proxies

         In addition to solicitation by mail, directors, officers and employees of Webster may solicit proxies for the Webster Meeting from shareholders personally or by telephone or telegram without additional remuneration therefor. In addition, Webster has retained Morrow & Co., Inc., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $4,500 plus reasonable out-of-pocket expenses. Webster will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies will be paid by Webster.

                               ITEM 1 - THE MERGER


         The information under this Section is qualified in its entirety by reference to the full text of the Merger Agreement, including each of the exhibits thereto, the material features of which are described in this Joint Proxy Statement/Prospectus, and copies of which will be provided promptly without charge upon written or oral request addressed to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary, Webster Financial Corporation, First Federal Plaza, Waterbury, CT 06702, telephone (203) 753-2921.

The Parties

         The Merger  Agreement  was entered into among  Webster,  Merger Sub and
Shelton.   The  Merger  Agreement  provides  for  a  merger  of  Merger  Sub,  a wholly-owned subsidiary of Webster, into Shelton (the "Merger").

         Webster. Webster is a Delaware corporation and the holding company of First Federal and Bristol, which are Webster's wholly-owned savings bank subsidiaries and are respectively headquartered in Waterbury and Bristol, Connecticut. Prior to the Merger with Shelton, Webster will cause (i) Bristol to be converted from a state to a federal charter under the name "Webster Bank" and
(ii) First Federal to be merged into Webster Bank, which will be headquartered in Waterbury, Connecticut. Webster Bank's deposits will be insured by the FDIC/BIF, with approximately 63% of such deposits assessed at BIF premium rates and approximately 37% of such deposits assessed at SAIF premium rates. Webster, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner.

         Through First Federal and Bristol, Webster currently serves customers from 39 banking offices located in New Haven, Fairfield, Litchfield and Hartford Counties in Connecticut. At June 30, 1995, Webster had total consolidated assets of $2.9 billion, deposits of $2.2 billion, and shareholders' equity of $149.6 million. At June 30, 1995, Webster had gross loans receivable (excluding Segregated Assets) of $1.7 billion, which included $1.38 billion in residential mortgage loans, $112.2 million in commercial real estate loans, $54.1 million in commercial and industrial loans and $143.3 million in consumer loans (consisting primarily of home equity loans). At June 30, 1995, nonaccrual loans and other real estate owned ("OREO") were $55.6 million. At that date, Webster's allowance for loan losses was $42.0 million, or 120.4% of nonaccrual loans, and its total allowance for loan and OREO losses was $43.2 million, or 76.1% of nonaccrual loans and OREO. Additional information regarding Webster is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


         Webster is continuing to evaluate additional acquisition opportunities as to other banking institutions and banking offices within Connecticut. Such acquisitions, if any, may result in the issuance of additional shares of Webster Stock and could be dilutive on a net income or book value per share basis. No agreement or letter of intent has been executed by Webster as to any additional acquisition.


         Merger Sub. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Webster formed to facilitate the Merger. The separate corporate existence of Merger Sub will terminate upon its merger into Shelton.

         Shelton. Shelton, a Delaware corporation, is the holding company of Shelton Bank, a state-chartered savings bank headquartered in Shelton, Connecticut. Deposits at Shelton Bank are FDIC/BIF insured. Shelton, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner.

Shelton Bank is regulated by the Connecticut Commissioner and by the FDIC.

         Shelton through Shelton Bank currently serves customers from six banking offices located in Ansonia, Bethany, Oxford and Shelton. Its general market area is eastern Fairfield and southwestern New Haven County. At June 30, 1995, Shelton had total consolidated assets of $299.0 million, deposits of $266.7 million, and shareholders' equity of $20.0 million. At June 30, 1995, Shelton had gross loans receivable of $224.8 million, which included $192.8 million in residential mortgage loans, $6.5 million in commercial real estate loans and $25.6 million in home equity credit lines and consumer installment loans. At June 30, 1995, nonaccrual loans and OREO were $3.0 million. At that date, Shelton's allowance for loan losses was $1.5 million, or 74% of nonaccrual loans, and its total allowance for loan losses and OREO was $1.5 million, or 48% of nonaccrual loans and OREO. Through its Trust Department, Shelton Bank also currently provides investment advisory and management services to retail and corporate customers. At June 30, 1995, assets managed by its Trust Department totaled $15.3 million. See "SHELTON BANCORP, INC."


         Shelton and Webster expect that the Merger will be consummated on November 1, 1995, or as soon as possible after the receipt of all regulatory and shareholder approvals, and the expiration of all regulatory waiting periods. If the Merger is not consummated by March 31, 1996, the Merger Agreement will be terminated unless Shelton and Webster mutually consent to an extension.


Background of the Merger

         In October 1993,  Shelton engaged Alex. Brown as its financial  adviser
in  order  to  provide  it  with  general   strategic   and  business   planning
consultation.

         In July 1994, Shelton entered into a further agreement with Alex. Brown pursuant to which it engaged Alex. Brown (i) to conduct a thorough due diligence review of Shelton in order to render a preliminary valuation of Shelton, (ii) to identify potential candidates for an acquisition transaction of Shelton, and
(iii) to prepare information packages with respect to Shelton for distribution, after approval of its Board of Directors, to certain potential acquirors of Shelton in order to obtain indications of interest from such parties as to a potential acquisition of Shelton.


         In August 1994, after review of the preliminary valuation report of Alex. Brown, Shelton's Board of Directors authorized Alex. Brown to prepare information packages and distribute the packages to certain national banks based in New York, super-regional banks based in New England and large and medium sized savings banks based in Connecticut identified by Alex. Brown as potentially interested in engaging in an acquisition transaction of Shelton. After a series of discussions with a number of financial institutions, two preliminary acquisition proposals were received from potential acquirors, one from Webster and one from another Connecticut based savings bank. At a Board meeting held on October 31, 1994, the Board authorized Shelton's senior management and Alex. Brown to proceed with preliminary discussions with such institutions.



         As a result of further preliminary discussions and deliberations of the Board, it was determined that Shelton should proceed to negotiate with Webster rather than the other institution due to a number of relative factors including: pricing, as the consideration in both proposals was stock, past and projected future financial performance of the institutions and the compatibility of the market, operations and management of the institutions. Further discussions with Webster resulted in draft acquisition documents, substantially on the same terms as the Merger and Option Agreements being prepared, which were considered by Shelton's Board of Directors at a meeting on November 17, 1994. At its meeting on November 21, 1994, Shelton's Board determined on the basis of a number of considerations, primarily the then-declining market price of the Webster Stock, not to accept Webster's acquisition proposal. At that time, Shelton's Board also concluded to discontinue all acquisition negotiations.



     Subsequent to November 21, 1994, informal discussions were held periodically by the senior managements of Shelton and Webster. Additional proposals by Webster, substantially upon the same terms as the initial proposal, were considered by Shelton's Board of Directors on several occasions, but were not then approved primarily due to the market price of Webster Stock. At its June 20, 1995 meeting, the Shelton Board unanimously approved a further acquisition proposal from Webster and authorized the execution of the Merger Agreement. The market price of Webster Stock had increased from $18.25 per share on November 21, 1994 to $24.125 per share on June 20, 1995.


Recommendation of the Shelton Board of Directors and Reasons for the Merger

         The Shelton  Board of  Directors  has  unanimously  approved the Merger
Agreement and has determined that the Merger is fair to, and in the best interests of, Shelton and its shareholders. The Shelton Board therefore unanimously recommends that holders of Shelton Stock vote to approve and adopt the Merger Agreement. The Shelton Board believes that the Merger will enable holders of Shelton Stock to realize increased value due to the premium over market price, net income per share of Shelton Stock and book value per share of Shelton Stock, as provided by the Exchange Ratio. The Board also believes that the Merger may enable Shelton's shareholders to participate in opportunities for appreciation of Webster Stock. See " - Background of the Merger" above and " - Opinion of Financial Adviser" below. In reaching its decision to approve the Merger Agreement, the Shelton Board consulted with its legal advisor, Schatz & Schatz, Ribicoff & Kotkin, regarding the legal terms of the Merger and the Shelton Board's fiduciary obligations in its consideration of the proposed Merger, its financial advisor, Alex. Brown, regarding the financial aspects and fairness of the proposed Merger, as well as with management of Shelton, and, without assigning any relative or specific weight, considered the following material factors, both from a short-term and long-term prospective.

                  (i) The Shelton Board's familiarity with, and review of, Shelton's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

                  (ii) The current and prospective environment in which Shelton operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

                  (iii) The potential appreciation in market and book value of Shelton Stock on both the short- and long-term basis, as a stand alone entity;

                  (iv) Information concerning the business, financial condition, results of operations, asset quality and prospects of Webster, including the long-term growth potential of Webster Stock, the future growth prospects of Webster, combined with Shelton, following the proposed Merger and the potential synergies expected from the Merger and the business risks associated therewith;

                  (v) The potential for appreciation and growth for the market and book value of Webster Stock, following the proposed Merger;

                  (vi) The oral presentation and opinion of Alex. Brown that the Exchange Ratio is fair to the holders of helton Stock from a financial point of view (see " - Opinion of Financial Adviser" below);

                  (vii) The financial and other significant terms of the proposed Merger including the terms and conditions of the Merger Agreement and the Option Agreement;

                  (viii) The benefits of the business combination with a larger bank holding company, such as Webster, with a significant presence in southwestern Connecticut;

                  (ix) The expectation that Webster will continue to provide quality service to the communities and customers served by Shelton and Webster's capacity, as a larger institution with a larger capital base, to provide a wider range of services, enhanced access to credit, and greater convenience to such customers and communities;

                  (x) The compatibility with respect to businesses and management philosophies of Shelton and Webster and Webster's strong commitment to the Connecticut com-munities it serves;

                  (xi) The fact that Shelton had conducted an extensive solicitation of interest from other likely potential acquirors of Shelton; and

                  (xii) Shelton's belief that further delay in approving the Merger might result in Webster's withdrawing its acquisition proposal.

Purpose and Effects of the Merger

         The purpose of the Merger Agreement is to enable Webster to acquire the assets and business of Shelton and Shelton Bank. After the Merger, Shelton Bank's banking offices will be operated as banking offices of Webster Bank.

         The Merger will result in an expansion of Webster's primary market area to include Shelton Bank's six banking offices in Ansonia, Bethany, Oxford and Shelton, Connecticut. These towns are contiguous to Webster's current market area. These six banking offices will broaden Webster's existing operations in Fairfield and New Haven Counties in Connecticut where Webster currently has 26 banking offices. Webster expects to achieve reductions in the current operating expenses of Shelton upon the consolidation of Shelton Bank's operations into Webster Bank, which would cause certain reductions in administrative and support personnel. Upon consummation of the Merger, all of the issued and outstanding shares of Shelton Stock will automatically be converted into Webster Stock based on the .92 Exchange Ratio.

Structure

         The Merger will be effected by merging Merger Sub, a wholly-owned subsidiary of Webster formed to facilitate the Merger, into Shelton, as the surviving corporation. Immediately after the consummation of the Merger, Shelton (which will then be a wholly-owned subsidiary of Webster) will be merged into Webster, as the surviving corporation (the "Holding Company Merger"). Immediately after the Holding Company Merger, Shelton Bank (which will then be a wholly-owned subsidiary of Webster) will be merged into Webster Bank (the "Shelton Bank Merger"). Webster Bank will be the renamed federal savings bank resulting from the conversion of Bristol from a state to a federal charter followed by a merger of First Federal into such converted federal savings bank.

         Notwithstanding any provision of the Merger Agreement to the contrary, Webster may elect to modify the structure of the transactions described above so long as (i) there are no material adverse federal income tax consequences to Shelton and its shareholders as a result of such modification; (ii) the consideration to be paid to holders of Shelton Stock under the Merger Agreement is not thereby changed or reduced in amount; and (iii) such modification will not be reasonably likely to delay materially or jeopardize receipt of any required regulatory approvals.

         In addition, if it appears reasonably likely that regulatory approvals for the conversion of Bristol to federal charter will not be received on a timely basis, Webster and Shelton will make appropriate modifications to the structure of the Bank Merger in order to obtain required regulatory approvals.

Exchange Ratio


         As provided in the Merger Agreement, upon consummation of the Merger each outstanding share of Shelton Stock will be automatically converted into .92 of a share of Webster Stock, plus cash in lieu of fractional shares. The Exchange Ratio is fixed and not subject to market price adjustment. The Exchange Ratio was negotiated by the respective managements of Webster and Shelton in consultation with their financial advisors and Boards of Directors.

         Based on the last sale price of Webster Stock of $28.50 per share on September 14, 1995 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), as reported on the Nasdaq National
Market, and the Exchange Ratio, Shelton shareholders would receive $26.22 in market price of Webster Stock per Shelton share (i.e., $28.50 times .92). The market price of the Webster Stock at the time the Merger is consummated may vary materially from the $28.50 per share market price on September 14, 1995, and such variance would not alter the Exchange Ratio or Webster's or Shelton's obligation to consummate the Merger. Based on the 1,397,249 currently outstanding shares of Shelton Stock, Webster would issue up to 1,285,469 shares of Webster Stock to the Shelton shareholders in the Merger, plus cash in lieu of fractional shares. These numbers do not reflect additional shares of Webster Stock to be issued in the event of the exercise prior to the Merger of the 56,683 existing stock options held by directors, officers and employees of Shelton.


         Certificates for fractions of shares of Webster Stock will not be issued. Under the Merger Agreement, in lieu of a fractional share of Webster Stock, each holder of Shelton Stock will be entitled to receive an amount of cash equal to the fraction of a share of Webster Stock to which such holder would otherwise be entitled, multiplied by the average of the high and low sales prices of the Webster Stock, as reported on the Nasdaq National Market, during the five trading days immediately preceding the first trading day before the Effective Time. Following consummation of the Merger, no holder of Shelton Stock would be entitled to any dividends or other rights in respect of any such fraction. The aggregate number of shares of Webster Stock, along with any cash to be paid in lieu of a fraction of a share of Webster Stock, payable to each holder of Shelton Stock, is hereinafter referred to as the "Purchase Price."

         The conversion of Shelton Stock held by shareholders of Shelton into shares of Webster Stock at the Exchange Ratio will occur automatically upon the Merger. Pursuant to the Merger Agreement, on or after the Effective Time, Webster will cause the Exchange Agent to make payment of the Purchase Price to each holder of shares of Shelton Stock who surrenders the certificate or certificates representing such shares to the Exchange Agent, together with a duly executed letter of transmittal.

         The Exchange Agent will mail a letter of transmittal as soon as practicable after the Effective Time to each holder of record of Shelton Stock immediately prior to the Effective Time. Webster will cause to be deposited with the Exchange Agent a certificate representing the aggregate number of shares of Webster Stock to be issued to Shelton shareholders, along with the cash to be paid in lieu of fractions of shares. The Exchange Agent shall not be obligated, however, to deliver or cause to be delivered the Purchase Price to which any holder of Shelton Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Shelton Stock for exchange, or, if not available, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Webster. Likewise, no dividends or distributions with respect to Webster Stock payable to any such holder will be paid until such holder surrenders the certificate or certificates representing the shares of Shelton Stock for exchange. No interest will be paid or accrued to Shelton's shareholders on amounts received by the Exchange Agent from Webster.

         If any payment for shares of Shelton Stock is to be made in a name other than that in which the certificate for such shares surrendered in exchange is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. After the close of business on the business day immediately preceding the Effective Time, there shall be no transfers on the stock transfer books of Shelton of the shares of Shelton Stock outstanding immediately prior to the Effective Time and any such shares presented to the Exchange Agent after the Effective Time shall be canceled and exchanged for the Purchase Price.

         Any portion of the Purchase Price made available to the Exchange Agent that remains unclaimed by Shelton's shareholders one year after the Effective Time will be returned to Webster, upon demand, and any shareholder of Shelton who has not exchanged shares of Shelton Stock for the Purchase Price in accordance with the Merger Agreement prior to that time shall thereafter look only to Webster for payment of the Purchase Price in respect of such shares, subject to applicable escheat laws. Notwithstanding the foregoing, Webster will not be liable to any shareholder of Shelton for any amount paid to a public official pursuant to applicable abandoned property laws.

         STOCK CERTIFICATES FOR SHARES OF SHELTON STOCK SHOULD NOT BE RETURNED TO SHELTON WITH THE PROXY CARD AND SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT AFTER RECEIPT OF THE LETTER OF TRANSMITTAL.

Regulatory Approvals

         Consummation of the Merger is conditioned upon the receipt of required regulatory approvals of the OTS and the Connecticut Commissioner for the transactions contemplated thereby, including the holding company application to approve the acquisition of Shelton by Webster through the Merger and the merger application for the Merger of Shelton Bank into Webster Bank.

         Prior to the Merger with Shelton, Webster currently intends to convert Bristol from a state to a federal charter, rename Bristol as "Webster Bank" as part of the charter conversion, and merge First Federal into Webster Bank. Approval of the OTS and the Connecticut Commissioner would be required for the charter conversion of Bristol to a federal savings bank charter under the Webster Bank name. Approval of the OTS would be required for the merger of First Federal into Webster Bank following such charter conversion. The Merger is also conditioned upon the receipt of such regulatory approvals.

         Alternatively, under the Merger Agreement, Webster could elect to merge Shelton Bank into First Federal or to convert Shelton Bank to federal charter and then merge First Federal into Shelton, as a federal savings bank which then would be renamed either "First Federal Bank" or "Webster Bank" or such other name as Webster selects. Webster currently anticipates retaining the structure described in the previous paragraph. However, if either of the alternatives described in this paragraph are elected, various regulatory approvals of the OTS and the Connecticut Commissioner would be required. However, no additional approvals of the shareholders of Shelton or Webster would be required for these alternatives.

         No other regulatory approvals are required to effect the Merger pursuant to the Merger Agreement. Applications for the required regulatory approvals are pending. Neither Shelton nor Webster is aware of any reasons why all required regulatory approvals should not be obtained. See "-- Conditions to the Merger."

Conditions to the Merger

         The respective obligations of the parties under the Merger Agreement to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Merger Agreement shall not have been terminated on or before the Effective Time; (ii) all required regulatory approvals shall have been obtained and no such regulatory approvals shall contain any condition that Webster reasonably deems to be burdensome; (iii) all regulatory approvals shall remain in full force and effect and all conditions and requirements set forth in any regulatory approvals that are required to be satisfied on or before the Effective Time, including the expiration of any waiting periods, shall have been satisfied or properly waived; (iv) the Merger Agreement shall have been approved by an affirmative vote of not less than two-thirds of the votes entitled to vote by the Shelton shareholders at the Shelton Meeting; (v) approval by a majority vote of the votes cast by the Webster shareholders at the Webster Meeting for the issuance of the additional shares of Webster Stock to the Shelton shareholders as part of the Merger, with a majority of the outstanding Webster Stock being represented thereat; (vi) the Registration Statement shall remain effective and shall not be subject to a stop order or any threatened stop order;
(vii) the Webster Stock (including the shares to be issued in the Merger) shall continue to be approved for quotation on the Nasdaq National Market; (viii) no injunction preventing consummation of the Merger shall be in effect and such consummation continues to be legal; and (ix) a favorable tax opinion from Webster's counsel shall have been received by Webster and Shelton (which opinion was received).

         The obligations of Webster under the Merger Agreement to consummate the Merger are subject further to the satisfaction of certain conditions, including the following: (i) the representations and warranties of Shelton contained in the Merger Agreement shall be true, correct and complete in all material respects when made on the date of the Merger Agreement and as of the Effective Time, except where such failure or failures would not have a material adverse effect on Shelton; (ii) Shelton shall have obtained the consent or approval of other persons required under any lease or other agreement to consummate the Merger; (iii) Webster shall have received a favorable accounting opinion from KPMG Peat Marwick LLP as to the Merger being accounted for as a pooling of interests, and such opinion shall not have been withdrawn (such opinion was received); (iv) a specified legal opinion of Shelton's counsel and comfort letter of Shelton's independent public accountants shall have been received by Webster; (v) no proceeding initiated by any governmental entity seeking an injunction shall be pending; and (vi) Shelton shall have in all material respects performed all covenants and agreements contained in the Merger Agreement to be performed by Shelton on or prior to the Effective Time.

         The obligations of Shelton under the Merger Agreement to consummate the Merger are subject further to the satisfaction of certain conditions, including the following: (i) the representations and warranties of Webster contained in the Merger Agreement shall be true, correct and complete in all material respects when made on the date of the Merger Agreement and on the Effective Time, except where such failure or failures would not have a material adverse effect on Webster; (ii) Webster shall have obtained the consent or approval of other persons required under any lease or other agreement to consummate the Merger; (iii) no proceeding initiated by any governmental entity seeking an injunction shall be pending; (iv) a specified legal opinion of Webster's counsel shall have been received by Shelton; and (v) Webster shall have in all material respects performed all covenants and agreements contained in the Merger Agreement to be performed by Webster on or prior to the Effective Time.

Conduct of Business Pending the Merger

         The Merger Agreement contains various restrictions on the operations of Shelton while the Merger is pending. In general, the Merger Agreement obligates Shelton to continue to carry on its business in the ordinary course consistent with past practices and consistent with prudent banking practices, with certain specific limitations on Shelton's lending activities and restrictions on additional branching without Webster's consent. Shelton also is prohibited by the Merger Agreement from increasing the dividends on the Shelton Stock, splitting or combining any Shelton Stock, repurchasing any Shelton Stock, or issuing any equity securities, other than the issuance of additional shares of Shelton Stock upon exercise of existing stock options held by directors, officers and employees of Shelton or the Option held by Webster. Also, under the terms of the Merger Agreement, Shelton may not amend its certificate of incorporation or by-laws, nor may it change its method of accounting in effect at June 30, 1994, except as required by changes in regulatory or generally accepted accounting principles. In addition, the Merger Agreement restricts Shelton from increasing employee or director benefit arrangements or compensation other than annual increases for employees in the ordinary course consistent with past practices, granting any stock options, entering into any new employment or severance agreements, or after December 31, 1994, paying any bonuses above specified amounts and consistent with past practices to Messrs. Schaible, Nimons or Rodriguez.

Third Party Proposals

         The Merger Agreement provides generally that Shelton shall not, nor shall Shelton authorize or permit any of its directors, officers, employees or agents, to solicit, initiate or encourage any inquiries relating to, or the making of, any third party takeover proposal. There is a similar prohibition as to any negotiation, discussion, recommendation or endorsement of any third party takeover proposal, or providing third parties with any nonpublic information relating to such inquiry or proposal, except to the extent legally required based on a written opinion of Shelton's counsel. The Merger Agreement does not preclude the Board of Directors of Shelton from communicating information about any such takeover proposal to shareholders of Shelton based on a written opinion of Shelton's counsel that such communication is required by applicable law.

Expenses; Breakup Fee

         The Merger Agreement generally provides for Webster and Shelton to pay their own expenses relating to the Merger, with an equal sharing of the costs of printing and mailing this Joint Proxy Statement/Prospectus and Webster paying the SEC filing fees for registering the Webster Stock to be issued in the Merger. However, if the Merger Agreement is terminated by Webster or Shelton as a result of a material breach of a representation, warranty, covenant or other agreement contained therein by the other party, or if Webster terminates the Merger Agreement by reason of Shelton failing to hold the Shelton Meeting on a timely basis, or failing to recommend to its shareholders approval of the Merger Agreement, or to oppose any third party takeover proposal, or as a result of Shelton violating the restrictions on third party takeover proposals (without regard to the fiduciary duty exception), the Merger Agreement provides for the non-terminating party to pay all expenses of the terminating party up to $250,000, plus a breakup fee of $500,000, unless the material breach is not willful or intentional, in which case the breakup fee would be $250,000. If the Merger Agreement is terminated by either Webster or Shelton as a result of the non-terminating party failing to obtain the approval of its shareholders necessary to consummate the Merger, the terminating party is entitled to have all of its expenses up to $250,000 paid by the non-terminating party. In the event of a failure by the Shelton shareholders to approve the Merger Agreement, Shelton would also be obligated to pay a breakup fee of $250,000 (which would be a credit against any other breakup fee owed by Shelton) to Webster, if prior to the Shelton Meeting any third party takeover proposal has become publicly known or if Shelton agrees to any third party takeover proposal within six months of the termination of the Merger Agreement. The events described above that would permit Webster to terminate the Merger Agreement would also constitute preliminary purchase events under the Option. See "THE MERGER -- Option Agreement."

Opinion of Financial Advisor

         Pursuant to a letter agreement dated July 27, 1994 (the "Alex. Brown Agreement"), Shelton retained Alex. Brown as its financial advisor in connection with the proposed sale of Shelton. Alex. Brown is a recognized investment banking firm and as a customary part of its investment banking business is engaged in the valuation of securities of financial institutions in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of bank and savings bank entities, Alex. Brown has experience in, and knowledge of, the valuation of financial institutions. Shelton selected Alex. Brown on the basis of its abilities to evaluate the fairness of the transaction from a financial point of view, its qualifications, its previous experience, and its reputation in the banking and investment communities. Alex. Brown has acted exclusively for Shelton in rendering its fairness opinion and will receive a fee from Shelton for its services.


         On June 20, 1995, Alex. Brown delivered its written opinion to the Board of Directors of Shelton that, as of the date of such opinion, the terms of the Merger Agreement were fair from a financial point of view to Shelton and its shareholders. Receipt of such opinion was a condition to Shelton's obligation to proceed with the Merger. On June 20, 1995, the date that Alex. Brown delivered its opinion, Webster Stock closed at $24.125 per share. No updating of such opinion is provided for under the Merger Agreement. Shelton's Board of Directors did not provide Alex. Brown with instructions or limitations for the purpose of preparing such opinion. The full text of Alex. Brown's fairness opinion is attached to this Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. Shelton shareholders are urged to read Alex. Brown's fairness opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Alex. Brown in connection therewith. The following summary of Alex. Brown's fairness opinion is qualified in its entirety by reference to the full text. The per share Exchange Ratio was determined by negotiation between Webster and Shelton and was not determined by Alex. Brown.

         In  rendering  its  opinion,   Alex.  Brown  (a)  reviewed  the  Merger
Agreement, certain publicly available business and financial information concerning Shelton and Webster, and certain internal financial analyses and forecasts for Shelton prepared by Shelton's management; (b) held discussions with members of Shelton senior management regarding the past and current business operations, financial conditions, and future prospects of Shelton; (c) reviewed the reported price and trading activity information for Shelton and Webster and similar information for certain other companies the securities of which are publicly traded; (d) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable in whole or in part; and (e) performed such other studies and analyses as Alex. Brown deemed appropriate.

         Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its fairness opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering its fairness opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Shelton as to the future financial performance of Shelton. Alex. Brown did not make an independent evaluation or appraisals of the assets or liabilities of Shelton nor was it furnished with any such appraisals.

         The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Not one of the analyses performed by Alex. Brown was assigned a greater significance with respect to industry performance, business and economic conditions and other matters, many of which are beyond Shelton or Webster's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested or to reflect the prices at which businesses actually may be sold.

         Analysis of Selected Publicly Traded Companies. In preparing the Alex. Brown's fairness opinion, Alex. Brown using publicly available information, compared selected financial information, including stated book value, tangible book value, recent earnings, capital ratios and profitability levels, for Shelton and a group of selected thrift institutions.


         The group was comprised of 13 thrift institutions located in the New England region of the United States (i.e., Connecticut, Vermont, New Hampshire and Massachusetts) that (i) possessed an asset base between $150 million and $550 million, and (ii) were judged to have similar business characteristics and financial performance as Shelton (the "Selected Group"). The Selected Group included (in alphabetical order) Abington Savings Bank, Central Co-Operative Bank, Community Bankshares, Inc., Grove Bank, Home Port Bancorp, Inc., Lawrence Savings Bank, Marble Financial Corp., MidConn Bank, New Hampshire Thrift Bancshares, NewMil Bancorp, Inc., People's Savings

Financial Corporation, Portsmouth Bank Shares, and Sandwich Co-Operative Bank. As of June 16, 1995, the relative multiples of the market price of Shelton and the mean market price of the Selected Group was: to stated book value, 119.6% for Shelton and 91.1% for the Selected Group; to tangible book value, 119.6% for Shelton and 95.8% for the Selected Group; to "latest 12 months" earnings, 10.4% for Shelton and 11.1% for the Selected Group; and to total assets, 7.92% for Shelton and 9.01% for the Selected Group. It should be noted that Shelton's equity-to-assets ratio of 6.6% and first quarter 1995 annualized return on average assets ("ROAA") of 0.78% were each below the 9.5% mean equity level and the 0.91% first quarter 1995 annualized ROAA of the Selected Group. Alex. Brown concluded that the market price of Shelton Stock relative to certain financial performance indicators was within the range for the Selected Group.



         Relative Contribution. Alex. Brown analyzed the balance sheet and income statement contribution of Shelton to the combined company on a pro forma basis for the quarter ended March 31, 1995. Of the combined company, Shelton would have represented between 9.6% and 13.6% in the balance sheet categories of assets, loans, deposits and stated equity as of March 31, 1995. On a pro forma basis, Shelton would have contributed 10.4% and 14.5% of the combined company's net interest income and net income available to common shareholders, respectively, for the quarter ended March 31, 1995. Based on the Exchange Ratio, Shelton shareholders would own 19.3% of the combined company on a fully diluted basis. Alex. Brown concluded that the pro forma ownership position of Shelton shareholders was fair given the range of Shelton's balance sheet and income statement contribution to the combined company.


         Analysis of Comparable Acquisition Transactions. In preparing the Alex. Brown fairness opinion, Alex. Brown analyzed certain comparable merger and acquisition transactions for thrift institutions based upon the acquisition price relative to stated book value, latest 12 months earnings per share, total assets, premium to core deposits, and premium to common stock price (one month prior to the acquisition announcement). The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending thrift acquisitions nationwide having a transaction value between $15 million and $75 million, which were announced since January 1, 1994 ("National Transactions" - a total of 57 transactions), as segmented into: (a) recently announced thrift acquisitions in New England - four transactions ("Regional Transactions"); (b) transactions in which the selling thrift institution generated a return on average assets between 0.50% and 1.00% in the year of the announced acquisition - 21 transactions ("Profitability-Segmented Transactions"); and (c) transactions in which the selling thrift institution had a ratio of non-performing assets-to-total assets between 0.50% and 1.20% in the year of the announced transaction ("Asset Quality-Segmented Transactions").

         Based on the closing stock price of Webster Stock on June 20, 1995 ($24.125), the value to be issued in Webster Stock pursuant to the Merger Agreement was $22.20 per Shelton share (the "Comparison Value"). The relative multiples implied by the Comparison Value and each of the comparable acquisition transaction segmentations are provided in the following table:


                                                       LTM
                                                       Earnings         Total        Core Deposit    Market
Transaction Group                      Book Value      Per Share        Assets       Premiums        Premium
-----------------
COMPARISON VALUE                          151.7%         13.2x          10.7%            4.6%          38.7%
Comparable Acquisition Transactions:
     Nationwide Transactions - Mean       153.8%         16.4x          15.1%            9.0%          31.9%
     Nationwide Transactions - High       254.4%         34.9x          30.6%           13.7%          92.3%
     Nationwide Transactions - Low        100.5%          3.7x           6.2%            0.0%           2.1%
     Regional Transactions                149.1%         18.2x          18.3%            7.4%          53.7%
     Profitability-Segmented
        Transactions                      151.8%         15.8%          15.3%            6.9%          31.2%
     Asset Quality-Segmented
        Transactions                      149.1%         14.1%          12.1%            4.8%          26.9%

Alex. Brown concluded from its review of comparable acquisition transactions, as segmented, that the relative multiples implied by the Comparison Value was in the range of such segmentations.



         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that Shelton could produce over a five year period if Shelton performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for Shelton's common equity after the five year period by applying book value (145-160%) acquisition multiples currently being received by thrift institutions deemed comparable to Shelton. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Shelton. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 14.0% to 16.0% which reflect different assumptions regarding the required rates of returns of holders or prospective buyers of Shelton Stock. Alex. Brown concluded from its discounted cash flow analysis that the consideration indicated by the Exchange Ratio on the date that the Merger Agreement was executed compared favorably to the present value of the future cash streams that Shelton could produce over a five-year period.



         Analysis Factors and Assumptions. No company or transaction used in the above analysis as a comparison is identical to Shelton, Webster or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are compared. The result from any particular analysis described should not be taken to be Alex. Brown's view of the actual value of Shelton or Webster. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analysis.

         In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Shelton and Webster. The analyses performed by Alex. Brown are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Alex. Brown's fairness opinion and associated presentation to the Shelton's Board of Directors are just one of many factors taken into consideration by the Shelton Board.

         Compensation of Financial Advisor. Pursuant to the Alex. Brown Agreement, Shelton agreed to pay Alex. Brown a fee of 1.375% of the aggregate consideration to be paid in a transaction with per share merger consideration less than $24 and 1.500% of the aggregate consideration to be paid in a transaction with per share merger consideration between $24.000 and $24.999. A credit of $50,000 (representing previous retainer fees paid by Shelton to Alex. Brown) will be applied to the transaction fee. Assuming the consummation of the Merger as of June 20, 1995 and based upon the value of the Merger at such time, additional fees equal to approximately $400,000 would have been payable to Alex. Brown. Shelton has also agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses, including legal fees, incurred in connection with its engagement and to indemnify Alex. Brown and its affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities.

Certain Provisions of the Merger Agreement

         Under the Merger Agreement, Shelton has made certain representations and warranties to Webster. The material representations and warranties of Shelton are those with regard to (i) the due organization and good standing of Shelton; (ii) capitalization; (iii) the corporate power and authority of Shelton; (iv) the execution and delivery of the Merger Agreement and the Option Agreement; (v) consents and approvals required for the Merger;
(vi) loan portfolio and reserves of Shelton; (vii) financial statements and books and records of Shelton; (viii) brokers' fees; (ix) absence of any material adverse change in Shelton; (x) legal proceedings; (xi) tax matters; (xii) employee benefit plans; (xiii) certain contracts; (xiv) certain regulatory matters and reports; (xv) state takeover laws; (xvi) environmental matters;
(xvii) loan reserves; (xviii) properties and assets of Shelton; (xix) insurance matters; (xx) liquidation account of Shelton Bank; (xxi) compliance with applicable laws; (xxii) loan information; and (xxiii) agreements with directors and executive officers.


         Under the Merger Agreement, Webster has made certain representations and warranties to Shelton. The material representations and warranties of Webster are those with regard to (i) the due organization and good standing of Webster; (ii) capitalization; (iii) the corporate power and authority of Webster; (iv) the execution and delivery of the Merger Agreement and the Option Agreement; (v) certain regulatory matters and reports; (vi) financial statements of Webster; (vii) the absence of any material adverse change in Webster; (viii) compliance with applicable laws; (ix) ownership of Shelton Stock; (x) employee benefit matters; (xi) loan reserves; and (xii) legal proceedings.

Termination and Amendment of the Merger Agreement

         The Merger Agreement may be terminated by Webster or Shelton (provided the terminating party is not in violation of the Merger Agreement) as summarized below:

                       (i) by mutual written consent of Webster and Shelton;

                       (ii) by Webster or Shelton if (a) the Closing has not occurred on or before March 31, 1996; (b) Shelton's shareholders fail to approve the Merger Agreement or Webster's shareholders fail to approve the issuance of the additional shares of Webster Stock to the Shelton shareholders as part of the Merger; or (c) 30 days after any required regulatory approval is denied or regulatory application withdrawn at regulatory request, unless action is timely taken for a rehearing or to file an amended application;

                       (iii) by Webster, in the event of a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement by Shelton, if such breach or breaches would have a material adverse effect on Shelton;

                       (iv)  by  Shelton,  in  the  event  of a  breach  of  any
representation, warranty, covenant or agreement contained in the Merger Agreement by Webster, if such breach or breaches would have a material adverse effect on Webster;

                       (v) by Webster, if Shelton or its Board of Directors fails to hold the Shelton Meeting on a timely basis, fails to recommend to Shelton's shareholders the approval of the Merger Agreement, fails to oppose any third party takeover proposals, or violates the covenant relating to third party proposals (without regard to the fiduciary duty exception).

         The Merger Agreement also provides that subject to applicable law the Board of Directors of Webster and Shelton may (i) amend the Merger Agreement except as provided below, (ii) extend the time for the performance of any of the obligations or other acts of the other party thereto, (iii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements and conditions contained in the Merger Agreement. After approval of the Merger Agreement by Shelton's shareholders, no amendment of the Merger Agreement may be made without further shareholder approval, if the amendment would reduce the amount or change the form of the consideration to be delivered to the Shelton shareholders in the Merger. After approval by Webster's shareholders of the issuance of the shares of Webster Stock to the Shelton shareholders as part of the Merger, no amendment of the Merger Agreement may be made without further shareholder approval, if the amendment would increase the number of shares of Webster Stock to be issued in the Merger.

Certain Federal Income Tax Consequences


         The Merger is structured as a tax-free exchange for federal income tax purposes. If the Merger so qualifies, generally (i) no gain or loss will be recognized by the Shelton shareholders upon the receipt of Webster Stock in exchange for Shelton Stock (except as discussed below with respect to cash received in lieu of a fractional share of Webster Stock), (ii) the basis of the Webster Stock received by the Shelton shareholders will be the same as the basis of the Shelton Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share for which cash is received) and (iii) the holding period of Webster Stock received by the Shelton shareholders will include the holding period of the Shelton Stock surrendered in exchange therefor, provided the shares of Shelton Stock are held as a capital asset as of the Effective Time. A Shelton shareholder who is entitled to receive cash in lieu of a fractional share of Webster Stock in connection with the Merger will recognize gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share, and any gain or loss recognized will be capital gain (or loss) if the Shelton Stock held by such shareholder is a capital asset at the Effective Time.



         Consummation of the Merger is subject to prior receipt by Webster and Shelton of an opinion of Webster's counsel, Hogan & Hartson L.L.P., to the effect that the Merger will constitute a tax-free exchange for federal income tax purposes. Such opinion of counsel will be subject to certain assumptions and qualifications, including an assumption as to the accuracy of representations to the effect that there is no plan or intention on the part of the Shelton shareholders to sell Webster Stock to be received in the Merger in an amount that would result in the Merger failing to satisfy the "continuity of proprietary interest" requirement that is a prerequisite to tax-free treatment for the Merger. The Merger will not be consummated unless such opinion of counsel is received.


         The foregoing is a summary of the anticipated federal income tax consequences of the Merger and is for general information only. It does not include consequences of foreign, state, local or other tax laws or special consequences to particular Shelton shareholders having special situations. Shelton shareholders should consult their own tax advisors regarding specific tax consequences of the Merger to them, including the application and effect of federal, foreign, state and local tax laws and tax consequences of subsequent sales of Webster Stock.

Accounting Treatment

         The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the recorded assets and liabilities of Shelton will be carried forward to Webster at their recorded amounts. Revenues and expenses of Webster will include revenues and expenses of Shelton for the entire fiscal year of Webster in which the Merger occurs, and the reported revenues and expenses of Shelton for prior periods will be combined with those of Webster, whose financial statements will then be restated.

         Webster has received an opinion of its independent accountants, KPMG Peat Marwick LLP, to the effect that the Merger will be accounted for as a pooling of interests. Webster's obligation to consummate the Merger is conditioned upon such opinion not being withdrawn.

Resales of Webster Stock Received in the Merger

         The shares of Webster Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under such Act, except for shares issued to any Shelton shareholder who may be deemed to be an "affiliate" of Shelton for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of Webster Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares, in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of Webster Stock received by persons who may be deemed to be affiliates of Shelton. Persons who may be deemed to be affiliates of Shelton generally include individuals or entities who control, are controlled by or are under common control with Shelton, and may include certain officers or directors as well as principal shareholders of Shelton.

No Appraisal Rights

         Pursuant to Section 262(b) of the Delaware General Corporation Law, the shareholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine shareholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 shareholders.

         Since the Webster Stock is traded on the Nasdaq National Market, there will be no dissenters' appraisal rights for the Shelton shareholders with respect to the Merger. There are also no dissenters' appraisal rights for the Webster shareholders with respect to the Merger.

Interests of Certain Persons in the Merger


         Under the Merger Agreement, any employee of Shelton who is terminated other than for cause within six months after the consummation of the Merger will receive severance benefits, in the case of exempt employees, equal to two weeks base salary for each full year of service with Shelton or, in the case of nonexempt employees, one week of average weekly hourly wages as to hourly employees and one week of base salary as to salaried employees, for each full year of employment with Shelton. Shelton employees receiving employment at Webster Bank will be given credit for service at Shelton for eligibility purposes under the employee benefit plans of Webster.


         The Merger Agreement provides for one Shelton director, who will be jointly selected by the Boards of Directors of Webster and Shelton, to be elected to serve as a director of Webster Bank upon consummation of the Merger, with such director to have an initial term expiring at Webster Bank's 1996 annual meeting and an intention by Webster to cause such director to be elected to an additional three year term that would expire at Webster Bank's 1999 annual meeting. All directors of Shelton will be invited to serve on an advisory board to Webster Bank upon consummation of the Merger for a period of 40 months, with their compensation as advisory directors to be based on a monthly retainer of $650 and a monthly meeting attendance fee of $600, with such advisory directors to be included in Webster's nonqualified deferred compensation plan. Such fees will not be payable to the advisory director who also will serve as a Webster Bank director, or to any advisory director serving as an officer or consultant to Webster Bank, or to J. Allen Kosowsky who agreed to serve without fees. While serving as consultants to Webster Bank, Messrs. Nimons and Rodriguez will also serve as advisory directors.

         Mr. Schaible has agreed to enter into an employment and consulting agreement with Webster Bank upon consummation of the Merger (the "Schaible Agreement"). The Schaible Agreement provides for Mr. Schaible to serve as a senior vice president of Webster Bank for a period of six months to assist in an efficient and orderly transition and integration of Shelton's assets, business, operations, customers and employees with those of Webster Bank, including the maintenance and expansion of existing depositor and borrowing relationships especially in the areas previously served by Shelton. During this six-month period, Mr. Schaible's compensation will be $10,000 per month. Thereafter, Mr. Schaible has agreed to serve as a consultant on a part-time basis to Webster Bank for three years, with compensation at the annual rate of $50,000 for the first year, $40,000 for the second year and $30,000 for the third year. While serving as a consultant, Mr. Schaible may accept other employment or engagements that do not interfere with his ability to perform services for Webster Bank, except with a significant competitor. Under the Schaible

Agreement, Mr. Schaible will also serve as chairman of the advisory board to Webster Bank, without additional compensation. Mr. Schaible may terminate the Schaible Agreement upon 30 days notice.

         Mr. Nimons has agreed to enter into a consulting agreement with Webster Bank upon consummation of the Merger (the "Nimons Agreement"). The Nimons Agreement provides for Mr. Nimons to serve as a part-time consultant to Webster Bank for a period of eight months following the termination of his employment upon consummation of the Merger, with a consulting fee of $7,500 per month. As a consultant, Mr. Nimons' services will include assisting Webster Bank in accomplishing an efficient and orderly transition and integration of Shelton's assets, business, operations, customers and employees with those of Webster Bank, with particular emphasis on credit and loan administration matters. While serving as a consultant, Mr. Nimons may also accept other employment or engagements, with certain specified limitations. Mr. Nimons may terminate the Nimons Agreement upon 15 days notice. While serving as a consultant, Mr. Nimons will also be an advisory director of Webster Bank, without additional compensation.

         Mr. Rodriguez has agreed to enter into a consulting agreement with Webster Bank upon consummation of the Merger (the "Rodriguez Agreement"). The
Rodriguez Agreement is the same as the Nimons Agreement, except that Mr. Rodriguez's consulting fee will be $5,000 per month and the particular emphasis of his consulting will be financial reporting matters.

         The Schaible, Nimons and Rodriguez Agreements will replace and supersede their existing employment agreements with Shelton and Shelton Bank, and will provide for them to receive upon consummation of the Merger a severance payment equal to three times their respective average annual compensation that was paid by Shelton and includible in their gross income for federal income tax payments for the calendar years 1990 through 1994, reduced by $1.00, which payments would equal $450,978 for Mr. Schaible, $336,176 for Mr. Nimons and $209,953 for Mr. Rodriguez. These severance payments are less than the amounts which Messrs. Schaible, Nimons and Rodriguez would have been entitled to receive under their existing employment agreements upon termination of their employment following a change in control of Shelton. Messrs. Schaible, Nimons and Rodriguez have agreed to have their severance payments limited by Section 280G of the Code, whereas their existing employment agreements do not contain a Section 280G limitation.


         There are outstanding options to purchase 56,683 shares of Shelton Stock at an average exercise price of $12.17 per share. These options are held as follows: 14,503 options by non-employee directors; 16,515 options by Mr. Schaible; 13,759 options by Mr. Nimons; 8,247 options by Mr. Rodriguez; and 3,659 options by other officers and employees. All options to purchase Shelton Stock will become options to purchase Webster Stock, with adjustment in number of shares and exercise price to reflect the Exchange Ratio. The duration and other terms of these options will otherwise be unchanged, except that options held by the non-employee directors of Shelton will be modified to expire at the earlier of their original terms or three months after they cease to serve as advisory directors of Webster Bank (or in the case of the Shelton director who will be elected to the Board of Directors of Webster Bank, three months after such director ceases to serve as director of Webster Bank or as an advisory director of Webster Bank, whichever is later). Otherwise, such options would have expired three months after the non-employee directors of Shelton ceased to serve as directors of Shelton and Shelton Bank upon consummation of the Merger. In the case of Mr. Schaible, his options will expire three months after he ceases to serve as a senior vice president of Webster Bank, which would be nine months after the consummation of the Merger. The options held by Messrs. Nimons and Rodriguez will expire three months after the termination of their employment upon consummation of the Merger. Service as a consultant by Messrs. Schaible, Nimons and Rodriguez will not constitute continued service for purpose of exercise of their options. Options held by other officers and employees of Shelton will continue in effect for their original terms as long as they are employees of Webster Bank or, if earlier, three months after termination of such employment.

Option Agreement

         In consideration of Webster's entering into the Merger Agreement, Webster and Shelton entered into the Option Agreement immediately after the execution of the Merger Agreement. Pursuant to the Option Agreement, Shelton granted Webster the Option, which entitles Webster to purchase up to 267,324 fully paid and nonassessable shares of Shelton Stock, or approximately 19.9% of the shares of Shelton Stock then outstanding, under the circumstances described below at a price of $17.00 per share, subject to adjustment in certain circumstances. The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement, and is likely to discourage third parties from proposing a competing offer to acquire Shelton, even if such offer involves a higher price per share for the Shelton Stock than the per share consideration to be paid pursuant to the Merger Agreement. The existence of the Option would significantly increase the cost to a potential third party of acquiring Shelton compared to its cost had Shelton not entered into the Option Agreement.

         The  following  brief  summary  of  certain  provisions  of the  Option
Agreement is qualified in its entirety by reference to the Option Agreement, which was filed as an exhibit to Webster's report on Form 8-K/A, dated July 27, 1995, with the SEC and is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Subject to applicable law and regulatory restrictions, Webster may exercise the Option, in whole or in part, if, but only if, a "Purchase Event" (as defined below) occurs prior to the occurrence of an "Exercise Termination Event" (as defined below). "Purchase Event" means, in substance, either (i) the acquisition by any third party of beneficial ownership of 25% or more of the outstanding Shelton Stock or (ii) the entry by Shelton into a letter of intent or definitive agreement to engage in an Acquisition Transaction (as defined below) with any third party, or the recommendation by the Board of Directors of Shelton that its shareholders approve or accept any Acquisition Transaction with any third party.

         For purposes of the Option Agreement,  "Acquisition  Transaction" means
(x) a merger,  consolidation or other business  combination,  involving Shelton,
(y) a purchase, lease or other acquisition of all or substantially all of the assets of Shelton, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of 25% or more of the voting power of Shelton as to a Purchase Event or 11% as to a Preliminary Purchase Event.

         The Option Agreement defines an "Exercise Termination Event" to mean the earliest to occur of the following: (i) the time immediately preceding the consummation of the Merger, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 12 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event, (iv) upon the termination of the Merger Agreement, prior to the occurrence of a Purchase Event or Preliminary Purchase Event, (A) by both parties, if the Merger Agreement is terminated by mutual consent, (B) by either Webster or Shelton, if the Merger has not have occurred by March 31, 1996, or if the Merger Agreement has been terminated as a result of regulatory denial or requested withdrawal of a regulatory approval application, or if the Merger Agreement is terminated as a result of Webster's shareholders failing to approve the issuance of the shares of Webster Stock to the Shelton shareholders as part of the Merger, or (C) by Shelton, if the Merger Agreement is terminated by Shelton as a result of a material breach or breaches of any representation, warranty, covenant or other agreement by Webster, (v) six months after the termination of the Merger Agreement, if the Shelton shareholders have failed to approve the Merger Agreement and no Purchase Event or Preliminary Purchase Event has occurred prior to the Shelton Meeting, (vi) nine months after the termination of the Merger Agreement by Webster as a result of a material breach or breaches of any representation, warranty, covenant or other agreement by Shelton, if such breach or breaches were not willful or intentional by Shelton, or (vii) 18 months after the termination of the Merger Agreement by Webster (A) as a result of a willful or intentional material breach or breaches of any representation, warranty, covenant or agreement by Shelton, or (B) as a result of a failure of Shelton or its Board of Directors to hold the

Shelton Meeting on a timely basis, to recommend to Shelton's shareholders that they approve the Merger Agreement, or to oppose any third party takeover proposal, or based on a violation by Shelton of the covenant on third party takeover proposals (without regard to the fiduciary duty exception).

         "Preliminary Purchase Event", as defined in the Option Agreement, includes (i) an acquisition by any third party of beneficial ownership of 11% or more of the outstanding Shelton Stock; (ii) the entry by Shelton into a letter of intent or definitive agreement to engage in an Acquisition Transaction with any third party, or the recommendation by the Board of Directors of Shelton that its shareholders approve or accept any Acquisition Transaction with any third party; (iii) the making of a bona fide proposal for an Acquisition Transaction by any third party to Shelton, or a public announcement or written communication that is publicly disclosed to Shelton's shareholders as to a third party engaging in an Acquisition Transaction; (iv) a willful or intentional material breach or breaches by Shelton of any representation, warranty, covenant or agreement that would entitle Webster to terminate the Merger Agreement; (v) a failure by Shelton's shareholders to approve the Merger Agreement; (vi) a withdrawal or modification in any manner adverse to Webster by Shelton's Board of Directors of its approval recommendation as to the Merger Agreement, or a failure by Shelton or its Board of Directors to oppose any third party takeover proposal; or (vii) a filing by any third party of an application or notice with any regulatory authority for approval to engage in an Acquisition Transaction.

         The Option may not be assigned by Webster to any other person without the express written consent of Shelton, except that Webster may assign its rights under the Option Agreement in whole or in part after the occurrence of a Preliminary Purchase Event. Shelton also has agreed to prepare and file a registration statement with respect to the shares to be issued upon exercise of the Option under applicable federal and state securities laws. Upon the occurrence of a Purchase Event prior to an Exercise Termination Event, at the request of Webster, Shelton will be obligated to repurchase the Option, and any shares of Shelton Stock theretofore purchased pursuant to the Option, at prices determined as set forth in the Option Agreement, except to the extent prohibited by applicable law, regulation or administrative policy or to the extent that the repurchase would cause Shelton Bank's capital to fall below the minimum level required by the FDIC for Shelton Bank to be deemed a "well-capitalized institution", or if such repurchase would preclude an Acquisition Transaction from being accounted for as a pooling of interests.


         In the event that prior to an Exercise Termination Event, Shelton enters into an agreement (i) to consolidate or merge with any third party, and Shelton is not the continuing or surviving corporation in such consolidation or merger, (ii) to permit any third party to merge into Shelton and Shelton is the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Shelton Stock are changed into or exchanged for stock or other securities of any third party or cash or any other property or the then outstanding shares of Shelton Stock will after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or
(iii) to sell or otherwise transfer all or substantially all of its assets to any third party, then, and in each such case, the agreement governing such transaction must make proper provision so that the Option shall, upon the consummation of such transaction, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Webster, of either (x) the acquiring corporation or (y) any person that controls the acquiring corporation. The Substitute Option will be exercisable for shares of the issuer's common stock in such number and at such exercise price as is set forth in the Option Agreement and will otherwise have the same terms as the Option, except that the number of shares subject to the Substitute Option may not exceed 19.9% of the issuer's outstanding shares of common stock.

                     PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following Pro Forma Combined Statement of Financial Condition as of June 30, 1995 combines the historical consolidated statements of financial condition of Webster and Shelton as if the Merger had occurred on June 30, 1995, after giving effect to pro forma adjustments described in the accompanying notes. The Pro Forma Combined Statements of Income for the six months ended June 30, 1995 and for the years ended December 31, 1994, 1993 and 1992 are presented as if the Merger had been consummated at the beginning of each period presented.

         Webster's fiscal year ends December 31 and Shelton's fiscal year ends June 30. In the Pro Forma Combined Statements of Income, Shelton's results of operations are presented consistent with the fiscal year of Webster, so that the Pro Forma Combined Statements of Income for the years ended December 31, 1994, 1993 and 1992 are for Webster's 1994, 1993 and 1992 fiscal years and a restatement of Shelton's results for each of such years on a 12-month ended December 31 basis.

         The pro forma combined financial statements should be read in conjunction with the separate historical consolidated financial statements and notes of Webster and of Shelton incorporated by reference or appearing elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" as to Webster and "SHELTON CONSOLIDATED FINANCIAL STATEMENTS - JUNE 30 YEAR END" attached hereto as Appendix B. The pro forma combined financial statements are not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF CONDITION
JUNE 30, 1995
(Unaudited)


                                                         Webster         Shelton          Pro Forma      Pro Forma
                                                       (historical)    (historical)       Adjustments     Combined
                                                       -----------      ----------          ------       -----------
                                                                                 (In Thousands)
ASSETS

Cash and Due from Depository Institutions...........   $    23,828       $  10,132          $  ---       $    33,960
Interest-bearing Deposits...........................        42,672             ---             ---            42,672
Securities..........................................       127,858          40,725             ---           168,583
Mortgage-backed Securities..........................       823,462          13,905             ---           837,367
Loans Receivable, Net...............................     1,650,074         223,301             ---         1,873,375
Accrued Interest Receivable.........................        17,732           1,802             ---            19,534
Premises and Equipment, Net.........................        30,416           5,719             ---            36,135
Segregated Assets, Net..............................       124,319             ---             ---           124,319
Other Real Estate Acquired Through
  Foreclosure and In-Substance Foreclosure, Net.....        20,664           1,055             ---            21,719
Prepaid Expenses and Other Assets...................        30,424           2,320             ---            32,744
                                                       -----------      ----------          ------       -----------
    TOTAL ASSETS....................................   $ 2,891,449      $  298,959          $  ---       $ 3,190,408
                                                       ===========      ==========          ======       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits............................................   $ 2,198,628      $  266,663             ---       $ 2,465,291
Federal Home Loan Bank Advances.....................       402,000           9,505             ---           411,505
Other Borrowings....................................        43,130             ---             ---            43,130
Advance Payments by Borrowers for Taxes
  and Insurance.....................................        14,177           2,096             ---            16,273
Accrued Expenses and Other Liabilities..............        83,940             659           2,060 (a)        86,659
                                                       -----------       ---------           -----       -----------
    Total Liabilities...............................     2,741,875         278,923           2,060         3,022,858
                                                       -----------       ---------           -----       -----------

SHAREHOLDERS' EQUITY

  Common Stock......................................            62           1,447          (1,434)(b)            75
  Paid in Capital...................................        97,009           8,000             684 (b)       105,693
  Retained Earnings.................................        59,290          11,339          (2,060)(b)        68,569
  Less Treasury Stock at Cost.......................        (3,580)           (750)            750 (b)        (3,580)
  Less Employee Stock Ownership Plan
   Shares Purchased with Debt.......................        (3,207)            ---             ---            (3,207)
                                                       -----------       ---------          ------       -----------
   Total Shareholders' Equity.......................       149,574          20,036          (2,060)          167,550
                                                       -----------       ---------          ------       -----------
    TOTAL LIABILITIES AND

     SHAREHOLDERS' EQUITY...........................   $ 2,891,449       $ 298,959          $  ---       $ 3,190,408
                                                       ===========       =========          ======       ===========

________


         The pro forma combined  statement of condition has not been adjusted to
reflect  any  of  the  improvements  in  operating   efficiencies  that  Webster
anticipates may occur in the future due to the Merger with Shelton.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 30, 1995
(Unaudited)



                                                          Webster          Shelton          Pro Forma
                                                       (historical)      (historical)        Combined
                                                       ------------      -----------        ---------

                                                                        (In Thousands)
Interest Income:

  Loans and Segregated Assets.......................   $  68,279         $   8,004        $  76,283
  Mortgage-backed Securities........................      22,461               374           22,835
  Securities and Interest-bearing Deposits..........       4,763             1,361            6,124
                                                       ---------         ---------        ---------
    Total Interest Income...........................      95,503             9,739          105,242

Interest Expense:
  Interest on Deposits..............................      42,002             5,162           47,164
  Interest on Borrowings............................      13,966               157           14,123
                                                       ---------         ---------        ---------
    Total Interest Expense..........................      55,968             5,319           61,287
                                                       ---------         ---------        ---------
  Net Interest Expense..............................      39,535             4,420           43,955

Provision for Loan Losses...........................         630               210              840
                                                        ---------         ---------        --------
  Net Interest Income After Provision for
   Loan Losses......................................      38,905             4,210           43,115

Noninterest Income:

  Fees and Service Charges..........................       6,515               520            7,035
  Gain on Sale of Loans, Securities and
   Mortgage-backed Securities, Net..................         997                18            1,015
  Other Noninterest Income..........................       1,459               275            1,734
                                                       ---------         ---------        ---------
    Total Noninterest Income........................       8,971               813            9,784
                                                       ---------         ---------        ---------
Noninterest Expenses:
  Salaries and Employee Benefits....................      17,005             1,531           18,536
  Occupancy Expense of Premises.....................       2,845               101            2,946
  Furniture and Equipment Expenses..................       2,761               187            2,948
  Federal Insurance Premiums........................       2,525               303            2,828
  Other Real Estate Owned Expenses and
   Provisions, Net..................................       2,380                19            2,399
  Other Operating Expenses..........................       6,920             1,144            8,064
                                                       ---------         ---------        ---------
    Total Noninterest Expenses......................      34,436             3,285           37,721
                                                       ---------         ---------        ---------
Income Before Income Taxes..........................      13,440             1,738           15,178
Income Taxes Expense................................       4,079               642            4,721
                                                       ---------         ---------        ---------
Net Income .........................................       9,361             1,096           10,457
Preferred Stock Dividends...........................         648               ---              648
                                                       ---------         ---------        ---------
Net Income Available to Common
  Shareholders......................................   $   8,713         $   1,096        $   9,809
                                                       =========         =========        =========

Net Income Per Common Share (c):

  Primary...........................................   $    1.56         $ .82            $     1.44
                                                       =========         =====            ==========
  Fully Diluted.....................................   $    1.41         $ .82            $     1.34
                                                       =========         =====            ==========

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1994
(unaudited)

                                                         Webster         Shelton          Pro Forma
                                                      (historical)      (historical)        Combined
                                                       ---------         ---------        ---------
                                                                       (In Thousands)
Interest Income:

  Loans and Segregated Assets.......................  $  125,760         $  13,888       $  139,648
  Mortgage-backed Securities........................      37,984               802           38,786
  Securities and Interest-bearing Deposits..........       9,506             2,880           12,386
                                                       ---------         ---------        ---------
    Total Interest Income...........................     173,250            17,570          190,820

Interest Expense:
  Interest on Deposits..............................      68,229             8,606           76,835
  Interest on Borrowings............................      21,284               345           21,629
                                                       ---------         ---------        ---------
    Total Interest Expense..........................      89,513             8,951           98,464
                                                       ---------         ---------        ---------
    Net Interest Income.............................      83,737             8,619           92,356

Provision for Loan Losses...........................       2,900               255            3,155
                                                        ---------         ---------        ---------
  Net Interest Income After Provision for
    Loan Losses.....................................      80,837             8,364           89,201

Noninterest Income:
  Fees and Service Charges..........................      11,233               955           12,188
  Gain on Sale of Loans, Securities and
   Mortgage-backed Securities, Net..................      (1,073)             (109)          (1,182)
  Other Noninterest Income..........................       2,207               416            2,623
                                                       ---------         ---------        ---------
    Total Noninterest Income........................      12,367             1,262           13,629
                                                       ---------         ---------        ---------
Noninterest Expenses:

  Salaries and Employee Benefits....................      31,995             2,948           34,943
  Occupancy Expense of Premises.....................       5,517               179            5,696
  Furniture and Equipment Expenses..................       5,582               394            5,976
  Federal Deposit Insurance Premiums................       5,185               557            5,742
  Other Real Estate Owned Expenses
   and Provisions, Net..............................       6,852                97            6,949
  Other Operating Expenses..........................      17,931             2,058           19,989
                                                       ---------         ---------        ---------
    Total Noninterest Expenses......................      73,062             6,233           79,295
                                                       ---------         ---------        ---------
Income Before Income Taxes .........................      20,142             3,393           23,535
Income Taxes Expense................................       3,657             1,193            4,850
                                                       ---------         ---------        ---------
Net Income .........................................      16,485             2,200           18,685
Preferred Stock Dividends...........................       1,716               ---            1,716
                                                       ---------         ---------        ---------
Net Income Available to Common
  Shareholders......................................   $  14,769         $   2,200        $  16,969
                                                       =========         =========        =========

Net Income Per Common Share (c):

  Primary...........................................   $    2 95         $   1.61         $    2.69
                                                       =========         ========         =========
  Fully Diluted.....................................   $    2.60         $   1.61         $    2.44
                                                       =========         ========         =========

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1993
(unaudited)

                                                        Webster         Shelton          Pro Forma
                                                      (historical)    (historical)        Combined
                                                       ---------         ---------        ---------
                                                                      (In Thousands)
Interest Income:

  Loans and Segregated Assets.......................  $  108,084         $  13,288       $  121,372
  Mortgage-backed Securities........................      24,448               329           24,777
  Securities and Interest-bearing Deposits..........       5,275             3,165            8,440
                                                       ---------         ---------        ---------
    Total Interest Income...........................     137,807            16,782          154,589

Interest Expense:
  Interest on Deposits..............................      60,156             8,531           68,687
  Interest on Borrowings............................      11,836               280           12,116
                                                       ---------         ---------        ---------
    Total Interest Expense..........................      71,992             8,811           80,803
                                                       ---------         ---------        ---------
    Net Interest Income.............................      65,815             7,971           73,786

Provision for Loan Losses...........................       4,447               150            4,597
                                                       ---------         ---------        ---------
  Net Interest Income After Provision for
    Loan Losses.....................................      61,368             7,821           69,189

Noninterest Income:
  Fees and Service Charges..........................       7,055               857            7,912
  Gain on Sale of Loans, Securities and
   Mortgage-backed Securities, Net..................         937               943            1,880
  Other Noninterest Income..........................         782               129              911
                                                       ---------         ---------        ---------
    Total Noninterest Income........................       8,774             1,929           10,703
                                                       ---------         ---------        ---------
Noninterest Expenses:

  Salaries and Employee Benefits....................      19,603             2,733           22,336
  Occupancy Expense of Premises.....................       4,455               302            4,757
  Furniture and Equipment Expenses..................       3,634               432            4,066
  Federal Deposit Insurance Premiums................       3,354               567            3,921
  Other Real Estate Owned Expenses
   and Provisions, Net..............................       4,556               529            5,085
  Other Operating Expenses..........................      12,843             1,989           14,832
                                                       ---------         ---------        ---------
    Total Noninterest Expenses......................      48,445             6,552           54,997
                                                       ---------         ---------        ---------
Income Before Income Taxes .........................      21,697             3,198           24,895
Income Taxes Expense................................       9,160             1,435           10,595
                                                       ---------         ---------        ---------
Income Before Cumulative Effect of Change
  in Method of Accounting for Income Taxes..........      12,537             1,763           14,300
Cumulative Effect of Change in Method of
  Accounting for Income Taxes.......................       4,300               275            4,575
                                                       ---------         ---------        ---------
Net Income..........................................      16,837             2,038           18,875
Preferred Stock Dividends...........................       2,653               ---            2,653
                                                       ---------         ---------        ---------
Net Income Available to Common

  Shareholders......................................   $  14,184         $   2,038        $  16,222
                                                       =========         =========        =========

Net Income  Per Common  Share  Before  Cumulative  Effect of Change in Method of
  Accounting for Income Taxes (c):

  Primary...........................................   $    2.50         $   1.34         $    2.25
                                                       =========         ========         =========
  Fully Diluted.....................................   $    2.18         $   1.32         $    2.04
                                                       =========         ========          ========

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton.

WEBSTER FINANCIAL CORPORATION
SHELTON BANCORP, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1992
(unaudited)

                                                        Webster          Shelton          Pro Forma
                                                      (historical)     (historical)        Combined
                                                       ---------         ---------        ---------
                                                                        (In Thousands)
Interest Income:

  Loans and Segregated Assets.......................   $  68,918         $  14,731        $  83,649
  Mortgage-backed Securities........................      19,202               537           19,739
  Securities and Interest-bearing Deposits..........       4,282             3,351            7,633
                                                       ---------         ---------        ---------
    Total Interest Income...........................      92,402            18,619          111,021

Interest Expense:
  Interest on Deposits..............................      44,803            10,075           54,878
  Interest on Borrowings............................       5,897               430            6,327
                                                       ---------         ---------        ---------
    Total Interest Expense..........................      50,700            10,505           61,205
                                                       ---------         ---------        ---------
    Net Interest Income.............................      41,702             8,114           49,816

Provision for Loan Losses...........................       4,336             1,238            5,574
                                                       ---------         ---------        ---------
  Net Interest Income After Provision for
    Loan Losses.....................................      37,366             6,876           44,242

Noninterest Income:
  Fees and Service Charges..........................       4,857               820            5,677
  Gain on Sale of Loans, Securities and
   Mortgage-backed Securities, Net..................         952             1,010            1,962
  Other Noninterest Income..........................         429               339              768
                                                       ---------         ---------        ---------
    Total Noninterest Income........................       6,238             2,169            8,407
                                                       ---------         ---------        ---------
Noninterest Expenses:

  Salaries and Employee Benefits....................      12,064             2,482           14,546
  Occupancy Expense of Premises.....................       2,466               269            2,735
  Furniture and Equipment Expenses..................       2,367               375            2,742
  Federal Deposit Insurance Premiums................       1,775               491            2,266
  Other Real Estate Owned Expenses
   and Provisions, Net..............................       5,661               474            6,135
  Other Operating Expenses..........................       9,038             1,691           10,729
                                                       ---------         ---------        ---------
    Total Noninterest Expenses......................      33,371             5,782           39,153
                                                       ---------         ---------        ---------
Income Before Income Taxes..........................      10,233             3,263           13,496
Income Taxes Expense ...............................       5,446             1,637            7,083
                                                       ---------         ---------        ---------
Net Income .........................................       4,787             1,626            6,413
Preferred Stock Dividends...........................         581               ---              581
                                                       ---------         ---------        ---------
Net Income Available to Common
  Shareholders......................................   $   4,206         $   1,626        $   5,832
                                                       =========         =========        =========

Net Income Per Common Share (c):

  Primary...........................................   $    1.09         $   1.29         $    1.18
                                                       =========         ========         =========
  Fully Diluted.....................................   $    1.07         $   1.29         $    1.16
                                                       =========         ========         =========

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with Shelton.

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) Represents the estimated merger costs that will be incurred by Webster and Shelton. These costs are not reflected in the Pro Forma Combined Statements of Income since these items do not have a continuing impact upon Webster. The following table summarizes the financial impact of the additional accruals as reflected in the Pro Forma Combined Statement of Financial Condition (in thousands):

         Compensation (severance and related costs)                               $  1,500
         Transaction costs (including investment bankers,
              attorneys and accountants)                                               650
         Computer conversion costs (including consultants and the

              transfer of customer records)                                            350
         Redundant data processing hardware and software                               125
         Miscellaneous expenses                                                        375
                                                                                  --------
         Total pre-tax adjustments                                                $  3,000
         Income tax effect                                                            (940)
                                                                                  ---------
         Net after tax adjustments                                                $  2,060
                                                                                  ========

     All of the accrual adjustments noted above are deemed to be period costs and will be charged to the statement of income in the quarter in which the Merger is consummated.

(b) Represents the elimination of Shelton's historical aggregate $1.00 per share par value of $1.4 million, the issuance of Webster Stock at aggregate $0.01 per share par value of $13,000, the elimination of Shelton's Treasury Stock and the net effect on Paid in Capital.

(c) Pro Forma Combined Webster and Shelton Net Income per Common Share data have been determined based upon (i) the combined historical net income of Webster and Shelton and (ii) the combined historical weighted average common equivalent shares of Webster and Shelton. For purposes of this determination, Shelton's historical weighted average common shares outstanding were multiplied by the .92 Exchange Ratio.

                              SHELTON BANCORP, INC.

General

     Shelton, headquartered in Shelton, Connecticut, is a unitary savings and loan holding company incorporated in Delaware. In 1989, Shelton became the holding company of Shelton Bank, which is Shelton's sole subsidiary. Shelton's principal business activity is the holding of Shelton Bank's outstanding common stock. All of Shelton's income is derived from Shelton Bank.


     Shelton Bank was founded in 1919, as a Connecticut-chartered mutual savings and loan association. In 1986, Shelton Bank converted to stock ownership. In 1988, Shelton Bank converted from a capital stock savings and loan association to a capital stock savings bank, and adopted its current name. Shelton Bank is headquartered in Shelton, and has branch offices in the towns of Ansonia, Bethany, Oxford and Shelton. Shelton Bank's general market area is in eastern Fairfield and southwestern New Haven Counties. Through its six full-service offices, Shelton Bank provides a wide range of retail deposit and credit services, with special emphasis on residential real estate lending. Through its Trust Department, Shelton Bank currently provides investment advisory and management services to retail and corporate customers. The Trust Department's operations have not had a material effect on Shelton's results of operations. It is expected that the Trust Department will be sold prior to or in connection with the Merger. Shelton Bank also engages in the development and sale of residential real estate. As required by Section 24(c)(4) of the Federal Deposit Insurance Act, Shelton Bank must divest all of its real estate investments by December 19, 1996. Shelton Bank has approximately 80 full-time equivalent employees, none of whom is represented by a collective bargaining agreement. Management considers its relations with its employees to be excellent.


Competition

         Shelton Bank operates in a highly competitive market area with competitors that include savings bank, savings and loan associations, commercial banks, mortgage companies, credit unions, consumer finance companies, insurance companies, brokerage firms and mutual fund companies. Most of these competitors have financial resources that are far greater than Shelton Bank's. Shelton anticipates further increases in competition as the result of growing interstate banking activity. Changes in the financial services industry resulting from fluctuating interest rates, technological changes, and deregulation have resulted in an increase in competition, cost of funds, merger activity and customer awareness of product and service differences among competitors.

         During the three years ended December 31, 1993, approximately 40 Connecticut-based banking institutions failed. Several of these institutions operated in Shelton's market area and such failures have resulted in, through resolution transactions with the FDIC, the entrance of at least two substantial out-of-state financial institutions into Connecticut. The number of bank failures has reflected both the difficult economic conditions that Shelton currently faces in its market area and the competition experienced by such institutions in an industry which state and federal bank may have substantial over capacity. The consolidation of financial institutions will likely continue and particularly affect banks.

Regulation

         Both Shelton and Shelton Bank are subject to extensive supervision and regulation, which focus on the protection of depositors' funds.

         As a savings and loan holding company, Shelton is subject to regulation by the OTS, a department of the U.S. Treasury. As a unitary savings and loan holding company, Shelton is currently permitted to engage in a broad range of activities, including direct investments in real estate. Bank holding companies registered with the Federal Reserve Board (the "FRB") are, among other things, restricted from making direct investments in real estate. If Shelton Bank fails to keep at least 70% of its total assets invested in residential real estate and other specified assets, Shelton would lose its status as a savings and loan holding company, and would be required to register with the FRB as a bank holding company. In management's opinion, Shelton Bank will have no difficulty in maintaining a level of qualified investments in excess of 70% of total assets in the foreseeable future.

         As a Connecticut-chartered savings bank, Shelton Bank is governed by Connecticut banking law and to regulation by the Connecticut Commissioner. Deposits at Shelton Bank are insured by the BIF of the FDIC, making Shelton Bank subject to FDIC regulations. On August 8, 1995, the Board of Directors of the FDIC determined that the BIF had achieved its designated reserve ratio and approved lower BIF-premium rates for deposit insurance by the BIF for all but the riskiest institutions. BIF deposit insurance premiums now will range from a low of 4 cents for well capitalized institutions to 31 cents per $100 of assessable deposits for under-capitalized institutions. It is anticipated that Shelton Bank's cost of deposit insurance will decrease as a result of the change in deposit insurance premiums. As a member of the Federal Home Loan Bank ("FHLB") System, Shelton Bank is required to maintain a specified level of liquid assets, and to own shares of stock in its regional FHLB equal to the greater of 1% of outstanding residential mortgage loans, or 5% of outstanding borrowings from its regional FHLB. Shelton Bank is also required by the Board of Governors of the Federal Reserve System to maintain cash reserves against its deposits. After exhausting all other sources of funds, Shelton Bank may borrow from the Federal Reserve.

Economic Conditions and Governmental Policy

         The profitability of Shelton is affected by general economic conditions and governmental policies. Similar to all of New England, the recovery from the 1990-1991 recession has been slow. Despite the region's recent job turnaround, traditional economic drivers are in disarray, and the industries that are now growing seem less predictable. No local engine of growth has yet surfaced to get the region moving, so expansion is dependent on the pace of the national recovery. Ongoing cuts in defense contracts will be a drag on Connecticut's economy throughout the 1990s because private jobs in the region are more defense-dependent than in most other regions on the country. However, over the past few years a favorable interest rate environment and moderate improvements in Connecticut's economy, including stability in the region's real estate market, have led Shelton to record earnings and appreciated shareholder value. Shelton has also experienced a sharp decline in non-performing assets, loan loss provision, loan charge-offs and expenses related to non-performing assets. It is anticipated that as the general economic environment of Connecticut improves that it will be reflected in Shelton's operations.

Taxation

         Shelton and Shelton Bank file a consolidated Federal and State of Connecticut tax returns. Taxation of savings institutions is essentially the same as that of other corporations, except that Shelton Bank can compute its deduction for bad debts utilizing the percentage of taxable income method, subject to its ability to meet certain requirements. Shelton is also subject to Delaware state franchise taxes. Shelton's tax returns have been audited, or closed without audit, by the Internal Revenue Service through the year ended June 30, 1990.

                           MARKET PRICES AND DIVIDENDS

Webster Stock

         The following sets forth the range of high and low sale prices of Webster Stock as reported on the Nasdaq National Market, as well as cash dividends paid during the periods indicated:

                                                   Market Price                Cash
                                             High                  Low    Dividends Paid
                                             -------             -------      ------
Quarter Ended:

      March 31, 1992                         $12 3/4             $10 1/2     $0.12
      June 30, 1992                           12 7/8              10 1/2      0.12
      September 30, 1992                      14 1/2              11 7/8      0.12
      December 31, 1992                       17 1/4              12 3/4      0.12

      March 31, 1993                          19 1/8              16 3/8      0.12
      June 30, 1993                           18 1/2              15 3/8      0.12
      September 30, 1993                      21                  17 3/4      0.13
      December 31, 1993                       25                  20 1/4      0.13

      March 31, 1994                          22 1/4              18 1/2      0.13
      June 30, 1994                           24 3/4              18 3/8      0.13
      September 30, 1994                      25 1/2              22 1/2      0.13
      December 31, 1994                       23 1/2              17 1/4      0.13

      March 31, 1995                          22 1/4              18 1/2      0.16
      June 30, 1995                           25 3/4              21 1/2      0.16
      (September 14, 1995)                    31                  23

         On June 20, 1995, the last trading day prior to the public announcement of the Merger, the closing price of Webster Stock on the Nasdaq National Market was $24 1/8. On September 14, 1995 (the most recent practical date prior to the printing of this Joint Proxy Statement/Prospectus), the closing price of Webster Stock on the Nasdaq National Market was $28 1/2.

         Webster paid a 10% stock dividend on June 4, 1993. The per share data shown above and elsewhere in this Joint Proxy Statement/Prospectus have been adjusted to reflect such 10% stock dividend.

Shelton Stock

                                                   Market Price                Cash
                                            High                   Low    Dividends Paid
                                           -------               -------      ------
Quarter Ended:

      March 31, 1992                       $ 9.46                $ 6.58      $0.12
      June 30, 1992                          9.98                  9.05       0.12
      September 30, 1992                    11.45                  9.26       0.11
      December 31, 1992                     10.80                  9.50       0.12

      March 31, 1993                        11.88                  9.93       0.11
      June 30, 1993                         14.04                  9.75       0.11
      September 30, 1993                    14.06                 10.43       0.12
      December 31, 1993                     15.875                12.93       0.12

      March 31, 1994                        15.875                14.29       0.12
      June 30, 1994                         20.25                 14.05       0.13
      September 30, 1994                    19.75                 17.50       0.15
      December 31, 1994                     18.875                15.00       0.15

      March 31, 1995                        16.00                 14.00       0.16
      June 30, 1995                         20.75                 14.00       0.16
      (through September 14)                26.50                 25.25

         On June 20, 1995, the last trading day prior to the public announcement of the Merger, the closing price of Shelton Stock on the Nasdaq National Market was $17.50. On September 14, 1995 (the most recent practical date prior to the printing of this Joint Proxy Statement/Prospectus) the closing price of Shelton Stock on the Nasdaq National Market was $25.25.

         Shelton paid 5% stock dividends on each of August 3, 1992, April 30, 1993, October 27, 1993 and April 27, 1994. The per share data shown above and elsewhere in this Joint Proxy Statement/Prospectus have been adjusted to reflect such 5% stock dividends.

         Shareholders are advised to obtain current market quotations for Webster Stock. It is expected that the market price of Webster Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated. Because the number of shares of Webster Stock to be received by Shelton shareholders in the Merger is fixed, the value of the shares of Webster Stock that the holders of Shelton Stock would receive in the Merger may increase or decrease prior to or after the Merger.

        DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS

         Set forth below is a description of Webster's capital stock, as well as a summary of the material differences between the rights of holders of Shelton Stock and their prospective rights as holders of Webster Stock. If the Merger Agreement is approved and adopted and the Merger consummated, the holders of Shelton Stock will become holders of Webster Stock. As a result, Webster's certificate of incorporation and bylaws, and the applicable provisions of Delaware law, will govern the rights of current shareholders of Shelton Stock. The rights of those shareholders are currently governed by the certificate of incorporation and bylaws of Shelton, and the applicable provisions of Delaware law.

         The following comparison is based on the current terms of the governing documents of Webster and Shelton and on the provisions of Delaware law, which is applicable to both Webster and Shelton. The discussion is intended to highlight important similarities and differences between the rights of holders of Webster Stock and Shelton Stock.

Webster Stock

         Webster is authorized to issue 14,000,000 shares of Webster Stock, of which 5,514,142 are currently issued and outstanding. After giving effect to the conversion of the outstanding Series B Stock of Webster described below, there would then be 986,062 additional shares of Webster Stock, or a total of 6,500,204 shares of the Webster Stock then outstanding. Webster has outstanding stock options granted to directors, officers and other employees for 534,298 shares of Webster Stock. Each share of Webster Stock has the same relative rights and is identical in all respects to each other share of Webster Stock. The Webster Stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

         Holders of Webster Stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of Webster Stock do not have the right to cumulate their votes for the election of directors, and they have no pre-emptive or conversion rights with respect to any shares that may be issued. Webster Stock is not subject to additional calls or assessments by Webster, and all shares of Webster Stock currently outstanding are fully paid and nonassessable.

         Holders of Webster Stock are entitled to receive dividends when and as declared by the Board of Directors of Webster out of funds legally available for distribution. No dividends or other distributions may be declared or paid on Webster Stock, however, unless all accumulated dividends have been paid concurrently on the Series B Stock. In addition, as described below, the indenture for the Senior Notes places certain restrictions on Webster's ability to pay dividends on Webster Stock. See "-- Senior Notes."

         In the unlikely event of any liquidation or dissolution of Webster, the holders of Webster Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Webster and after payment of the liquidation preferences of all outstanding shares of preferred stock, all remaining assets of Webster available for distribution, in cash or in kind.

Series B Stock

         Webster's certificate of incorporation authorizes its Board of Directors, without further shareholder approval, to issue up to 3,000,000 shares of serial preferred stock for any proper corporate purpose. In approving any issuance of serial preferred stock, the Board of Directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to the Webster Stock.

         Of the 3,000,000 authorized shares of serial preferred stock, 171,869 shares of Series B 7 1/2% Cumulative Convertible Preferred Stock (the "Series B Stock") are outstanding. The Series B Stock ranks prior to the Webster Stock with respect to dividends and amounts distributable upon liquidation. The Series B Stock is entitled to receive, when declared by the Board of Directors out of funds of Webster legally available therefor, cumulative quarterly cash dividends at an annual rate of 7 1/2%. Unless full cumulative dividends on the Series B Stock have been paid, dividends (other than in Webster Stock) may not be paid or declared upon the Webster Stock. Upon any liquidation of Webster, the holders of the Series B Stock will be entitled to receive out of the assets of Webster available for distribution to its shareholders before any distribution is made to holders of the Webster Stock an amount equal to $100 per share, plus an amount equal to all dividends accumulated and unpaid on the Series B Stock to the date of final distribution.

         Except as indicated below or as required by law, holders of the Series B Stock have no voting rights. If at any time six quarterly dividends payable on the Series B Stock are accrued and unpaid, the number of directors of Webster is required to be increased by two and the holders of all the Series B Stock, voting as a single class, will be entitled to elect the additional two directors until all dividends accumulated on the Series B Stock have been paid in full. In addition, without the vote or consent of the holders of at least two-thirds of the Series B Stock then outstanding, Webster may not (i) amend, alter or repeal any of the provisions of its certificate of incorporation or certificate of designation so as to affect adversely the preference or power of the Series B Stock, (ii) authorize any reclassification of the Series B Stock, or (iii) issue any shares of any class or series of stock of Webster ranking prior to the shares of the Series B Stock as to dividends or upon liquidation, or reclassify any authorized stock of Webster into any such prior shares or issue any obligation or security convertible into or evidencing the right to purchase any such prior shares. Accordingly, the voting rights of the holders of Series B Stock could under certain circumstances operate to restrict the flexibility which Webster would otherwise have in connection with any future issuances of equity securities or changes to its capital structure.

         The Series B Stock is not subject to any mandatory redemption at the election of the holder or sinking fund provision. The Series B Stock may be redeemed for cash at the option of Webster, in whole or in part, at any time on or after January 15, 1997, at the applicable redemption price, plus accumulated and unpaid dividends. The redemption price initially will be $104.50 per share effective as of January 15, 1997 and will decline to $100.00 after January 15, 2003. Holders of Series B Stock have the right, at their option, at any time to convert the Series B Stock into a number of fully paid and nonassessable shares of Webster Stock equal to $100.00 for each share surrendered for conversion divided by the conversion price, subject to certain exceptions following a notice of redemption by Webster.

Senior Notes

         The 8 3/4% Senior Notes due 2000 (the "Senior Notes") were issued by Webster in an aggregate principal amount of $40,000,000 pursuant to an Indenture (the "Indenture"), dated as of June 15, 1993, between Webster and Chemical Bank, as trustee (the "Trustee"). Certain provisions of the Indenture are summarized below because of their impact on the Webster Stock. The Senior Notes bear interest at 8 3/4% payable semi-annually on each June 30 and December 30 until maturity on June 30, 2000. The Senior Notes are unsecured general obligations only of Webster and not of its subsidiaries. The Senior Notes may not be redeemed by Webster prior to maturity. This provision is not expected to have an anti-takeover effect, since the Notes would be assumed by any acquirer of Webster. The Indenture contains covenants that limit Webster's ability at the holding company level to incur additional Funded Indebtedness (as defined below), to make Restricted Distributions (as defined below), to engage in certain dispositions affecting First Federal or its voting stock, to create certain liens upon Webster's assets at the holding company level (including a negative pledge clause), and to engage in mergers, consolidations, or sale of substantially all of Webster's assets unless certain conditions are satisfied. The Indenture also requires that Webster maintain a specified level of liquid assets at the holding company level.

         Restrictions on Additional Indebtedness. The Indenture limits the amount of Funded Indebtedness which Webster may incur or guarantee at the holding company level. Funded Indebtedness includes any obligation of Webster with a maturity in excess of one year for borrowed money, for the deferred purchase price of property or services, for capital lease payments, or related to the guarantee of such obligations. Webster may not incur or guarantee any Funded Indebtedness if, immediately after giving effect thereto, the amount of Funded Indebtedness of Webster at the holding company level, including the Senior Notes, would be greater than 90% of Webster's consolidated net worth. As of June 30, 1995, Webster's consolidated net worth was $149.6 million and it had $43.1 million of Funded Indebtedness.

         Restricted Distributions. Under the Indenture, Webster may not, directly or indirectly, make any Restricted Distribution (as defined below), except in capital stock of Webster, if, at the time or after giving effect thereto: (a) an event of default shall have occurred and be continuing under the Indenture; (b) First Federal would fail to meet any of the applicable minimum capital requirements under OTS regulations; (c) Webster would fail to maintain sufficient liquid assets to comply with the terms of the covenant described under "Liquidity Maintenance" below; or (d) the aggregate amount of all Restricted Distributions subsequent to March 31, 1993 would exceed the sum of (i) $5 million, plus (ii) 75% of Webster's aggregate consolidated net income (or if such aggregate consolidated net income shall be a deficit, minus 100% of such deficit) accrued on a cumulative basis in the period commencing on June 30, 1993 and ending on the last day of the fiscal quarter immediately preceding the date of the Restricted Distribution, and plus (iii) 100% of the net proceeds received by Webster from any capital stock issued by Webster (other than to a subsidiary) subsequent to March 31, 1993. As of June 30, 1995, Webster had the ability to pay $53.4 million in Restricted Distributions.


         Restricted Distribution means: (a) any dividend, distribution or other payment (except for dividends, distributions or payments payable in capital stock or dividends on the Series B Stock) on the capital stock of Webster or any subsidiary (other than a wholly owned subsidiary); (b) any payment to purchase, redeem, acquire or retire any capital stock of Webster (other than the Series A Stock, which was previously redeemed), the capital stock of any subsidiary
(other than a wholly-owned subsidiary); and (c) any payment by Webster of principal (whether a prepayment, redemption or at maturity) of, or to acquire, any indebtedness for borrowed money issued or guaranteed by Webster (other than the Senior Notes or pursuant to a guarantee by Webster of any borrowing by any ESOP established by Webster or a wholly owned subsidiary), except that any such payment of, or to acquire, any such indebtedness for borrowed money that is not subordinated to the Senior Notes will not constitute a Restricted Distribution, if such indebtedness was issued or guaranteed by Webster at a time when the Senior Notes were rated in the same or higher rating category as the rating assigned to the Senior Notes by Standard & Poor's ("S&P") at the time the Senior Notes were issued.

         Liquidity Maintenance. The Indenture requires that Webster maintain at all times, on an unconsolidated basis, liquid assets in an amount equal to or greater than 150% of the aggregate interest expense on the Senior Notes and all other indebtedness for borrowed money of Webster for 12 full calendar months immediately following each determination date under the Indenture provided, that Webster will not be required to maintain such liquid assets once the Senior Notes have been rated "BBB-" or higher by S&P for six calendar months and remain rated in such category.

Certificate of Incorporation and Bylaw Provisions

         General. Certain provisions included in Webster's certificate of incorporation and bylaws may serve to entrench current management and to prevent a change in control of Webster even if desired by a majority of shareholders. These provisions are designed to encourage potential acquirers to negotiate directly with the Board of Directors of Webster and to discourage other takeover attempts. The following discussion is a general summary of certain provisions of Webster's certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in Shelton's certificate of incorporation and bylaws. The discussion is necessarily general and, with respect to provisions contained in Webster's certificate of incorporation and bylaws, reference should be made to the document in question, each of which is an exhibit to Webster's registration statement.

         Directors. Certain provisions of Webster's certificate of incorporation and bylaws will impede changes in majority control of Webster's Board of Directors. The certificate of incorporation provides that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. The bylaws provide that the size of the Board of Directors, within the seven to 15 range specified in the certificate of incorporation, may be increased or decreased only by a two-thirds vote of the Board of Directors and by a vote of two-thirds of the shares eligible to be voted at a duly constituted meeting of shareholders called for such purpose. The certificate of incorporation provides that a vacancy occurring in the Board of Directors, including a vacancy created by any increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The bylaws also impose certain restrictions on the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

         Webster's certificate of incorporation provides that a director may be removed only for cause and then only by the affirmative vote of two-thirds of the total shares eligible to vote at a duly constituted meeting of the shareholders called expressly for that purpose. The certificate of incorporation also provides that 30 days' written notice must be provided to any director or directors whose removal is to be considered at a shareholders' meeting called for such purpose.

         The provisions of Shelton's certificate of incorporation and bylaws with regard to directors are substantially identical as those of Webster's, except that the range as to the number of directors is six to 12 in Shelton's certificate of incorporation.

     Call of Special Meetings. Webster's certificate of incorporation contains a provision which provides that a special meeting of shareholders may be called at any time but only by the chairman of the board or the president of Webster or by its Board of Directors. Shareholders are not authorized to call a special meeting. Shelton's certificate of incorporation is the same as to special meetings.

         Cumulative Voting. The certificate of incorporation of both Webster and Shelton deny cumulative voting rights in the election of directors.

         Authorized and Outstanding Common Stock. See "-- Webster Stock" as to authorized and currently outstanding shares of common stock of Webster, par value $.01 per share. Shelton has 5,000,000 authorized shares of common stock, par value $1.00 per share, of which 1,397,249 shares are currently outstanding. Shelton has outstanding stock options granted to directors, officers and other employees for 56,683 shares of Shelton Stock, plus the Option for 267,324 shares of Shelton Stock granted to Webster in connection with the Merger.

         Authorized and Outstanding Serial Preferred Stock. See "---- Series B Stock" as to authorized and currently outstanding shares of serial preferred stock of Webster. Shelton's certificate of incorporation authorizes 1,000,000 shares of serial preferred stock, $1.00 par value, of which no shares are outstanding.

         Approvals for Acquisitions of Control. Webster's certificate of incorporation prohibits any person (whether an individual, company or group acting in concert) from acquiring beneficial ownership of 10% or more of Webster's voting stock, unless the acquisition has received the prior approvals of two-thirds of Webster's outstanding voting shares and of all required federal regulatory authorities. Furthermore, no person may make an offer to acquire 10% or more of Webster's voting stock without obtaining prior approval of the offer by a two-thirds vote of Webster's Board of Directors or, alternatively, before the offer is made, obtaining approval of the acquisition from the OTS. These provisions do not apply to the purchase of shares by underwriters in connection with a public offering, and the provisions remain effective only so long as an insured institution is a majority-owned subsidiary of Webster. Shares acquired in excess of these limitations are not entitled to vote or take other shareholder action or be counted in determining the total number of outstanding shares of voting stock in connection with any matter involving shareholder action. These excess shares are also subject to transfer to a trustee, selected by Webster, for the sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of such sale. These limitations on offers and purchases do not apply to the ESOP or other employee benefits plans of Webster.

         Shelton's certificate of incorporation contains substantially identical provisions as to approvals for acquisition of control of Shelton, except that regulatory approvals of both the Connecticut Department of Banking and the OTS are required.

         Procedures for Certain Business Combinations. Webster's certificate of incorporation requires that certain business combinations between Webster (or any majority-owned subsidiary thereof) and a 10% or more shareholder or its affiliates (collectively, the "Interested Shareholder") either (i) be approved by at least 80% of the total number of outstanding voting shares of Webster, or
(ii) either be approved by two-thirds of Webster's continuing Board of Directors (persons serving prior to the 10% shareholder becoming such) or involve consideration per share generally equal to that paid by the 10% shareholder when it acquired its block of stock. The types of business combinations with an Interested Shareholder covered by this provision include: mergers, consolidations, stock exchanges; a sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business; an issuance by Webster of its equity securities having a market value in excess of 5% of aggregate market value of its outstanding shares; the adoption of any plan of liquidation of Webster or any subsidiary proposed by an Interested Shareholder; and any reclassification of securities or recapitalization of Webster which has the effect of increasing the proportionate equity ownership interest of the Interested Shareholder. Shelton's certificate of incorporation contains a substantially identical provision as to business combinations.

         Anti-Greenmail. Webster's certificate of incorporation requires approval by a majority of the outstanding voting stock before Webster may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% percent or more of Webster's voting stock, if such holder has owned the shares for less than two years. Any shares beneficially held by such person would be excluded in calculating majority shareholder approval. This provision would not apply to a pro rata offer made by Webster to all of its shareholders in compliance with the Exchange Act and the rules and regulations thereunder or a purchase of voting stock by Webster if the Board of Directors has determined that the purchase price per share does not exceed the fair market value of such voting stock. Shelton's certificate of incorporation contains no similar provision.

         Criteria for Evaluating Offers. Webster's certificate of incorporation provides that the Board of Directors, when evaluating any acquisition offers, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which such subsidiaries operate or are located, as well as on the ability of such subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations. Shelton's certificate of incorporation contains a substantially identical provision as to Shelton Bank.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to Webster's certificate of incorporation must be approved by a two-thirds vote of Webster's Board of Directors and also by a majority of the outstanding shares of Webster's voting stock, provided, however, that approval by two-thirds of the outstanding voting stock is generally required for certain provisions. In addition, the provisions regarding certain business combinations may be amended only by the same "80 percent" shareholder vote required to approve a business combination with a 10% shareholder. Webster's bylaws may be amended by a two-thirds vote of the Board of Directors or a two-thirds vote of the total shares eligible to be voted at a duly constituted meeting of shareholders. Amendments to Shelton's certificate of incorporation and by laws are subject to substantially identical provisions as those of Webster's.

Applicable Law

         The following discussion is a general summary of certain provisions of Delaware, Connecticut and federal statutory and regulatory provisions that may be deemed to have an "anti-takeover" effect.

         Delaware Takeover Statute. Section 203 of the Delaware General Corporation Law (the "Delaware Takeover Statute") applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by such a corporation and certain of its shareholders. The Delaware Takeover Statute provides, in essence, that a shareholder acquiring more than 15 percent of the outstanding voting shares of a corporation subject to the statute (an "Interested Person") but less than 85 percent of such shares may not engage in certain "Business Combinations" (as defined) with the corporation for a period of three years subsequent to the date on which the shareholder became an Interested Shareholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the shareholder became an Interested Person or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Person.

         The Delaware Takeover Statute defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Person in which the Interested Person receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Person, transactions with the corporation which increase the proportionate interest of the Interested Person or transactions in which the Interested Shareholder receives certain other benefits.

         Connecticut Regulatory Restrictions on Acquisitions of Stock. Connecticut banking statutes prohibit any person from directly or indirectly offering to acquire or acquiring voting stock of a Connecticut-chartered bank (such as Shelton Bank), a federal savings bank having its principal office in Connecticut (such as Webster Bank) or a holding company of any such entity (such as Webster or Shelton), that would result in such person becoming, directly or indirectly, the beneficial owner of more than 10% of any class of voting stock of such savings bank unless such person had previously filed an acquisition statement with the Connecticut Commissioner and such offer or acquisition has not been disapproved by the Connecticut Commissioner.

         Federal Law. Federal law provides that, subject to certain exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire "control" of an insured institution or holding company thereof, without giving at least 60 days prior written notice providing specified information to the appropriate federal banking agency (i.e., the OTS in the case of Webster and Webster Bank and the FDIC in the case of Shelton and Shelton Bank). "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25 percent or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10 percent of any class of the institution's voting securities which is registered under Section 12 of the Exchange Act and is actively traded. The term "actively traded" is defined in the regulation to mean securities that are either listed on a securities exchange or quoted on the Nasdaq National Market. The OTS or FDIC may prohibit the acquisition of control it finds among other things that (i) the acquisition would result in a monopoly or substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution or
(iii) the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

                                  LEGAL MATTERS

         The validity of the Webster Stock to be issued in the Merger will be passed upon by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters in connection with the Merger will be passed upon for Shelton by Schatz & Schatz, Ribicoff & Kotkin, Hartford, Connecticut.

                                     EXPERTS

         The consolidated financial statements of Webster at December 31, 1994 and 1993, and for each of the years in the three year period ended December 31, 1994, incorporated by reference into the Registration Statement, have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing. The report refers to the fact that

Webster adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and No. 115 "Accounting for Certain Debt and Equity Securities" in 1993.

         The financial statements of Shelton at June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, included in this Joint Proxy Statement/Prospectus, have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The report refers to the fact that Shelton changed its methods of accounting for investments and income taxes during the year ended June 30, 1994.

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
                     ITEM 2 - ELECTION OF SHELTON DIRECTORS

Shelton Stock Owned by Principal Holders, and Directors and Executive Officers as a Group

     The following information is provided with respect to all persons known to Shelton to own beneficially more than five percent of Shelton Stock, and the aggregate beneficial ownership of directors and executive officers of Shelton as a group at June 30, 1995.

------------------------------------------- -------------------------------- ---------------------------------------
Name and Address of Beneficial Owner             Amount and Nature of                      Percent of

                                                 Beneficial Ownership                     Class Owned
------------------------------------------- -------------------------------- ---------------------------------------
------------------------------------------- -------------------------------- ---------------------------------------
Webster Financial Corporation                         267,324 (a)                             (a)
First Federal Plaza
Waterbury, CT.   06702

Directors and Executive Officers of the               302,659 (b)                            20.9%
Company as a Group (9 persons)
--------------------------------------------------------------------------------------------------------------------

(a) On June 20, 1995, Webster and Shelton entered into the Option Agreement that entitles Webster to purchase up to 267,324 shares of Shelton Stock upon the occurrence of certain events (primarily events that would create the potential for a third party to acquire Shelton), at a price of $17.00 per share, subject to adjustment. In addition to the Option, Webster owns 120 shares of Shelton Stock.

(b)      Includes 87,957 shares subject to options which are immediately exercisable.

--------------------------------------------------------------------------------------------------------------------

Election of Shelton Directors

         The Board of Directors of Shelton is divided into three classes. The number of directors is currently fixed at seven. The term of office of the members of one class expires each year and successors are elected for a term of three years and until their successors are elected and qualified. At the Shelton Meeting, three directors will be elected for three-year terms expiring in 1998. However, if the Merger Agreement is approved and adopted and the Merger is consummated, Shelton's existence will cease. Accordingly, the directors of Shelton will serve only up to the consummation of the Merger. It is the intention of the persons named in the proxy to vote for the election of the nominees hereinafter named. The Board of Directors believes that such nominees will stand for election and will serve if elected directors. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a plurality vote.

         Nominations of persons for election to the Board of Directors of Shelton may be made only at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of Shelton entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Shelton's bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, must be submitted in writing to the Secretary of Shelton not less than 30 nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 45 days notice or public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made to shareholders. Public disclosure of the date of the Shelton Meeting was made by a press release issued on September 14, 1995; therefore, shareholder nominations for the Shelton Meeting are required to be received on or before October 1, 1995 in order to be timely.

         In accordance with Shelton's bylaws, a shareholder's notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director (i) the name, age, business and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Shelton which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on Shelton's books, of such shareholder and (ii) the class and number of shares of Shelton which are beneficially owned by such shareholder.

         The table below sets forth certain information regarding (i) the Board of Directors of Shelton's three nominees for re-election as directors, (ii) directors who will continue to serve as such after the Shelton Meeting, (iii) the executive officers named in the Summary Compensation Table, and (iv) stock ownership by each director and executive officer and by all directors and executive officers as a group. Unless otherwise indicated in the notes to the table, the individuals listed below had sole voting and investment power with respect to the shares listed as being beneficially owned by them and shared voting and dispositive powers with respect to the shares listed as owned by others.

 ------------------------------------------------- --------------- --------------- ---------------------------------

 Name and Age as of June 30, 1995                     Director        For Term         Beneficial Ownership at
                                                     Since (a)       to Expire              June 30, 1995
                                                                                   ------------- -------------------

                                                                                      Shares         % of Total

 ------------------------------------------------- --------------- --------------- ------------- -------------------

 NOMINEES FOR A THREE YEAR TERM

 LeRoy T. Glover, 74,                                   1956            1998          21,429          1.53% (b)
 Chairman of the Board, Shelton
 and Shelton Bank; Retired Owner,
 Glover Construction

 ------------------------------------------------- --------------- --------------- ------------- -------------------

 J. Allen Kosowsky, 47,                                 1988            1998          58,989          4.20% (c)
 Vice Chairman of the Board, Shelton
 President, J. Allen Kosowsky, CPA, P.C.

 ------------------------------------------------- --------------- --------------- ------------- -------------------

 Kenneth E. Schaible, 53,                               1972            1998          62,648          4.43% (d)
 President and Treasurer,
 Shelton and Shelton Bank
 ------------------------------------------------- --------------- --------------- ------------- -------------------

 CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

 Samuel Kreiger, 71,                                    1973            1997          27,651          1.97% (e)
 Managing Partner, Real Estate Group

 ------------------------------------------------- --------------- --------------- ------------- -------------------

 Joseph A. Pagliaro, 54,                                1985            1996          40,286          2.88% (f)
 President, Riverview Funeral Home                                                                          (h)
 ------------------------------------------------- --------------- --------------- ------------- -------------------

 Donald W. Smith, 64,                                   1988            1997          26,771          1.92% (g)
 President, D.W. Smith  Builders, Inc.
 ------------------------------------------------- --------------- --------------- ------------- -------------------

 Charles H. Sullivan, 52,                               1972            1996           1,366          0.1% (h)
 Director of Food Services, Connecticut Valley
 Hospital

 ------------------------------------------------- --------------- --------------- ------------- -------------------

 William C. Nimons, 48,                                  -               -            46,274          3.28% (i)
 Executive Vice President & Secretary
 Shelton and Shelton Bank

 ------------------------------------------------- --------------- --------------- ------------- -------------------

 All directors and executive officers as a group         -               -           302,659         20.87% (j)
 (9 persons)

 ------------------------------------------------- --------------- --------------- ------------- -------------------
                                       62

 (a)      Includes years of service as a director of Shelton Bank.

 (b) Includes 3,281 shares subject to options which are immediately exercisable.

 (c) Mr. Kosowsky has sole power to vote and sole power to dispose of 10,131 shares, which include 3,115 shares held directly, 4,652 shares held in retirement plans and 2,364 shares owned as trustee for his children. Mr. Kosowsky has shared power to vote and shared power to dispose of 41,167 shares, which include 40,497 shares held jointly with his spouse, 670 shares held by his spouse in a retirement plan. Mr. Kosowsky also holds 7,691 shares subject to options which are immediately exercisable.

 (d) Includes 7,998 shares owned by Mr. Schaible's spouse, 453 shares owned by his son, 6,690 shares held in Shelton Bank's Employee Stock
          Ownership Plan and 47,507 shares subject to options which are immediately exercisable.

 (e) Includes 6,744 shares owned by Mr. Kreiger's spouse, 4,921 shares owned jointly with spouse and 3,281 shares subject to options which are immediately exercisable.

 (f) Includes 1,821 shares owned jointly with spouse, 2,523 shares owned by spouse, 12,041 shares owned jointly with his daughter and 5,574 shares owned jointly by Mr. Pagliaro's spouse and son, and 2,000 shares held in a retirement plan.

 (g) Includes 4,439 shares held by spouse's estate, 7,657 shares held in a retirement plan for the benefit of Mr. Smith. Includes 2,500 transferred to family members that remain subject to the Stockholder Agreement.

 (h)      Includes  250  shares   subject  to  options  which  are   immediately
          exercisable.

 (i) Includes 2,100 shares held in a retirement plan for the benefit of Mr. Nimons, 2,100 shares held in a retirement plan for the benefit of his spouse, 5,162 shares held in Shelton Bank's Employee Stock Ownership Plan, 1,289 shares as custodian for his children and 13,759 shares subject to options which are immediately exercisable.

 (j) Includes 53,024 shares subject to options which are immediately exercisable.

 -------------------------------------------------------------------------------------------------------------------

Committees of Shelton's Board of Directors

         The Board of Directors of Shelton has established Audit and Nominating Committees, the members of which are elected by the Board of Directors.

         The Audit Committee is composed of Messrs. Kosowsky, Kreiger and Smith. The Audit Committee, which is composed solely of outside directors, meets periodically with Shelton's management, internal auditor and independent accountants to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of the audit effort. During the year ended June 30, 1995, the Audit Committee met four times.

         The Nominating Committee is composed of Messrs. Pagliaro and Sullivan. The Nominating Committee met once during the year ended June 30, 1995 to nominate officers and directors of Shelton.

Shelton Director Meeting Attendance and Fee Arrangements

         During the year ended June 30, 1995, Shelton's Board of Directors met seven times. All directors attended 80% or more of the total number of meetings held by Shelton's Board of Directors and the total number of meetings held by all committees of Shelton's Board of Directors on which he served. All directors also attended 80% or more of the 12 meetings held by Shelton Bank's Board of Directors and the total of the 34 meetings held by all committees of Shelton Bank's Board of Directors on which he served.

         Non-employee directors receive a $7,000 annual retainer, $350 for each board meeting attended, and $250 for each committee meeting attended. During the year ended June 30, 1995, Mr. Glover received $5,000 in fees from Shelton Bank for consulting services and $468 in fees for on-site construction loan disbursement inspections. Messrs. Pagliaro and Smith received $3,236 and $5,322, respectively, in fees from Shelton Bank for on-site construction loan disbursement inspections.

Shelton Personnel Committee Report on Executive Compensation

         The executive officers of Shelton receive all of their cash compensation from Shelton Bank. As such, the Personnel Committee of the Board of Directors of Shelton Bank ("the Personnel Committee") makes recommendations regarding the compensation levels of Shelton's executive officers to the full Board of Directors of Shelton Bank for its consideration in determining executive compensation.

         The Personnel Committee's primary objective is to maintain a competitive compensation program, based on the concept of pay for performance, that will play a key role in retaining and attracting results oriented individuals. In addition to the Personnel Committee's own evaluation of the adequacy of the executive officers' compensation program, the Personnel Committee periodically has its findings reviewed by outside compensation specialists to ensure that the program is both competitive and reasonable.

         The executive officers' compensation program has three primary components - base salary, annual incentives and long-term incentives. The compensation program also provides the executive officers with a relatively standard employee benefits package that is available, on the same basis, to all of Shelton Bank's employees.

         The executive officers' base salaries reflect their performance in discharging their specific job responsibilities. Salary adjustments are primarily based on sustained job performance over time. To maintain executive salaries within competitive levels, the Personnel Committee also surveys salary levels for comparable positions at area financial institutions of similar size that compete in Shelton's primary line of business.

         Annual incentive bonuses are primarily based on Shelton's profitability, as measured by the return on average assets. Annual incentive bonuses also recognize and reward the achievement of specific strategic goals and objectives set by the Board of Directors each year. Under Shelton's current plan, annual incentive bonuses cannot exceed 25% of the officer's base salary.

         Long-term incentives are provided through Shelton's Stock Option Plan and Employee Stock Ownership Plan. These plans provide an earnings opportunity which is directly linked to the performance of Shelton Stock. The Personnel Committee believes that these plans focus attention on managing Shelton from the perspective of a shareholder and facilitate the ability of Shelton to retain results oriented individuals.

         Shelton's net income for the year ended June 30, 1995 was $2,216,000 or $1.62 per share on a fully diluted basis, an increase of 12% over net income before accounting change of $1,975,000, or $1.50 per share, during the year ended June 30, 1994. Shelton's 1994 fiscal year end income, which included $275,000, or $.21 per share as a result of a change in the method of accounting for income taxes, was $2,250,000, or $1.71 per share.

         Based upon a review of specific job performance in fiscal 1995 and the prior years, the base salary of Kenneth E. Schaible, President and Treasurer, was increased by recommendation of the Committee from $150,000 to $160,000, an increase of 6.7% in fiscal 1995. Based upon Shelton Bank's return on average assets and achievement of certain strategic objectives in fiscal 1995, Mr. Schaible was awarded a $37,500 bonus, an amount equal to 23% of his current base salary, upon the Committee's recommendation. For fiscal 1994, Mr. Schaible's bonus was $32,136, or 21% of his 1994 base salary. During fiscal 1995, no stock options were granted to Shelton's executive officers. For fiscal 1994, Mr. Schaible was granted 13,781 stock options upon the Committee's recommendation.

Submitted by the members of the Personnel Committee:

   LeRoy T. Glover          Joseph A. Pagliaro             Charles H. Sullivan

Shelton Compensation Committee Interlocks and Insider Participation

         None

Shelton Compensation of Executive Officers

         The following table sets forth the compensation paid, earned or awarded, in the fiscal years indicated, to Shelton's president and to each other executive officer whose compensation exceeded $100,000 during the year ended June 30, 1995.


Summary Compensation Table

 -------------------- -------------------------------------------- -------------------------------- ----------------

                                                                                                       All Other
 Name and Principal               Annual Compensation                  Long Term Compensation        Compensation
 Position                                                                                                  (2)


                      -------------------------------------------- --------------------------------

                      Fiscal    Salary    Bonus        Other       Restrict-ed Securities    LTIP
                       Year                         Compensation   Stock       Underlying    Pay-

                                                        (1)        Awards ($)   Options/     outs
                                                                                 SARs(#)

                      -------- --------- --------- --------------- ----------- ------------ -------
 -------------------- -------- --------- --------- --------------- ----------- ------------ ------- ----------------

 Kenneth E. Schaible   1995    $151,221  $37,500       $2,885          -            -         -          $2,937
 Director,             1994     145,369   32,136        2,686          -         13,781       -             639
 President &           1993     133,480    9,405        2,466          -            -         -           2,181
 Treasurer
 -------------------- -------- --------- --------- --------------- ----------- ------------ ------- ----------------
 -------------------- -------- --------- --------- --------------- ----------- ------------ ------- ----------------

 William C., Nimons    1995    112,562    27,500        1,269          -            -         -          $2,645
 Executive Vice        1994    107,428    23,810        1,492          -         11,025       -             473
 President &           1993    101,122     7,135        1,923          -            -         -           1,616
 Secretary
 -------------------------------------------------------------------------------------------------------------------

   (1) All amounts included in this column represent payment for unused sick leave.

   (2) All amounts represent the fair market value of shares allocated to the named individuals under Shelton Bank's Employee Stock Ownership Plan for calendar 1995. The value was calculated based on the $15.25 per share closing price of Shelton Stock on December 31, 1994, the date of allocation.

 -------------------------------------------------------------------------------------------------------------------


Shelton Option Grants During 1994 Fiscal Year

        None

Shelton Option Exercises and Year-End Option Value Table

        The following table provides information on options exercised by the executive officers of Shelton named in the Summary Compensation Table, the number of unexercised options each of them held at June 30, 1995 and the value of the unexercised in-the-money options each of them held as of that date. The values shown in the table are based on the $20.75 closing price of Shelton Stock on June 30, 1995, less the exercise price of the options.

AGGREGATED OPTIONS/SARS EXERCISES IN 1995 FISCAL YEAR AND 1995 FISCAL YEAR-END OPTIONS/SAR VALUES


 --------------------- ------------- ----------- ------------------------------- -----------------------------------

                                                      Number of Securities       Value of Unexercised In-the-Money
                                                     Underlying Unexercised                  Options at

                                                 Options/SARs at June 30, 1995             June 30, 1995
                                                 -----------------------------             -------------

                          Shares
                         Acquired

                            on         Value

                                                 -------------- ---------------- -------------- --------------------
 Name                    Exercise     Realized    Exercisable    Unexercisable    Exercisable      Unexercisable
 --------------------- ------------- ----------- -------------- ---------------- -------------- --------------------

 Kenneth E. Schaible        -            -          47,507             -           $583,216              -
 William C. Nimons          -            -          13,759             -             113,802             -
 --------------------- ------------- ----------- -------------- ---------------- -------------- --------------------

Shelton Pension Plan

         Shelton Bank is a participant in a multi-company pension plan. The pension plan is a qualified non contributory defined benefit pension plan. Employees become eligible for participation on attainment of age 21 and the accumulation of 1,000 hours of employment in a year. The plan provides for payments to each covered employee or their beneficiary upon the covered employee's retirement or death, with provisions for early or postponed retirement. Upon normal retirement at age 65, annual payments under the pension plan are not offset by Social Security benefits and total annual payments are equal to 1.5% of the employee's average annual base salary over the five consecutive years of highest salary, multiplied by such employee's years of credited service. Total annual pension payments may not exceed the lesser of $112,888 or 100% of the employee's average annual base salary over the three consecutive years of highest salary. The pension plan also provides for reduced optional early retirement benefits, provided a participant retires within ten years of his or her normal retirement date. Although no disability benefits are provided under the pension plan, participants who leave Shelton Bank because of a disability are entitled to early retirement benefits.

         The following table illustrates annual pension benefits at age 65 under the most advantageous provisions available for various levels of compensation and years of service.


--------------------------- ----------------------------------------------------------------------------------------

Five-Year Average                                              Years of Service
Annual Salary

--------------------------- ---------------------- --------------------- --------------------- ---------------------

                                     10                     20                    30                    40
                                     --                     --                    --                    --

$     60,000                      $ 9,000                $18,000              $27,000                $36,000
      80,000                       12,000                 24,000               36,000                 45,000
     100,000                       15,000                 30,000               45,000                 54,000
     120,000                       18,000                 36,000               54,000                 63,000
     140,000                       21,000                 42,000               63,000                 72,000
     160,000                       24,000                 48,000               72,000

--------------------------- ---------------------- --------------------- --------------------- ---------------------

         Covered earnings for the year ended June 30, 1995, for the individuals named in the Summary Compensation Table were $147,432 for Mr. Schaible and $118,372 for Mr. Nimons. As of June 30, 1995, Mr. Schaible had 27 years and 11 months of credited service and Mr. Nimons had 23 years and 11 months of credited service.

Shelton Employment Agreements

         Shelton and Shelton Bank have entered into employment contracts with Kenneth E. Schaible, President and Treasurer, William C. Nimons, Executive Vice President and Secretary and Ralph J. Rodriguez, Senior Vice President and Controller. Messrs. Schaible and Nimons' employment contracts have terms of four years and Mr. Rodriguez's contract has a term of three years. Each contract automatically renews for one additional year on each anniversary date of the contract, commencing on August 29, 1995 for Messrs. Schaible and Nimons, and on October 25, 1995 for Mr. Rodriguez, unless Shelton, Shelton Bank or the employee gives written notice to the contrary. The current term of the contracts is through August 29, 1999 for Messrs. Schaible and Nimons and through October 25, 1998 for Mr. Rodriguez. The employment contracts provide for the employees to receive annual base salaries, increased annually based primarily on personal performance as determined by the Board of Directors, and to participate in the employee benefits package that is provided to all of Shelton Bank's employees.

         The employment contracts provide for the termination of the employees with or without "cause", as defined in the contracts. If the employee is terminated with cause, the employment agreement terminates. In the event that the employee is terminated without cause, the employee is entitled to: (i) receive a cash payment equal to his current salary for the remaining term of the agreement, (ii) continue to participate in all employee benefits and fringe benefits for the remaining term of the agreement, except that the employee, the employee's spouse, and the employee's dependents continue to receive life, health, dental, and disability coverage until the employee becomes eligible for comparative benefits in connection with full-time employment with another employer, (iii) continue to be covered under all insurance or other provisions for the indemnification and defense of officers or directors, and (iv) receive outplacement services and legal, accounting and financial planning services related to employee's benefits under the contracts (the benefits described in (ii) through (iv) are referred to herein as the "Benefits"). Based on their current base salaries, if their employment were terminated without cause, Messrs. Schaible, Nimons and Rodriguez would be entitled to receive payments of $640,000, $465,000 and $243,000, respectively, excluding the Benefits.

         The employees have no right to terminate their employment without the approval of the Board of Directors except in connection with or within one year following a "change in control", as defined in the employment contracts, of Shelton or Shelton Bank. If the employee voluntarily terminates his employment, or if his employment is terminated involuntarily, in connection with or within one year following a "change in control", he would be entitled to receive a lump sum cash severance payment. The payment to each of Messrs. Schaible, Nimons and Rodriguez would be equal to three times their average annual compensation during the five-year period prior to their termination. Assuming the average annual compensation, during the five years prior to the termination of employment, of Messrs. Schaible, Nimons and Rodriguez following a change in control were equal to their current base salary of $160,000, $116,250 and $81,000, respectively, Messrs. Schaible, Nimons and Rodriguez would be entitled to receive payments of $480,000, $348,750 and $243,000, respectively, excluding the Benefits.

         In connection with the Merger Agreement, Messrs. Schaible, Nimons and Rodriguez agreed with Webster and Shelton to limit all payments to them under their employment contracts, all other agreements and benefit plans, to the limitations relating to "parachute payments" in Section 280G(b)(2) of the Internal Revenue Code (the "Code"). See "THE MERGER - Interests of Certain Persons in the Merger" as to severance payments by Webster Bank and new employment and consulting agreement with Mr. Schaible and new consulting agreements with Messrs. Nimons and Rodriguez by Webster Bank upon consummation of the Merger.

Shelton Comparative Stock Performance

         The following graph compares the five year cumulative total return on Shelton Stock with the NASDAQ Market Value Index ("NASDAQ Index") and the Media General New England Bank Industry Group ("Peer Group"). The values in the graph show the relative performance through June 30, 1995 of a $100 investment made on June 30, 1990 in Shelton Stock, the NASDAQ index and the Peer Group Index, with reinvestment of dividends.

                               Performance Graph

                               [GRAPHIC OMITTED]



                 1990      1991      1992      1993      1994     1995
                 ----      ----      ----      ----      ----     ----
Shelton Bancorp,  100      95.06     132.31   154.94    296.20   331.28
   Inc.
Industry Index
  --Peer Group    100      85.29     134.87   150.69    173.93   214.29
Broad Market      100      94.22     101.52   124.62    136.66   160.27

Shelton Transactions with Directors and Management

         Directors, executive officers, principal shareholders of Shelton Stock and certain of their associates, were customers of, and had other transactions with Shelton Bank in the ordinary course of business. In management's opinion, loan transactions with these individuals were made on substantially the same terms as similar loans to others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                 SHELTON APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of Shelton has appointed the accounting firm of Coopers & Lybrand L.L.P. to be Shelton's independent accountants for the year ending June 30, 1996. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Shelton Meeting and will be given an opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions from shareholders.

                        SHELTON SECTION 16(a) COMPLIANCE

         Based on a review of reports submitted to Shelton, Shelton believes that for the year ended June 30, 1995, all Section 16(a) filing requirements applicable to Shelton's directors and officers were complied with on a timely basis.

                              SHELTON OTHER MATTERS

         The Board of Directors of Shelton does not know of any other matters to be brought before the Shelton Meeting other than those referred to in this Joint Proxy Statement/Prospectus. If, however, any other matters not now known are properly brought before the Shelton Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors, including, without limitation, a motion to adjourn or postpone the Shelton Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger or otherwise.

                    SHELTON PROPOSALS FOR 1996 ANNUAL MEETING

         Shelton's bylaws provide that notice of shareholder proposals and nominations for directors must be submitted to the Secretary of Shelton not fewer than 30 days nor more than 90 days prior to an annual meeting, unless notice or public disclosure of the date of the annual meeting occurs less than 45 days prior to the date of the annual meeting, in which event, shareholders may deliver such notice not later than the 15th day following the day on which notice of the annual meeting was mailed or public disclosure thereof was made. Pursuant to Shelton's bylaws, a shareholder's notice of new business must also set forth certain information as to the shareholder submitting the proposal and each matter the shareholder proposes to bring before the annual meeting.
Proposals submitted by shareholders otherwise than in accordance with the procedures set forth in Shelton's bylaws shall not be acted upon.

If the Merger Agreement is approved and adopted and the Merger is consummated, there will not be an annual meeting of Shelton's shareholders in 1996. However, if the Merger is not consummated, Shelton anticipates that its 1996 annual meeting will be held in November 1996. Therefore, in addition to the above requirements, any proposal intended to be presented by a shareholder for inclusion in Shelton's proxy statement for its 1996 Annual Meeting must be received by Shelton at its principal executive office no later than June 16, 1996.

                              --------------------

                                   APPENDIX A

              ALEX. BROWN & SONS
[LOGO]            INCORPORATED

              ESTABLISHED 1800  AMERICA'S OLDEST INVESTMENT BANKING FIRM
                                                         REPLY TO:  P.O. BOX 515

              MEMBER NEW YORK STOCK EXCHANGE, INC. AND OTHER LEADING EXCHANGES
                                                         BALTIMORE, MD  21203


                                                                 June 20, 1995


The Board of Directors
    of Shelton Bancorp, Inc.
375 Bridgeport Avenue
Shelton, CT  06484

Dear Sirs:

         You have requested our opinion as to the fairness from a financial of view to the holders of the outstanding shares of Common Stock, $1.00 par value per share (the "Shares") of Shelton Bancorp, Inc. (the "Company") of the Exchange Ratio (as hereinafter defined) to be received by the Company's shareholders pursuant to the Agreement and Plan of Merger By and Between Webster Financial Corporation ("Webster") and the Company dated June 20, 1995 (the "Agreement"). Pursuant to the Agreement, each of the Shares will receive 0.92 shares Webster Common Stock, par value $0.01 per share ("Webster Common Stock") (the "Exchange Ratio").

         Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction contemplated by the Agreement. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

         In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and Webster and certain internal financial analyses and other information furnished to us by the Company and Webster. We have also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported price and trading activity for the Shares and Webster Common Stock, (ii) compared certain financial and stock market information for the Company and Webster, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement and compared the financial terms of the Agreement with those of certain recent business combinations of other savings banks which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

         We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company, we have assumed that such information reflects the best currently available estimates and judgments of the management of the Company, as to the likely future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or Webster, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

         Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of Shares.



                                                Very truly yours,

                                                ALEX. BROWN & SONS INCORPORATED



                                                By:    /s/ J. Adam Hitt
                                                     --------------------------
                                                          J. Adam Hitt
                                                           Principal

REVIEW OF OPERATIONS


Condensed statements of income

($ In thousands, except per share data) June 30,                1995        1994       1993        1992      1991
-------------------------------------------------------------------------------------------------------------------
Net interest income                                           $8,835      $8,263     $8,097      $7,225    $5,485
Provision for loan losses                                        375         150        793         875       380
-------------------------------------------------------------------------------------------------------------------
  Net interest income after provision

    for loan losses                                            8,460       8,113      7,304       6,350     5,105
Income (loss) from real estate investments                        67          56        151         (76)      (15)
Trading account gains (losses)                                    30         (22)        40         (18)       19
Gains on sale of loans                                            13          84        763         648        27
Securities gains (losses)                                        (20)        235        541         (56)     (289)
Other non-interest income                                      1,427       1,280        972         939       647
Other real estate owned expense                                   58         257        579         413       472
Other non-interest expense                                     6,319       6,214      5,681       4,866     3,698
-------------------------------------------------------------------------------------------------------------------
  Net income before income taxes
   and accounting change                                       3,600       3,275      3,511       2,508     1,324
Provision for income taxes                                     1,384       1,300      1,591       1,297       554
-------------------------------------------------------------------------------------------------------------------
  Income before accounting change                              2,216       1,975      1,920       1,211       770
Change in accounting for income taxes                              -         275          -           -         -
===================================================================================================================
Net Income                                                    $2,216      $2,250     $1,920      $1,211    $  770
===================================================================================================================
Per share data

Book value                                                    $14.92      $14.00     $12.89     $11.87     $11.14
Primary net income                                              1.63        1.74       1.52       0.96       0.60
Fully diluted net income                                        1.62        1.71       1.52       0.96       0.60
Cash dividends                                                  0.62        0.49       0.43       0.40       0.37
===================================================================================================================
At year-end

Total assets                                                $298,959    $276,003   $259,868    $248,611  $186,933
Net loans                                                    223,301     189,228    171,892     167,687   146,594
Securities                                                    54,630      66,599     67,904      60,816    24,939
Deposits                                                     268,759     252,046    239,504     227,665   166,731
Borrowings                                                     9,505       5,200      3,200       4,700     5,700
Stockholders' equity                                          20,036      18,262     16,425      14,970    14,052
Outstanding shares                                         1,343,341   1,304,156  1,274,257   1,260,863 1,260,863
===================================================================================================================
Financial ratios

Yield on interest-bearing assets                                6.90%       6.75%      7.54%      8.86%     10.35%
Cost of funds                                                   3.95        3.60       4.23       5.67       7.26
Interest rate spread                                            2.95        3.15       3.31       3.19       3.09
Net interest margin                                             3.23        3.33       3.46       3.36       3.34
Return on average assets                                        0.76        0.85       0.76       0.52       0.44
Return on average equity                                       11.64       12.94      12.14       8.29       5.63
Average equity to average assets                                6.57        6.55       6.26       6.29       7.76
Dividend payout ratio                                          36.87       28.04      28.13      41.54      60.39
At year-end:

  Loans to deposits                                            83.63       75.58      72.36      74.12      88.21
  Non-performing loans to total loans                           0.89        0.57       0.55       2.09       2.53
  Non-performing assets to total loans
    and OREO                                                    1.35        1.11       1.94       3.32       3.78
  Allowance for loan losses to
    non-performing loans                                       73.63      116.36     147.53      30.14      12.82
  Capital ratios of bank subsidiary
    Total risk-based                                           12.55       12.78      12.57      10.85      11.91
    Tier 1 risk-based                                          11.63       11.90      11.56      10.17      11.51
    Tier 1 leverage                                             6.20        6.25       6.20       5.83       7.30
===================================================================================================================

                                      B-1

Overview

Shelton Bancorp ("Bancorp") is the parent company of Shelton Savings Bank ("the Bank"), collectively referred to as "the Company." The Bank is headquartered in Shelton, Connecticut and operates six full service offices within eastern Fairfield and southwestern New Haven counties. Since its founding in 1919, the Bank has specialized in retail banking with specific emphasis on residential mortgage lending. Through its trust department, the Bank provides investment advisory and management services to both retail and corporate customers.

On June 20, 1995, Shelton Bancorp entered into a definitive merger agreement pursuant to which Webster Financial Corporation has agreed to acquire Shelton Bancorp. Under the terms of the agreement, stockholders of Shelton Bancorp will receive .92 of a share of Webster common stock, in a tax free exchange, for each of their shares of Shelton Bancorp common stock. The exchange ratio is not subject to market price adjustment. Subject to shareholder and regulatory approvals, the acquisition of Shelton Bancorp by Webster Financial is expected to close during the fourth quarter of 1995.

Net income for the year ended June 30, 1995 was $2,216,000, or $1.62 per share on a fully diluted basis, an increase of 12% over net income before accounting change of $1,975,000, or $1.50 per share, during the year ended June 30, 1994. The Company's 1994 fiscal year net income, which included $275,000, or $0.21 per share as a result of a change in the method of accounting for income taxes, was $2,250,000, or $1.71 per share.

The major components of the decrease in net income were as follows:


-------------------------------------------------------------------------------------------------------------------
($ In thousands) Year ended June 30,                           1995             1994         Amount       Change
-------------------------------------------------------------------------------------------------------------------
                                                                                                         Percent

Net interest income                                          $8,835           $8,263           $572            7%
Provision for loan losses                                       375              150            225          150
Core non-interest income                                      1,427            1,280            147           11
Core non-interest expense                                     6,319            6,214            105            2
__________________________________________________________________________________________________________________
  Core pre-tax earnings                                       3,568            3,179            389           12
Gains from asset sales                                           90              353           (263)         (75)
Other real estate owned expense                                  58              257           (199)         (77)
__________________________________________________________________________________________________________________
  Income before income taxes and accounting change            3,600            3,275            325           10
Provision for income taxes                                    1,384            1,300             84            6
Change in accounting for income taxes                             -              275           (275)         100
===================================================================================================================
Net income                                                   $2,216           $2,250           $(34)          (2)%
===================================================================================================================

Dividends per share were $0.62 in 1995, up from $0.49 in 1994.

In 1995 the Company's total assets increased by $23.0 million, or 8%. Most of the growth, which was concentrated in the loan portfolio, was funded by a $16.7 million, or 7%, increase in deposits.

Loans

As part of its interest rate risk management program, the Company's lending for portfolio centers on adjustable rate first mortgage loans ("ARMs") collateralized by 1-4 family residential properties. The interest rate charged on ARMs generally adjusts annually based on the National Monthly Median Cost of Funds Index, an index that approximates the Company's own cost of funds. The Company has also placed strong emphasis on the origination of floating rate home equity credit lines. The rate on these credit lines is subject to monthly adjustment, based on changes in the prime interest rate.

The Company sells the majority of its fixed rate mortgage loan originations in the secondary market.

As the table below shows, 90% of the Company's loan portfolio consists of adjustable or floating rate loans. By focusing on adjustable rate lending, the Company can partially mitigate the adverse impact of increases in its cost of funds, given that the rate charged on the majority of the loan portfolio will also increase as market interest rates rise.


-------------------------------------------------------------------------------------------------------------------
(In thousands)                                              Time Remaining to Maturity at June 30, 1995
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                         Under            One to              Over          Total

-------------------------------------------------------------------------------------------------------------------
                                                      One Year        Five Years        Five Years

Real estate loans:

  First mortgages                                      $11,700           $27,704          $153,352       $192,756
  Home equity credit lines                              18,668                 -                 -         18,668
  Construction and land development                         73               362             6,025          6,460
  Second mortgages                                          30               994                 -          1,024
Consumer installment                                       363             4,971               525          5,859
-------------------------------------------------------------------------------------------------------------------
Total loans                                            $30,834           $34,031          $159,902       $224,767
_____________________________________________________________________________________________________________________
Loans with floating or adjustable
  interest rates                                       $30,322           $27,265          $144,512       $202,099
Loans with predetermined interest rates                    512             6,766            15,390         22,668
===================================================================================================================
Total loans                                            $30,834           $34,031          $159,902       $224,767
______________________________________________________________________________________________________________________

Since ARMs are the Company's primary lending product for portfolio, demand for such loans generally drives the Company's overall growth and is one of the primary determinants of core profitability. Demand for ARMs generally increases when their opening first year rate is significantly lower than that available on a comparable fixed rate mortgage.

Loans consisted of the following:


-------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30,             1995              1994               1993               1992          1991
-------------------------------------------------------------------------------------------------------------------
                           Amount     % of    Amount    % of     Amount    % of    Amount     % of   Amount % of
                                     Total             Total              Total              Total         Total
____________________________________________________________________________________________________________________

Real estate loans:

  First mortgages        $192,756     85%   $159,401      83%  $142,002    82%   $136,231     81%  $117,800   80%
  Home equity
   credit lines            18,668      8      18,796      10     19,603    11      20,283     12     20,283   14
  Construction and

   land development         6,460      3       5,139       3      4,830     3       4,282      2      3,621    2
Second mortgages            1,024      1       1,097       1      1,419     1       1,717      1      1,570    1
-------------------------------------------------------------------------------------------------------------------
Total real estate loans   218,908     97     184,433      97    167,854    97     162,513     96    143,274   97
Consumer installment        5,859      3       6,068       3      5,444     3       6,236      4      3,797    3
-------------------------------------------------------------------------------------------------------------------

Total loans              $224,767    100%   $190,501     100%  $173,298   100%   $168,749    100%  $147,071  100%
===================================================================================================================
Average outstanding
  loans                  $212,818      -    $181,530       -   $170,864     -    $152,487      -   $145,836    -
Loans to deposits at
  year-end                     84%     -          76%      -         72%    -          74%     -         88%   -
===================================================================================================================

Non-performing assets

The changes in non-performing assets were as follows:


-------------------------------------------------------------------------------------------------------------------
(In thousands)                                                               Loans          OREO            Total

-------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1993                                                   $   953       $ 2,451          $ 3,404
Net increase in non-performing loans                                         1,455             -            1,455
Charge-offs                                                                   (290)         (344)            (634)
Transfers to OREO                                                           (1,024)        1,024                -
Proceeds from sales of OREO                                                      -        (2,354)          (2,354)
Property improvements and change in allowance
  for OREO losses                                                                -           253              253
____________________________________________________________________________________________________________________
Balance at June 30, 1994                                                     1,094         1,030            2,124
Net increase in non-performing loans                                         1,752             -            1,752
Charge-offs                                                                   (206)          (77)            (283)
Transfers to OREO                                                             (649)          649                -
Proceeds from sale of OREO                                                       -          (713)            (713)
Property improvements and change in allowance
  for OREO losses                                                                -           166              166
-------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995                                                   $ 1,991       $ 1,055          $ 3,046

-------------------------------------------------------------------------------------------------------------------
Non-performing assets consisted of the following:



-------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                                     1995       1994       1993         1992        1991
____________________________________________________________________________________________________________________
Loans past due 90 days or more:

  Nonaccrual                                                $1,875     $1,094     $  953       $2,796      $2,867
  Accrual                                                      116          -          -          728         854
_____________________________________________________________________________________________________________________
    Total loans past due 90 days or more                     1,991      1,094        953        3,524       3,721
_____________________________________________________________________________________________________________________
OREO:

  Foreclosed properties                                        442        333      1,261        1,500         882
  In-substance foreclosures                                    615        751      1,354          839       1,070
  Allowance for OREO losses                                     (2)       (54)      (164)        (192)        (47)
______________________________________________________________________________________________________________________
    Total OREO                                               1,055      1,030      2,451        2,147       1,905
______________________________________________________________________________________________________________________
Non-performing assets                                       $3,046     $2,124     $3,404       $5,671      $5,626
______________________________________________________________________________________________________________________
Restructured loans                                          $  100     $  102   $      -     $     -    $      -
______________________________________________________________________________________________________________________
Non-performing assets to
  total loans and OREO                                       1.35%       1.11%      1.94%       3.32%        3.78%
Allowance for loan losses to total loans
  past due 90 days or more                                  73.63      116.36     147.53       30.14        12.82
As a percentage of total loans:
  Loans past due 90 days or more                             0.89        0.57       0.55        2.09         2.53
  Allowance for loan losses                                  0.65        0.67       0.81        0.63         0.32
===================================================================================================================

The ratio of loans past due 90 days or more to total loans was 0.89% at June 30, 1995 up from 0.57% at June 30, 1994 when the ratio was at one of its lowest points in five years. Delinquency levels are highly susceptible to unforeseen changes in the financial condition of specific borrowers and to changes in the state of the general economic environment, factors which are beyond the Company's control. As such, management cannot accurately predict the direction or magnitude of changes in delinquency levels in future periods.

The provision for loan losses increased from $150,000 during the year ended, June 30, 1994 to $375,000 during the year ended June 30, 1995. The $225,000 increase was necessary to maintain the allowance for loan losses at a level that management considers adequate to absorb potential losses, and reflects the $34.3 million increase in total loans during fiscal 1995. As a percentage of total loans the allowance for loans was 0.65% at June 30, 1995, relatively unchanged from 0.67% at June 30, 1994.

Not included in the preceding tables are loans that, in the opinion of management, warrant monitoring due to varying degrees of documentation deficiencies supporting the borrowers' current financial position. These deficiencies have created some uncertainty, but not serious doubt, as to the borrowers' ability to comply with the loan repayment terms in the future. Such loans totaled $500,000 at June 30, 1995.

The accrual of interest income is discontinued when a loan is past due 90 days or more, or earlier when doubt exists as to its ultimate collectibility. When the accrual of interest income is discontinued, all previously accrued and uncollected interest is generally reversed against the current period's interest income. The accrual of interest on loans past due 90 days or more may be continued when the fair value of the property, net of selling expenses, collateralizing the loan is sufficient to discharge all principal and accrued interest income due on the loan. A nonaccrual loan is restored to an accrual status when it is no longer delinquent and the collectibility of interest and principal is no longer in doubt.

At June 30, 1995 all loans that had been restructured to provide for a reduction or deferral of interest or principal, as the result of a weakening in the financial condition of the borrower, were performing in accordance with the revised contract terms. The Company has no outstanding commitments to lend additional funds to borrowers whose loans have been restructured.

The amount of interest income recognized on nonaccrual and restructured loans, versus the amount that would have been recognized under the original contract terms was:


-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                                     1995    1994     1993
-------------------------------------------------------------------------------------------------------------------
Interest income recorded:

  Nonaccrual loans                                                                          $ 12    $ 17     $ 30
  Restructured loans                                                                           7       1        -
Interest income under original contract terms:

  Nonaccrual loans                                                                           123     111      131
  Restructured loans                                                                           9       8        -
===================================================================================================================

Loans past due 90 days or more consisted of the following:

-------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30, 1995                                                              Balance    % of Total
1-4 family residential properties                                                            $1,989           100%
Consumer installment                                                                              2             -

===================================================================================================================
Total loans past due 90 days or more                                                         $1,991           100%
===================================================================================================================

OREO consisted of the following:

-------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30, 1995                                                              Balance    % of Total
-------------------------------------------------------------------------------------------------------------------

Single-family homes                                                                          $  557            53%
Multi-family homes                                                                              389            37
Residential land                                                                                 64             6
Condominiums                                                                                     47             4
Allowance for OREO losses                                                                        (2)            -

===================================================================================================================
OREO                                                                                         $1,055           100%
===================================================================================================================

Allowance for loan losses

The allowance for loan losses is established through charges against income and maintained at a level that management considers adequate to absorb potential losses in the loan portfolio. Management's estimate of the adequacy of the allowance for loan losses is based on evaluations of individual loans, estimates of current collateral values, delinquency trends and the results of regulatory examinations. Management also evaluates the general risk characteristics inherent in the loan portfolio, concentrations of credit risk, prevailing and anticipated economic conditions, and historical loan loss experience. Loans are charged against the allowance for loan losses when management believes that collection is unlikely. Any subsequent recoveries are credited to the allowance for loan losses when received.

The changes in the allowance for loan losses were as follows:


-------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                                            1995       1994       1993     1992     1991
-------------------------------------------------------------------------------------------------------------------
Beginning balance                                                  $1,273     $1,406     $1,062   $  477     $346
___________________________________________________________________________________________________________________
Real estate loan charge-offs                                         (168)      (267)      (369)    (351)    (159)
Consumer loan charge-offs                                             (38)       (23)       (92)     (92)     (95)
Real estate loan recoveries                                            20          1          -        1        -
Consumer loan recoveries                                                4          6         12        2        5
-------------------------------------------------------------------------------------------------------------------
  Net loan charge-offs                                               (182)      (283)      (449)    (440)    (249)
Provision for loan losses                                             375        150        793      875      380
Balance related to acquired loans                                       -          -          -      150        -
===================================================================================================================
Ending balance                                                     $1,466     $1,273     $1,406   $1,062     $477
___________________________________________________________________________________________________________________
Net loan charge-offs to average loans
  outstanding                                                        0.09%      0.16%      0.26%   0.29%     0.17%
===================================================================================================================

As part of its analysis of the adequacy of the allowance for loan losses, management allocates the allowance for loan losses to the major segments of the loan portfolio. Although the allowance for loan losses has been allocated as presented below, it is available to absorb potential losses from any segment of the loan portfolio.

The allowance for loan losses was allocated as follows:

(In Thousands) The following percentages represent the percent of loans in each category to total loans

June 30,                     1995     %        1994     %        1993     %        1992     %       1991     %
---------------------------- -------- -------- -------- -------- -------- -------- -------- ------- -------- -------
Real estate loans:

         First mortgages     $ 900    85%      $ 761    83%      $ 725    82%      $ 445    81%     $  40    80%
         Home equity
          credit lines         101     8%         98    10%        112    11%        106    12%        60       14%
         Construction and
           land development     46     3%         79     3%        132     3          13     3          -        2%
         Second mortgages        -     1%          -     1%          3     1%          3     1%         -        1%

---------------------------- -------- -------- -------- -------- -------- -------- -------- ------- -------- -------

Total real estate loans      1,047      97%      938      97%      972      97%      567      96%     100      97%
Consumer installment            37       3%       53       3%       62       3%       94       4%      -        3%
Unallocated                    382      N/A      282      N/A      372      N/A      401      N/A     377      N/A
---------------------------- -------- -------- -------- -------- -------- -------- -------- ------- -------- -------
Total                        $1,466   100%     $1,273   100%     $1,406   100%     $1,062   100%    $477     100%
============================ ======== ======== ======== ======== ======== ======== ======== ======= ======== -------

                                      B-6

Securities

The securities portfolio totaled $54.6 million at June 30, 1995, down from $66.6 million  at the same time last  year.  The  Company  utilizes  a segment  of the available  for  sale  securities  portfolio  as a  short  to  intermediate  term investment vehicle, and as a source of liquidity.  Additional information on the
composition  of  the  securities   portfolio  is  included  in  Note  8  to  the
Consolidated Financial Statements.

Securities consisted of the following:



-------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                                                            1995        1994        1993
-------------------------------------------------------------------------------------------------------------------

U.S. Treasury:

  Held to maturity                                                                $19,543     $19,392     $34,328
  Available for sale                                                                8,320      12,316           -
U.S. government agencies:

  Held to maturity                                                                 15,904      18,090      13,957
  Available for sale                                                                  300       1,005           -
Corporate bonds, notes and debentures:

  Held to maturity                                                                  3,257       3,467       6,593
  Available for sale                                                                    -         724           -
-------------------------------------------------------------------------------------------------------------------
Total debt securities:

  Held to maturity                                                                 38,704      40,949      54,878
  Available for sale                                                                8,620      14,045           -
Equities                                                                            7,304       6,706       4,434
Money market investments                                                                2       4,792       8,316
Trading account                                                                         -         107         276
===================================================================================================================
Total securities                                                                  $54,630     $66,599     $67,904
===================================================================================================================
Securities to total assets                                                             18%         24%         26%
-------------------------------------------------------------------------------------------------------------------

The maturity distribution and yields on securities at June 30, 1995 were as follows:

-------------------------------------------------------------------------------------------------------------------
($ In thousands)                                     Time Remaining to Maturity at June 30, 1995
                              1 Year  Weighted      Over 1   Weighted     Over 5   Weighted      After   Weighted
                            or less    Average          to    Average         to    Average     10 years  Average
                                         Yield      5 years     Yield     10 years    Yield                 Yield
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury:

  Held to maturity         $      -         -%       $19,543     6.29%    $     -         -%      $   -          -%
  Available for sale          4,570      4.81          3,750     6.26           -         -           -        -
U.S. government agencies:

 Held to maturity                 -                   12,950     5.59       2,954      6.11           -        -
  Available for sale            300      5.45              -         -          -         -           -        -
Corporate bonds, notes and debentures:

  Held to maturity            1,449      6.41          1,708     6.47           -        -          100      8.53
  Available for sale              -                        -         -          -        -            -         -
-------------------------------------------------------------------------------------------------------------------
    Total debt securities:

      Held to maturity        1,449      6.41         34,201     6.04       2,954      6.11         100      8.53
      Available for sale      4,870      4.85          3,750     6.26           -          -          -        -
Equities                      7,304      6.43              -         -          -          -          -        -
Money market investments          2      5.58              -         -          -          -          -        -
Trading account                   -                        -         -          -          -          -        -
===================================================================================================================
Total securities            $13,625      5.86%       $37,951     6.06%     $2,954      6.11%       $100      8.53%
===================================================================================================================

As discussed in Notes 1 and 8 to the Consolidated Financial Statements, on June 30, 1994 the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities".

The Company utilizes securities that are classified as available for sale as part of its asset/liability management program. These securities have relatively short maturities and may be sold in response to changes in a number of factors, including the Company's liquidity needs and market interest rates. At June 30, 1995, gross unrealized gains on available for sale securities totaled $64,000 and gross unrealized losses were $109,000. The unrealized holding gain of $26,000, net of income taxes, was reported as a separate component of stockholders' equity.

Investments in real estate

As the result of sales activity, investments in real estate declined from $1.5 million at June 30, 1994 to $1.1 million at year-end 1995.


-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                                        1995          1994
-------------------------------------------------------------------------------------------------------------------

Direct:

  Stonebridge (30 lot residential subdivision)                                               $1,035        $  877
  Owl Hill (25 unit residential housing)                                                          -           390
  Allowance for losses                                                                          (50)          (34)
Joint ventures:

  Walnut Estates (19 lot residential subdivision)                                               116           284
===================================================================================================================
 Investments in real estate                                                                  $1,101        $1,517
===================================================================================================================

The Owl Hill project, located in Shelton, Connecticut, was completed in fiscal 1995.

The Stonebridge project is located in Oxford, Connecticut. The construction phase will be completed by the second quarter of fiscal 1996. Sales commenced in December, 1994 and 10 lots were sold during the year ended June 30, 1995. The Company anticipates that the remaining 20 lots will be sold within the next 15 to 20 months.

As an equity partner in joint ventures with local developers, the Company typically receives 50% of the venture's net profits. Both the Company and its partner are generally required to make contributions, in equal amounts, to the venture.

The Company's sole joint venture, Walnut Estates, is located in Shelton, Connecticut. The construction phase has been completed and 16 lots have been sold. The Company anticipates that the remaining 3 lots will be sold in fiscal 1996.

A change in federal regulations has made it necessary for the Company to divest itself of all real estate investments by December 19, 1996. Given the length of time remaining to complete such divestiture, the Company has not found it necessary to make significant changes in the timing of expenditures, the determination of sales prices, or any other material aspect of its real estate investments.

Additional information on the joint ventures is included in Note 9 to the Consolidated Financial Statements.

Deposits

Deposits totaled $268.8 million at June 30, 1995, up $16.7 million, or 7%, from $252.0 million at year-end 1994.

The Company's deposit acquisition strategies aim at attracting long-term retail deposit relationships that are generally less sensitive to market interest rate changes. In keeping with this strategy, the Company does not currently accept highly volatile brokered deposits. In addition, the Company generally will not pay a premium rate to attract or retain time deposits with balances of $100,000 or more, as they are considered by management to be sensitive to even moderate rate changes. As a result, time certificates with balances of $100,000 or more accounted for only 4% of total deposits at June 30, 1995.

The maturity distribution of time certificates of deposit issued in amounts of $100,000 or more, and of other time deposits with balances of $100,000 or more were:


-------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30, 1995                                                   Balance               % of Total
-------------------------------------------------------------------------------------------------------------------
Time remaining to maturity:

  Three months or less                                                           $ 2,013                       19%
  Over three months to six months                                                  1,796                       17
  Over six months to twelve months                                                 1,021                        9
  Over twelve months                                                               5,841                       55
===================================================================================================================
Total                                                                            $10,671                      100%
===================================================================================================================

Average outstanding deposits and average rates paid were as follows:


-------------------------------------------------------------------------------------------------------------------
Year ended June 30,                                             1995                   1994                  1993
($ In thousands)                                    Amount      Rate     Amount        Rate     Amount       Rate
-------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits:

  Time certificates                             $135,331      4.89%      $117,123     4.63%     $115,032     5.06%
  Savings and NOW                                 81,090      1.93         83,617     2.02        76,902     2.89
  Money market                                    33,544      4.60         30,593     3.46        29,701     3.87
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  deposits                                      $249,965      3.89%      $231,333     3.53%     $221,635     4.15%
===================================================================================================================
Non interest-bearing
  demand deposits                               $ 16,079     -           $ 13,105    -          $ 11,263     -
===================================================================================================================

Borrowings

At June 30, 1995 borrowings totaled $9.5 million, up from $5.2 million at the same time last year. The $4.3 million increase was attributable to additional short-term borrowings utilized to fund a portion of the $23.0 million increase in total assets during 1995. All of the Company's long-term borrowings are subject to significant prepayment penalties.

Average outstanding borrowings and average rates paid were as follows:

-------------------------------------------------------------------------------------------------------------------
Year ended June 30,                                           1995                  1994                1993
-------------------------------------------------------------------------------------------------------------------
($ In thousands)                                        Amount     Rate       Amount     Rate     Amount    Rate
-------------------------------------------------------------------------------------------------------------------
Long-term borrowings                                   $3,272     8.07%       $3,200    8.75%     $3,553    9.20%
Short-term borrowings                                   1,424     5.13           603    4.31           -   -
===================================================================================================================
Total average outstanding borrowings                   $4,696     7.18%       $3,803    8.05%     $3,553    9.20%

Asset/Liability Management

The Company's asset/liability management program focuses on minimizing interest rate risk by maintaining what management considers to be an appropriate balance between the volume of assets and liabilities maturing or subject to repricing within the same time interval. In an effort to maximize the net interest margin at all levels of the interest rate cycle, lending centers on adjustable rate loans that float at a positive spread over the average cost of the liabilities funding the loans. This strategy has been reasonably successful in the past, evidenced by the Company's ability to maintain the net interest margin above 3.20% during each of the past five years. By comparison, the cost of funds varied between a high of 7.26% and a low of 3.60% during the same period.

The following table presents the Company's rate sensitivity GAP analysis at June 30, 1995. GAP analysis is a basic interest rate risk measurement tool that provides management with an indication of the effect that future interest rate movements could have on the Company. When liabilities reprice or mature at a faster pace than assets, a negative GAP position exists. A negative rate sensitivity GAP indicates that net interest income would tend to decrease as interest rates increase, and increase as rates fall. Conversely, if a positive GAP position exists, net interest income would tend to rise with increases in interest rates, and fall as rates drop.

As savings and NOW accounts are subject to immediate repricing, they have been classified as being subject to rate adjustments within six months or less. However, their sensitivity to changes in market interest rates is relatively low in comparison to other deposit products. Since these accounts are primarily utilized for liquidity and bill-paying purposes, and not as investment vehicles, account holders are somewhat indifferent to the interest rate being paid on these accounts given the flexibility and convenience that they provide. Additionally, since savings and NOW accounts are generally low balance accounts, the interest income that they generate for most account holders is relatively insignificant under most rate scenarios. Given all of these factors, the magnitude and speed of changes in savings and NOW account rates tend to lag behind changes in market interest rates.

As GAP analysis is only a static view of potential interest rate risk, management also utilizes multiple simulation analysis techniques in an attempt to estimate how the repricing and maturity mix of assets and liabilities could change in response to interest rate changes, and the effect of such changes on net interest income and liquidity. If these analyses indicate a high degree of probability for a significant adverse change in net interest income or liquidity, current funding strategies and asset mix would be changed to minimize the Company's potential risk exposure.

The following table presents the scheduled maturities, or period to repricing, of the Company's assets and liabilities at June 30, 1995.


-------------------------------------------------------------------------------------------------------------------
(In thousands)                                                            Rate Sensitive or Due in:
                                                        Six Months    Over SixTotal Within      Over       Total

                                                           or Less   Months to   One Year   One Year
                                                                      One Year

-------------------------------------------------------------------------------------------------------------------
Assets:

Interest-bearing assets:

  Loans                                                  $  94,579     $83,342   $177,921   $ 46,846    $224,767
  Securities                                                10,504       3,148     13,652     40,976      54,628
  Money market and other securities                              2           -          2          -           2
-------------------------------------------------------------------------------------------------------------------
    Total interest bearing assets                          105,085      86,490    191,575     87,822     279,397
Other assets, net                                                -           -          -     19,562      19,562
-------------------------------------------------------------------------------------------------------------------
Total assets                                               105,085      86,490    191,575    107,384     298,959
-------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Interest-bearing liabilities:

  Time certificates                                         59,000      24,666     83,666     58,939     142,605
  Regular savings                                           61,459           -     61,459          -      61,459
  NOW accounts                                              15,818           -     15,818          -      15,818
  Money market accounts                                     30,592           -     30,592          -      30,592
  Borrowings                                                 5,805           -      5,805      3,700       9,505
-------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities                     172,674      24,666    197,340     62,639     259,979
Demand deposits                                                  -           -          -     18,285      18,285
Other liabilities                                                -           -          -        659         659
Stockholders' equity                                             -           -          -     20,036      20,036
===================================================================================================================
Total liabilities and stockholders' equity               $ 172,674     $24,666   $197,340   $101,619    $298,959
===================================================================================================================
Rate sensitivity GAP                                     $ (67,589)   $61,824    $ (5,765) $  5,765 $        -
===================================================================================================================

Liquidity

The Company regularly monitors its ability to profitably fund both short and long-term growth in its lending and other investment activities. The Company also monitors its capacity to fund any rapid unforeseen large cash outflows in an orderly and cost effective manner.

As lending is the Company's single largest investment activity, the Company's cash requirements are primarily determined by the level of loan demand. Loan demand varies in response to changes in market interest rates, the state of the economy and competition.

The Company's second largest investment activity is the holding of securities. A portion of the Company's securities can either be sold or used as collateral for short-term borrowings, providing a source of cash to fund unforeseen rapid outflows of funds.

Deposits, specifically time certificates of deposit, are the Company's primary financing source. As the Company does not accept brokered deposits or offer premium rates to attract large denomination certificates of deposit, essentially all of its deposit base is comprised of local retail deposit accounts. A local retail deposit base tends to be somewhat insensitive to moderate interest rate fluctuations, and provides a reasonably stable and cost effective source of funds.

The Company may also borrow from the Federal Home Loan Bank ("the FHLB") on both a short and long-term basis, and does so whenever the cash requirements of its investing activities exceed deposit growth. The Company's borrowings from the FHLB are limited to the amount of qualified collateral that the Company holds. Based on available collateral, at June 30, 1995, the Company had potential access to approximately $170 million in additional financing, an amount well in excess of its normal annual financing requirements.

Federal regulations require that the Company maintain reserves, in the form of cash on hand or deposit balances at the Federal Reserve Bank, against certain deposit liabilities. At June 30, 1995 the Company's reserve requirement was $1.3 million.

Management is not aware of any known trends, events, uncertainties, or proposed regulatory changes that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.

Capital resources

The Bank must maintain certain regulatory capital ratios. Depending on the banking regulators overall quality rating of an institution, all but the highest rated institutions must maintain a minimum Tier 1 leverage capital ratio of between 4.00% to 5.00%. The Bank is also required to meet supplemental capital adequacy standards which measure qualifying capital against risk-weighted assets plus off-balance sheet items such as outstanding loan commitments and letters of credit. At June 30, 1995 the Bank's total risk-based capital ratio was in excess of the 8.00% minimum requirement.

-------------------------------------------------------------------------------------------------------------------
($ In thousands) June 30,                                                                    1995           1994
Bank's capital components:

  Tier 1 capital (Stockholders' equity)                                                   $18,509        $17,244
  Tier 2 capital (Allowance for loan losses)                                                1,466          1,273
-------------------------------------------------------------------------------------------------------------------
Bank's total risk-based capital                                                           $19,975        $18,517
-------------------------------------------------------------------------------------------------------------------
Bank's capital ratios:
  Total risk-based                                                                          12.55%         12.78%
  Tier 1 risk-based                                                                         11.63          11.90
  Tier 1 leverage                                                                            6.20           6.25
===================================================================================================================

The Bank is Bancorp's sole source of funds for dividend payments to its stockholders. Connecticut Banking Laws limit the amount of annual cash dividends that the Bank may pay to Bancorp to an amount which approximates the Bank's net income for the then current year, plus its retained net income for the prior two years. The Bank is also prohibited from paying a cash dividend that would reduce its capital to asset ratios below minimum regulatory requirements.

During the year ended June 30, 1995, Bancorp paid dividends totaling $817,000, or $0.62 per share, up 29% from $631,000, or $0.49 per share in the prior year. The dividend payout ratio was 37% in 1995 and 28% in 1994. Bancorp reviews its dividend policy based on current earnings and by assessing the need to retain earnings to support long-term growth.

Net interest income

In 1995 net interest income totaled $8.8 million, up $572,000, or 7%, from $8.3 million in 1994. In 1994 net interest income rose by $166,000 or 2%.

As shown in the tables on the following two pages, growth in interest income was primarily attributable to increases in the balance of average interest-bearing assets, specifically in the loan portfolio. Average loans outstanding rose $31.3 million, or 17%, in 1995, and $10.7 million, or 6%, in 1994. In 1995 the average yield on interest-bearing assets increased marginally, from 6.75% in 1994, to 6.90% in 1995. In 1994 rate changes had a more significant impact on interest income, with the average yield on interest-bearing assets dropping from 7.54% in 1993, to 6.75% in 1994.

In 1995 total interest expense rose by $1.6 million, or 19%. The increase was primarily attributable to growth in average outstanding deposits and higher deposit costs. Average interest-bearing deposits grew by 8% in 1995, increasing from $231.3 million in 1994, to $250.0 million in 1995. The cost of deposits rose from 3.53% in 1994, to 3.89% in 1995. The $1.0 million, or 11%, decrease in total interest expense during 1994 was chiefly attributable to a drop in the cost of deposits, which fell from 4.15% in 1994, to 3.53% in 1995.

A higher rate of average outstanding non-interest-bearing sources of funds also contributed to the increases in net interest income during the past two years. As a direct result of the Company's marketing efforts, average outstanding demand deposits increased by $3.0 million, or 23%, in 1995, following a $1.8 million, or 16%, increase in 1994.


-------------------------------------------------------------------------------------------------------------------
($ In thousands) Year ended June 30,          1995                           1994                           1993
                      Average  Interest    Average   Average   Interest   Average   Average   Interest   Average
                      Balance                 Rate   Balance                 Rate   Balance                 Rate

Assets:
Loans                $212,808   $15,289       7.18% $181,530    $13,122      7.23% $170,864    $14,214      8.32%
-------------------------------------------------------------------------------------------------------------------
Securities:

  Securities           58,571     3,464       5.91    59,769      3,413      5.71    45,906      2,905      6.33
  Money market and
    other               2,563       143       5.58     6,565        204      3.11    17,016        497      2.92
-------------------------------------------------------------------------------------------------------------------
   Total securities    61,134     3,607       5.90    66,334      3,617      5.45    62,922      3,402      5.41
-------------------------------------------------------------------------------------------------------------------
   Total interest-
     bearing assets   273,942    18,896       6.90   247,864     16,739      6.75   233,786     17,616      7.54
Cash and due from banks 6,779                          6,073                          5,075
Other assets            9,243                         11,728                         13,725
-------------------------------------------------------------------------------------------------------------------
Total assets         $289,964                       $265,665                       $252,586
-------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Interest-bearing deposits:

  Time certificates  $135,331   $ 6,619       4.89% $117,123    $ 5,424      4.63% $115,032    $ 5,819      5.06%
  Savings and NOW      81,090     1,561       1.93    83,617      1,687      2.02    76,902      2,225      2.89
  Money market         33,544     1,544       4.60    30,593      1,059      3.46    29,701      1,148      3.87
-------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    deposits          249,965     9,724       3.89   231,333      8,170      3.53   221,635      9,192      4.15
Borrowings              4,696       337       7.18     3,803        306      8.05     3,553        327      9.20
-------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities       254,661    10,061       3.95   235,136      8,476      3.60   225,188      9,519      4.23
Demand deposits        16,079                         13,105                         11,263
Accrued taxes and
 other liabilities        183                             36                            314
Stockholders' equity   19,041                         17,388                         15,821
-------------------------------------------------------------------------------------------------------------------
Total liabilities
  and stockholders'
  equity             $289,964                       $265,665                       $252,586
===================================================================================================================
Net interest
 income/rate spread             $ 8,835       2.95%             $ 8,263      3.15%             $ 8,097      3.31%
===================================================================================================================
Net interest margin                           3.23%                          3.33%                          3.46%

(1) Interest on nonaccrual loans has been included only to the extent reflected in the Consolidated Statements of Income. Nonaccrual loans, however, are included in the average balances outstanding.

(2) Includes net fee income of $279,000, $285,000 and $565,000 in 1995, 1994 and
    1993, respectively.

                                      B-13

     The table below presents the changes in interest income and expense for each major category of interest-bearing assets and liabilities, and the amount of the change attributable to changes in average outstanding balances ("volume") and rates. Changes attributable to both volume and rate changes have been allocated in proportion to the relationship of the absolute dollar amount of the changes in volume and rate.



-------------------------------------------------------------------------------------------------------------------
(In thousands)           Change from 1994 to 1995      Change from 1993 to 1994        Change from 1992 to 1993
-------------------------------------------------------------------------------------------------------------------
                             Attributable to:              Attributable to:                Attributable to:

-------------------------------------------------------------------------------------------------------------------
                       Volume       Rate     Total     Volume      Rate      Total    Volume       Rate     Total

-------------------------------------------------------------------------------------------------------------------
Interest income:

  Loans                $2,247     $  (80)   $2,167    $   850   $(1,942)   $(1,092)   $1,676    $(2,353)  $  (677)
  Securities             (270)       317        47        813      (305)       508       547       (691)     (144)
  Money market & other    (25)       (32)      (57)      (323)       30       (293)     (269)      (326)     (595)
-------------------------------------------------------------------------------------------------------------------
    Total interest
      income            1,952       205     2,157      1,340    (2,217)      (877)    1,954     (3,370)   (1,416)
Interest expense:
Deposits:

  Time certificates       878        317     1,195        104      (499)      (395)      109     (1,502)   (1,393)
  Savings and NOW         (50)       (76)     (126)       181      (719)      (538)      679       (961)     (282)
  Money market            110        375       485         33      (122)       (89)      (68)      (382)     (450)
  Total interest expense
   on deposits            938        616     1,554        318    (1,340)    (1,022)      720     (2,845)   (2,125)
Borrowings                 67        (36)       31         22       (43)       (21)     (197)        34      (163)
===================================================================================================================
  Total interest
    expense             1,005        580     1,585        340    (1,383)    (1,043)      523     (2,811)   (2,288)
Net interest income    $  947      $(375)  $   572     $1,000  $   (834)   $   166    $1,431    $  (559)  $   872

Composition of non-interest income

-------------------------------------------------------------------------------------------------------------------
Year ended June 30,                              1995                     1994                        1993
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
($ In thousands)                          Amount     %Change       Amount    %Change           Amount    %Change
-------------------------------------------------------------------------------------------------------------------
Core non-interest income:

  Banking service charges                 $1,014          14%      $  892          4%          $  858         10%
  Loan servicing fees                        163         (17)         197     n.m.                  6        (92)
  Trust fees                                 106         116           49        100                -          -
  Other                                      144           1          142         31              108         32
   Total core non-interest income          1,427          11        1,280         32              972          4
Gains (losses) on asset sales:
  Real estate investments                     67          20           56        (63)             151     n.m.
  Trading account securities                  30        (236)         (22)      (155)              40     n.m.
  Loans                                       13         (85)          84        (89)             763         18
  Securities                                 (20)       (109)         235        (57)             541     n.m.
===================================================================================================================
    Total gains on asset sales                90         (75)         353        (76)           1,495        200
===================================================================================================================
Total non-interest income                 $1,517          (7)%     $1,633        (34)%         $2,467         72%

Total non-interest income decreased 7% in 1995, following a 34% decrease in 1994. As the table above shows, the changes were primarily attributable to varying levels of gains from asset sales.

Core non-interest income showed improvement in both years, increasing by 11% in 1995 and 32% in 1994.

Banking service charges increased by 14% in 1995 and 4% in 1994. The increases were primarily attributable to growth in the number of outstanding demand deposits, and a correspondingly higher level of utilization of banking services by customers.

Loan servicing fees declined by $34,000 in 1995, compared to a $191,000 increase in 1994. The decline in loan servicing fees during 1995 was attributable to a drop in the loan portfolio. The 1994 increase was primarily attributable to a decline in the rate of amortization expense on the Company's purchased mortgage servicing rights ("PMSRs"). In 1993, a falling interest rate environment precipitated a wave of refinancing activity that caused an unexpected level of prepayments on the mortgage loans underlying the Company's PMSRs. As the net present value of future loan servicing income was reduced by these prepayments, in 1993 the Company sharply increased the rate of amortization expense on PMSR's to recognize the decline in their value. Since no similar adjustment was required in 1994, loan servicing income increased in 1994.

In its second year of operations, the trust department generated a total of $106,000 in fees, up from $49,000 in 1994. The increase in trust fees was driven by growth in assets under management by the trust department. Assets under management increased from $9.5 million at June 30, 1994, to $15.4 million at June 30, 1995.

Other income totaled $144,000 in 1995, up from $142,000 in 1994 and $108,000 in 1993. The increase in 1995 was partially attributable to an increase in Letter of Credit fees.

Following a $95,000 decline in 1994, income from real estate investments posted an $11,000 increase in 1995. The relatively small increase in 1995 was caused by a $120,000 drop in the provision for losses on real estate investments, offset by a $109,000 decline in sales gains. The 1994 decline was attributable to a $58,000 drop in sales gains, combined with a $37,000 increase in the provision for losses on real estate investments.

During 1995 the Company recognized a $30,000 gain from its trading account activities, versus a loss of $22,000 in 1994 and a gain of $40,000 in 1993. Trading account gains and losses vary with changes in the market value of the Company's trading account securities.

The Company sells fixed rate mortgage loans in the secondary market. Throughout most of fiscal 1994 and 1995, a relatively high interest rate environment caused a sharp drop in fixed rate mortgage loan originations. The decline in loan originations is reflected in gains from the sale of loans, which fell from $763,000 in 1993, to $84,000 in 1994, and $13,000 in 1995.

Security sales generated a $20,000 loss in 1995, a $235,000 gain in 1994 and a $541,000 gain in 1993. Security gains and losses fluctuate with conditions in the financial markets and the volume of the Company's sales. The volume of securities sales varies in response to changes in the Company's liquidity needs and interest rate risk management strategies.

Composition of non-interest expense


-------------------------------------------------------------------------------------------------------------------
Year ended June 30,                                      1995                     1994                  1993
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
($ In thousands)                                 Amount      %Change     Amount     %Change     Amount    %Change
-------------------------------------------------------------------------------------------------------------------
Salaries and benefits                            $2,919       ( 3)%      $2,995       15%       $2,610      17%
Professional services                               957        30           735        2           724      46
Equipment                                           876       ( 4)          909        6           859      10
Insurance premiums                                  714         2           701        9           642      21
Occupancy                                           106       (54)          228       (3)          236     (30)
Other real estate owned                              58       (77)          257      (56)          579      40
Other                                               747        16           646        6           610      22
===================================================================================================================
Total non-interest expense                       $6,377       ( 1)%      $6,471        3%       $6,260      19%
-------------------------------------------------------------------------------------------------------------------

In 1995 salaries and benefits declined by $76,000, or 3%. Part of the decline was attributable to a $68,000 refund of unemployment taxes upon the settlement of the Company's claim that it had been overcharged. In addition, as a member bank, the Company received $40,000 upon the disbanding of the New England League of Savings Institutions. The Company was required to use these funds for the payment of employee medical plan premiums.

In 1994, salaries and benefits increased by $385,000, or 15%. Part of the increase was attributable to $104,000 in pension expense during 1994, an expense item that the Company did not have in the prior year given that the pension plan was at its full-funding limitation in 1993. Another contributing factor was the Company's new trust department, whose staffing needs added $132,000 to salaries and benefits in 1994. Other new hires and salary increases were responsible for the remaining $149,000 increase during 1994.

The Company's utilization of outside consultants, for technical advice related to strategic planning issues, was responsible for the $222,000, or 30%, increase in professional services during 1995. The $11,000, or 2%, increase in 1994 resulted from the continuing utilization of consultants for technical guidance related to items such as the Company's trust department, revision of the Company's policies and procedures, strategic planning, and compensation issues.

Primarily as the result of a drop in depreciation expense, equipment expense declined by $33,000, or 4% in 1995. Higher data processing costs, additional depreciation expense on new equipment, and increased telecommunication expense were responsible for most of the increase during 1994.

Higher FDIC deposit insurance assessments were responsible for the majority of the increases in insurance premiums during the past two years.

Occupancy   expenses   declined  in  both  1995  and  1994.  The  decreases  are
attributable to additional rental income generated by the Company's practice of leasing out unused space at its branch offices.

Expenses related to the disposition of OREO properties include the provision for OREO losses, carrying expenses net of any rental income, and gains and losses on the sale of the properties. OREO expenses fell by 77% in 1995, following a 56% decrease in 1994. The declines in total OREO expense during the years were primarily attributable to a drop in the provision for OREO losses.

The increases in other expenses were chiefly attributable to an increase in advertising expenditures.

Recent accounting pronouncements

In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). Among other things, FAS 114 requires that certain impaired loans be valued based on the present value of expected future cash flows. The Company will adopt FAS 114 in the first quarter of fiscal 1996. Although the initial effect of adopting FAS 114 is dependent on the level of actual outstanding impaired loans at the time of adoption, current estimates indicate that the adoption of FAS 114 will not have a material impact on the Company's financial position or results of operations.

In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 122 ("FAS 122"), "Accounting for Mortgage Servicing Rights". FAS 122 amends FAS 65 "Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking entity recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. FAS 65 required separate capitalization of the cost of rights which were acquired through a purchase transaction but prohibited separate capitalization when the rights were acquired through loan origination activities. FAS 122 also requires that a mortgage banking entity assess capitalized rights for impairment and establish valuation allowances based on the fair value of those rights which includes rights acquired prior to adoption of FAS 122. Prospective adoption of FAS 122 is required for fiscal years beginning after December 15, 1995, although earlier implementation is encouraged. The Company has not decided when it will adopt FAS 122 and has not yet assessed the impact that the adoption of FAS 122 may have on the Company's operating results or financial condition.

Impact of inflation and changing prices

The Company's financial statements and related data have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, the course of interest rate movements has a more significant impact on the Company's performance than do the effects of general inflation.

Management believes that effective asset/liability management has reduced interest rate risk. Notwithstanding the above, deflation can directly affect the value of loan collateral, in particular real estate. In prior years, decreases in real estate prices resulted in significant losses on loans and OREO.

Consolidated Statements of Income

(In thousands, except per share data) June 30,                              1995            1994           1993
-------------------------------------------------------------------------------------------------------------------
Interest income
Loans                                                                    $15,289          $13,122         $14,214
Securities                                                                 3,460            3,413           2,905
Money market and other                                                       147              204             497
-------------------------------------------------------------------------------------------------------------------
  Total interest income                                                   18,896           16,739          17,616
-------------------------------------------------------------------------------------------------------------------
Interest expense
Deposits                                                                   9,724            8,170           9,192
Borrowings                                                                   337              306             327
-------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                  10,061            8,476           9,519
-------------------------------------------------------------------------------------------------------------------
  Net interest income                                                      8,835            8,263           8,097
Provision for loan losses                                                    375              150             793
-------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                      8,460            8,113           7,304
-------------------------------------------------------------------------------------------------------------------
Non-interest income
Banking service charges                                                    1,014              892             858
Loan servicing fees                                                          163              197               6
Trust fees                                                                   106               49               -
Income from real estate investments                                           67               56             151
Trading account gains (losses)                                                30              (22)             40
Gains on sale of loans                                                        13               84             763
Securities gains (losses)                                                    (20)             235             541
Other                                                                        144              142             108
-------------------------------------------------------------------------------------------------------------------
  Total non-interest income                                                1,517            1,633           2,467
-------------------------------------------------------------------------------------------------------------------
Non-interest expense
Salaries and benefits                                                      2,919            2,995           2,610
Professional services                                                        957              735             724
Equipment                                                                    876              909             859
Insurance premiums                                                           714              701             642
Occupancy                                                                    106              228             236
Other real estate owned                                                       58              257             579
Other                                                                        747              646             610
-------------------------------------------------------------------------------------------------------------------
  Total non-interest expense                                               6,377            6,471           6,260
-------------------------------------------------------------------------------------------------------------------
Earnings
  Income before income taxes and accounting change                         3,600            3,275           3,511
Provision for income taxes                                                 1,384            1,300           1,591
-------------------------------------------------------------------------------------------------------------------
  Income before accounting change                                          2,216            1,975           1,920
Cumulative effect of change in accounting for income taxes                     -              275               -
===================================================================================================================
Net income                                                               $ 2,216          $ 2,250         $ 1,920
===================================================================================================================
Primary income per share

Income before accounting change                                           $ 1.63          $  1.53         $  1.52
Net income                                                                  1.63             1.74            1.52
Fully diluted income per share
Income before accounting change                                             1.62             1.50            1.52
Net income                                                                  1.62             1.71            1.52
===================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Condition

(In thousands) June 30,                                                                      1995            1994
-------------------------------------------------------------------------------------------------------------------
                                                                                             ----            ----
Assets
Loans:

  Real estate                                                                            $218,811        $184,433
  Consumer installment                                                                      5,859           6,068
  Real estate loans held for sale (fair value $98)                                             97               -
    Total loans                                                                           224,767         190,501
Less allowance for loan losses                                                              1,466           1,273
-------------------------------------------------------------------------------------------------------------------
    Net loans                                                                             223,301         189,228
-------------------------------------------------------------------------------------------------------------------
Securities:
  Held to maturity (fair value $38,588-1995; $39,727-1994)                                 38,704          40,949
  Available for sale, at fair value                                                        15,924          20,751
  Money market investments                                                                      2           4,792
  Trading account, at fair value                                                                -             107
-------------------------------------------------------------------------------------------------------------------
    Total securities                                                                       54,630          66,599
-------------------------------------------------------------------------------------------------------------------
    Total interest-bearing assets                                                         277,931         255,827
Cash and due from banks                                                                    10,132           8,459
Premises and equipment                                                                      5,719           5,634
Accrued interest receivable                                                                 1,802           1,661
Investments in real estate                                                                  1,101           1,517
Other real estate owned                                                                     1,055           1,030
Other assets                                                                                1,219           1,875
===================================================================================================================
Total assets                                                                             $298,959        $276,003
-------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity
Liabilities:
 Deposits:

   Time certificates                                                                     $142,605        $120,578
   Savings and NOW                                                                         77,277          86,673
   Money market                                                                            30,592          28,576
   Demand                                                                                  18,285          16,219
-------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                        268,759         252,046
Borrowings                                                                                  9,505           5,200
Accrued taxes and other liabilities                                                           659             495
-------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                     278,923         257,741
-------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Note 6)
Stockholders' equity:
  Preferred stock, $1.00 par value; authorized - 1,000,000 shares;
   none issued                                                                                  -               -
  Common stock, $1.00 par value; authorized - 5,000,000 shares;
   issued: 1,446,799 shares 1995; 1,403,956 shares 1994                                     1,447           1,404
  Additional paid-in capital                                                                8,000           7,730
  Retained earnings                                                                        11,313           9,914
  Unrealized holding gain (loss) on securities available for sale, net of taxes                26             (93)
  Treasury stock at cost - 103,458 shares 1995; 99,800 shares 1994                           (750)           (693)
===================================================================================================================
    Total stockholders' equity                                                             20,036          18,262
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                               $298,959        $276,003
-------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

                                                      Common   Additional     Retained        Net        Treasury
                                                       Stock      Paid-in     Earnings    Unrealized        Stock
                                                                  Capital                    Loss on
(In thousands)                                                                            Securities
-------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1992                              $1,137       $7,358      $ 7,168         $   -        $(693)
Net income                                                 -            -        1,920             -            -
Options exercised                                         12           76            -             -            -
10% stock dividend, including cash
  payment for fractional shares                          107            -         (120)            -            -
Cash dividends ($0.43 per share)                           -            -         (540)            -            -
-------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1993                               1,256        7,434        8,428             -         (693)
Net income                                                 -            -        2,250             -            -
Options exercised                                         28          296            -             -            -
10% stock dividend, including cash
  payment for fractional shares                          120            -         (133)            -            -
Cash dividends ($0.49 per share)                           -            -         (631)            -            -
Unrealized holding loss on securities
  available for sale, net of taxes                         -            -            -           (93)           -
-------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994                               1,404        7,730        9,914           (93)        (693)
Net income                                                 -            -        2,216             -            -
Options exercised                                         43          270            -             -          (57)
Cash dividends ($0.62 per share)                           -            -         (817)            -            -
Decrease in net unrealized loss                                                                                 -
  on securities available for sale                         -            -            -           119            -
===================================================================================================================
Balance at June 30, 1995                              $1,447       $8,000      $11,313           $26        $(750)
-------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

(In thousands) Year ended June 30,                                         1995            1994             1993
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                               $ 2,216         $ 2,250          $ 1,920
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities

   (Gain) loss on sale of:

    Securities available for sale                                             20             (63)              33
    Loans held for sale                                                       13             (84)            (763)
    Other real estate owned                                                  (16)            (44)             (17)
    Trading account                                                          (30)             22              (40)
    Real estate investments                                                  (67)            (56)            (151)
   Securities held to maturity                                                -            (171)            (574)
   Loss provisions                                                           487             591            1,429
   Depreciation and amortization                                             415             472              407
   Deferred income taxes expense (benefit)                                   105             (80)            (233)
   Amortization of premium on mortgage-backed securities                      78             189               17
   Amortization of premium on other securities                                73             171              362
   Amortization of deferred loan origination fees                           (279)           (285)            (565)
   Cumulative effect of change in income taxes                                 -            (275)               -
   Changes in operating assets and liabilities:
     Accrued taxes and other liabilities                                     164            (244)            (537)
     Trading account assets                                                  137             147              635
     Other assets                                                            (85)         (1,232)          (2,578)
     Accrued interest receivable                                            (141)            221               96
-------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) operating activities                 3,090           1,529             (559)
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities

Loans for portfolio

  Net (increase) decrease                                                (26,449)        (14,546)           7,779
  Purchases                                                               (7,623)         (5,468)          (9,399)
Loans held for sale

  Proceeds from sales                                                        977          16,473           22,110
  Net decrease                                                            (1,087)        (13,576)         (24,160)
Mortgage-backed securities

  Repayments                                                               2,008           4,070              251
  Purchases                                                                    -         (10,073)         (10,417)
Securities held to maturity

  Proceeds from sales                                                          -           6,461            9,404
  Proceeds from maturities                                                   402           4,298           12,101
  Purchases                                                                 (300)         (3,487)         (27,239)
Securities available for sale

  Proceeds from sales                                                      6,167           2,218                -
  Proceeds from maturities                                                 1,300           2,450                -
  Purchases                                                               (2,688)         (8,457)             (66)
Net decrease in money market investments                                   4,790           3,524            8,445
Proceeds from sale of other real estate investments                        1,376           2,248            3,035
Proceeds from sale of other real estate owned                                733           2,394            2,724
Purchase of premises and equipment                                          (500)           (372)          (1,204)
Additions to investments in real estate                                     (980)         (1,024)          (1,836)
-------------------------------------------------------------------------------------------------------------------
           Net cash used in investing activities                         (21,874)        (12,867)          (8,472)
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Borrowings
Proceeds from short-term borrowings                                       15,603           3,000               -
Repayment of short-term borrowings                                       (11,798)         (1,000)               -
Proceeds from long-term borrowings                                         2,000               -                -
Repayment of long-term borrowings                                         (1,500)              -           (1,500)
Net increase (decrease) in time certificates of deposit                   22,027           4,611           (1,485)
Options exercised                                                            313             324               88
Increase in Treasury stock                                                   (57)              -                -
Net increase (decrease) in other deposit accounts                         (5,314)          7,931           13,324
Dividends paid                                                              (817)           (644)            (553)
-------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                         20,457          14,222            9,874
-------------------------------------------------------------------------------------------------------------------
        Net increase in cash and due from banks                            1,673           2,884              843
Cash and due from banks at beginning of period                             8,459           5,575            4,732
-------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of period                                 $10,132         $ 8,459          $ 5,575
===================================================================================================================

Supplemental information
Cash paid during the period for:

  Interest                                                               $10,087        $  8,454         $  9,594
  Income taxes                                                             1,135           1,007            1,610
Noncash investing activities:

  Transfer from investment securities to securities

    available for sale                                                         -          20,751                -
  Loans transferred to other real estate owned                               649           1,024            3,199
  Net unrealized loss on securities available for sale                      (119)             93                -
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

1.  Significant Accounting Policies

Basis of presentation: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include the accounts of Shelton Bancorp, Inc. ("Bancorp"), and its wholly-owned subsidiary, Shelton Savings Bank ("the Bank"), collectively referred to as "the Company." All significant intercompany accounts and transactions have been eliminated from the consolidated financial statements. Reclassifications have been made to the prior years' consolidated financial statements to conform to the current reporting presentation.

The consolidated financial statements necessarily include some amounts that are based on estimates, the most significant of which relate to the adequacy of the allowance for loan losses, and the valuation of investments in real estate and other real estate owned ("OREO"). As these estimates are highly susceptible to future changes in the state of the general economic environment, actual results could differ significantly from such estimates.

Loans: Loans, with the exception of real estate loans held for sale, are carried at their unpaid principal balance, net of deferred loan origination fees and costs.

Real estate loans held for sale are carried at the lower of aggregate cost or fair value. Unrealized holding losses are included in gains and losses on the sale of loans. Gains and losses on the sale of loans are calculated utilizing the cost basis of the specific loans sold.

Interest on loans is accrued into income utilizing the simple interest method. Loan origination fees and costs are deferred and amortized into income over the contractual life of the related loan utilizing the level yield method. When a loan is prepaid or sold, any remaining unamortized fees and costs are amortized into income at that time. The accrual of interest income is discontinued when a loan is past due 90 days or more, or earlier when doubt exists as to its ultimate collectibility. When the accrual of interest income is discontinued, all previously accrued and uncollected interest is generally reversed against the current period's interest income. The accrual of interest on loans past due 90 days or more may be continued when the net realizable value of the property collateralizing the loan is sufficient to discharge all principal and accrued interest income due on the loan. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt.

In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"). FAS 114 requires, among other things, that certain impaired loans be valued based on the present value of expected future cash flows. The Company will adopt FAS 114 in the first quarter of fiscal 1996. Although the initial effect of adopting FAS 114 is dependent on the level of actual outstanding impaired loans on adoption, current estimates indicate that the adoption of FAS 114 will not have a material impact on the Company's financial position or results of operations.

The cost of purchased mortgage servicing rights ("PMSRs") is amortized over the estimated lives of the loans serviced, utilizing the level yield method. When a periodic evaluation indicates that the carrying value of PMSRs exceeds the net present value of estimated future loan servicing income, the carrying value is written down. The amortization rate is changed prospectively when the carrying value is below the net present value of estimated future loan servicing income. Writedowns and amortization are charged to loan servicing fees.

In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 122 ("FAS 122"), "Accounting for Mortgage Servicing Rights". FAS 122 amends FAS 65 "Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking entity recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. FAS 65 required separate capitalization of the cost of rights which were acquired through a purchase transaction but prohibited separate capitalization when the rights were acquired through loan origination activities. FAS 122 also requires that a mortgage banking entity assess capitalized rights for impairment and establish valuation allowances based on the fair value of those rights which includes rights acquired prior to adoption of FAS 122. Prospective adoption of FAS 122 is required for fiscal years beginning after December 15, 1995, although earlier implementation is encouraged. The Company has not decided when it will adopt FAS 122 and has not yet assessed the impact that the adoption of FAS 122 may have on the Company's operating results or financial condition.

Allowance for loan losses: The allowance for loan losses is established through charges against income and maintained at a level that management considers adequate to absorb potential losses in the loan portfolio. Management's estimate of the adequacy of the allowance for loan losses is based on evaluations of individual loans, estimates of current collateral values, delinquency trends, the results of regulatory examinations, the general risk characteristics inherent in the loan portfolio, concentrations of credit risk, prevailing and anticipated economic conditions, and historical loan loss experience. Loans are charged against the allowance for loan losses when management believes that collection is unlikely. Any subsequent recoveries are credited to the allowance for loan losses when received.

Other real estate owned: When, among other factors, management estimates that the borrower has no remaining equity in the property collateralizing the loan and repayment of the loan can be expected to come only from the sale of the property, the property is considered to be foreclosed in substance. In-substance foreclosures and real estate formally acquired in settlement of loans are initially transferred to OREO at the lower of the loan balance or the estimated fair value of the property constructively or formally received. If, on the date of transfer, the loan balance exceeds the estimated fair value of the property, the excess is charged-off against the allowance for loan losses. An allowance for OREO losses is established whenever the carrying value of an individual property exceeds its current fair value, net of estimated selling costs.

Securities: On June 30, 1994 the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115 debt and equity securities are classified into one of three categories.

Debt securities that the Company has the intent and ability to hold until maturity are classified as held to maturity and carried at amortized cost.

Securities purchased for resale, in anticipation of short-term gains, are classified as trading and carried at fair value. Both realized and unrealized holding gains and losses are included in trading account gains and losses.

All other debt and equity securities are classified as available for sale. Securities in this classification may be sold in response to changes in a number of factors, including the Company's liquidity needs and market interest rates. Available for sale securities are carried at fair value and unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity.

Gains and losses on the sale of securities are recorded on the trade date, and are calculated utilizing the cost basis of the specific security sold. The cost basis of a security that has experienced other than a temporary decline in fair value is written down to fair value by a charge to security gains and losses.

Upon adoption of FAS 115, the Company transferred $20.8 million in securities to the available for sale classification and recorded a net unrealized loss of $93,000, net of $66,000 in tax benefits.

Investments in real estate: Investments in real estate are carried at the lower of cost or estimated fair value, net of estimated selling costs. An allowance for losses on Real Estate investments is established whenever the cost basis of an individual property exceeds its estimated net realizable value. Construction and development costs, including interest expense and property taxes, are capitalized to the extent realizable. General and administrative expenses are charged to expense as incurred.

Premises and equipment: Premises, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Major improvements are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets. Estimated lives range from ten to fifty years for buildings and improvements, and from three to ten years for equipment. Leasehold improvements are amortized over the shorter of the term of the related lease or the useful life of the improvements.

In March 1995, the Financial Accounting Standards Board issued Statement No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". FAS 121 establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles to be held and used by an entity or disposed of. FAS 121 is effective for fiscal years beginning after December 15, 1995, although earlier implementation is encouraged. The Company has not decided when it will adopt FAS 121 and has not yet assessed the impact that the adoption of FAS 121 may have on the Company's operating results or financial position.

Income taxes: Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109"). The cumulative effect of this accounting method change was a $275,000 credit to earnings. As FAS 109 was adopted on a prospective basis, amounts presented for prior years have not been restated.

As required by FAS 109, the Company changed its method of accounting for income taxes from the deferred method to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates and laws currently in effect for the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in enacted tax rates or laws is recognized in the period that includes the enactment date. A valuation allowance is established when it is more likely than not that all or a portion of the company's deferred tax assets will not be realized.

Prior to the adoption of FAS 109, income taxes on temporary differences were measured using the tax rate and laws in effect in the year in which the temporary difference originated.

Net income per share: Net income per share has been calculated by dividing net income by the weighted average number of common shares outstanding during the year, including common share equivalents when dilutive. The latter consists of shares issuable upon the exercise of stock options. The dilutive effect of stock options on primary net income per share is computed utilizing the average market price of the Company's common stock during the period. When calculating fully diluted net income per share, the dilutive effect of stock options is computed utilizing the greater of the closing market price or the average market price during the period.

The weighted average number of shares utilized in the computation of net income per share were as follows:

-------------------------------------------------------------------------------------------------------------------
Year ended June 30,                                                         1995             1994             1993
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Primary net income per share                                           1,359,659        1,294,909        1,263,273
Fully diluted net income per share                                     1,372,007        1,316,635        1,263,273
===================================================================================================================

2. Merger Agreement

On June 20, 1995, Shelton Bancorp entered into a definitive merger agreement pursuant to which Webster Financial Corporation has agreed to acquire Shelton Bancorp. Under the terms of the agreement, stockholders of Shelton Bancorp will receive .92 of a share of Webster common stock, in a tax free exchange, for each of their shares of Shelton Bancorp common stock. The exchange ratio is not subject to market price adjustment. Subject to shareholder and regulatory approvals, the acquisition of Shelton Bancorp by Webster Financial is expected to close during the fourth quarter of 1995.

3. Loans

Loans consisted of the following:

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                                      1995           1994
-------------------------------------------------------------------------------------------------------------------

Real estate loans:

  First mortgages                                                                        $180,298       $148,286
  Home equity credit lines                                                                 18,668         18,796
  Commercial                                                                               13,136         11,832
  Residential construction                                                                  5,266          3,736
  Commercial construction                                                                   1,194          1,403
  Second mortgages                                                                          1,024          1,097
  Real estate loans held for sale                                                              97              -
  Deferred loan origination fees                                                             (775)          (717)
-------------------------------------------------------------------------------------------------------------------

    Total real estate loans                                                               218,908        184,433
Consumer installment loans                                                                  5,859          6,068
-------------------------------------------------------------------------------------------------------------------

Total loans                                                                              $224,767       $190,501
===================================================================================================================
Nonaccrual and restructured loans, and related interest income were as follows:

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                     1995             1994             1993
-------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                          $1,875           $1,094             $953
Restructured loans                                                           100              102                -
===================================================================================================================
(In thousands) Year ended June 30,                                          1995             1994             1993
-------------------------------------------------------------------------------------------------------------------
Interest income recorded:

  Nonaccrual loans                                                          $ 12             $ 17            $  30
  Restructured loans                                                           7                1                -
Interest income under original contract terms:

  Nonaccrual loans                                                           123              111              131
  Restructured loans                                                           9                8                -
===================================================================================================================

At June 30, 1995 the Company had no outstanding commitments to lend additional funds to borrowers whose loans have been restructured.

Directors, executive officers, principal holders of the Company's stock, and certain of their associates, were customers of and had other transactions with the Bank. As of June 30, 1995 and 1994, loans to these individuals totaled $1,329,000 and $1,183,000, respectively, and were performing currently. During the year ended June 30, 1995, $178,000 in new loans were granted to these individuals and payments of $32,000 were received.

The Company sells mortgage loans in the secondary market and retains the servicing rights. Loans serviced for others totaled $77,421,000 and $83,538,000, at June 30, 1995 and 1994, respectively.

The changes in PMSRs were as follows:

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                          1995             1994           1993
-------------------------------------------------------------------------------------------------------------------
Beginning balance                                                           $278             $432           $760
Amortization and write-downs                                                 (71)            (154)          (328)
-------------------------------------------------------------------------------------------------------------------
Ending balance                                                              $207             $278           $432
===================================================================================================================

4. Allowance for Loan Losses

The changes in the allowance for loan losses were as follows:

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                          1995             1994            1993
-------------------------------------------------------------------------------------------------------------------
Beginning balance                                                         $1,273           $1,406          $1,062
Provision charged to expense                                                 375              150             793
Charge-offs                                                                 (206)            (290)           (460)
Recoveries                                                                    24                7              11
-------------------------------------------------------------------------------------------------------------------
Ending balance                                                            $1,466           $1,273          $1,406
===================================================================================================================

5. Concentrations of Credit Risk

The profitability of the Company is heavily dependent on the state of the general economic environment within Connecticut. The Company specializes in residential real estate lending. Essentially all of the Company's business is conducted in Connecticut, specifically within the general market area of eastern Fairfield and southwestern New Haven counties. Loans collateralized by real estate located in Connecticut and direct investments in local real estate development projects comprise most of the Company's total assets. This concentration is the result of the Company targeting its lending and development activities to the geographic area where management is familiar with housing and economic trends, combined with the Company's long standing commitment to meeting the credit needs of the communities from which it obtains deposit funds.

6. Contingencies, Commitments & Financial Instruments With Off-Balance Sheet Credit Risk

In the normal course of business, the Company enters into agreements to extend credit which are not reflected in the accompanying consolidated financial statements.

Commitments to extend credit consisted of the following:

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                   1995                                      1994
-------------------------------------------------------------------------------------------------------------------
                                         Fixed     Variable or      Total          Fixed     Variable or    Total
                                      Interest      Adjustable                  Interest      Adjustable

                                          Rate   Interest Rate                      Rate   Interest Rate

-------------------------------------------------------------------------------------------------------------------
Home equity credit lines               $     -       $   9,162  $   9,162         $    -      $   8,365  $  8,365
Mortgage loans                             195           6,151      6,346            393          9,913    10,306
Letters of credit                            -           2,463      2,463              -          1,337     1,337
Personal credit lines                      822               -        822            753              -       753
-------------------------------------------------------------------------------------------------------------------

===================================================================================================================
Total                                  $ 1,017       $  17,776  $  18,793         $1,146      $  19,615  $ 20,761

Since the Company can terminate a loan commitment if the borrower does not comply with the terms of the contract, and some of the agreements may expire without being drawn upon, they do not necessarily represent a future cash requirement of the Company. Prior to entering into any agreement to extend credit, the Company evaluates the borrower's creditworthiness in accordance with the Company's loan underwriting standards. In most cases the agreements are collateralized with real estate and the borrower is required to pay a non-refundable fee. The Company's maximum exposure to credit loss is the total contract amount of the agreements. In addition, the possibility of future increases in market interest rates may result in a decline in the market value of fixed rate loans. Management does not, however, anticipate any material losses as a result of these agreements and does not consider them to represent an undue level of credit, interest or liquidity risk for the Company.

There were no outstanding commitments to purchase loans at June 30, 1995, versus $5.5 million in commitments at June 30, 1994.

To reduce the risk of a potential decline in the market value of fixed rate loans being originated for sale, the Company enters into contracts to sell such loans at a pre-agreed upon price and date. The primary risk from these contracts is the potential inability of the Company to deliver such loans in accordance with the terms of the contract, in which case the Company would be obligated to compensate the buyer for any decline that occurred in the market value of the contractual amount of loans that were not delivered. At June 30, 1995 and 1994, the Company had no outstanding commitments to sell loans.

The Company is a party to various legal proceedings incident to its business. In the opinion of management, the resolution of these proceedings will not have a material effect on the Company.

7. Other Real Estate Owned

OREO consisted of the following:

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                           1995                      1994
-------------------------------------------------------------------------------------------------------------------
Property type:

  Single-family homes                                                           $  557                    $  655
  Multi-family homes                                                               389                       228
  Residential land                                                                  64                       170
  Condominiums                                                                      47                        31
  Allowance for OREO losses                                                         (2)                      (54)
-------------------------------------------------------------------------------------------------------------------
OREO                                                                            $1,055                    $1,030
===================================================================================================================

The changes in the allowance for losses on OREO were as follows:

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                             1995            1994          1993
-------------------------------------------------------------------------------------------------------------------
Beginning balance                                                               $54            $164          $192
Provision charged to expense                                                     25             234           466
Recoveries                                                                        -               4             2
Charge-offs                                                                     (77)           (348)         (496)
-------------------------------------------------------------------------------------------------------------------
Ending balance                                                                 $  2           $  54         $ 164
===================================================================================================================

OREO Expense consisted of the following:

-------------------------------------------------------------------------------------------------------------------

(In thousands) Year ended June 30,                                             1995            1994          1993
-------------------------------------------------------------------------------------------------------------------
Operating expenses                                                              $61            $ 70          $174
Provision for OREO losses                                                        25             234           466
Rental Income                                                                   (12)             (3)          (44)
Gain on sale                                                                    (16)            (44)          (17)
-------------------------------------------------------------------------------------------------------------------
OREO expense                                                                    $58            $257          $579
===================================================================================================================


8.  Securities

The cost, fair value, and gross unrealized gains and losses on securities held to maturity were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                              Cost        Gross              Gross           Fair
                                                                     Unrealized         Unrealized          Value

(In thousands) June 30, 1995                                              Gains             Losses

-------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                              $19,543         $306              $  67        $19,782
U.S. agencies and corporations:
  Mortgage-backed                                           13,905            -                332         13,573
  Other                                                      1,999            1                 26          1,974
Corporate bonds, notes and debentures                        3,257           19                 17          3,259
-------------------------------------------------------------------------------------------------------------------
Securities held to maturity                                $38,704         $326              $ 442        $38,588
===================================================================================================================

-------------------------------------------------------------------------------------------------------------------
                                                               Cost        Gross             Gross           Fair
                                                                      Unrealized        Unrealized          Value
(In thousands) June 30, 1994                                               Gains            Losses
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                               $19,392          $46            $  449        $18,989
U.S. agencies and corporations:
  Mortgage-backed                                            15,991            -               716         15,275
  Other                                                       2,099            -                67          2,032
Corporate bonds, notes and debentures                         3,467           23                59          3,431
-------------------------------------------------------------------------------------------------------------------
Securities held to maturity                                 $40,949          $69            $1,291        $39,727
===================================================================================================================

The cost, fair value, and gross unrealized gains and losses on securities available for sale were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                               Cost        Gross             Gross           Fair
                                                                      Unrealized        Unrealized          Value
(In thousands) June 30, 1995                                               Gains            Losses
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                               $ 8,317        $  29              $ 26        $ 8,320
U.S. agencies and corporations:                                 300            -                 -            300
Equity securities                                             7,262           80                38          7,304
-------------------------------------------------------------------------------------------------------------------
Securities available for sale                               $15,879         $109              $ 64        $15,924
===================================================================================================================

                                                               Cost        Gross             Gross           Fair
                                                                      Unrealized        Unrealized          Value
(In thousands) June 30, 1994                                               Gains            Losses
------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                               $12,429          $26              $139        $12,316
U.S. agencies and corporations                                1,001            5                 1          1,005
Corporate bonds, notes and debentures                           722            2                 -            724
Equity securities                                             6,758           46                98          6,706
-------------------------------------------------------------------------------------------------------------------
Securities available for sale                               $20,910          $79              $238        $20,751
===================================================================================================================
                                      B-30

Cost and fair value of debt securities, by contractual maturity, were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                Held to Maturity              Available for Sale
(In thousands) June 30, 1995                                   Cost   Fair Value              Cost     Fair Value
-------------------------------------------------------------------------------------------------------------------
Due in one year or less                                    $  1,449      $ 1,452            $4,896         $4,870
Due after one year through five years                        22,251       22,471             3,721          3,750
Due after five years through ten years                          999          991                 -              -
Due after ten years                                             100          101                 -              -
-------------------------------------------------------------------------------------------------------------------
  Total                                                      24,799       25,015             8,617          8,620
Mortgage-backed                                              13,905       13,573                 -              -
-------------------------------------------------------------------------------------------------------------------
Total debt securities                                       $38,704      $38,588            $8,617         $8,620
===================================================================================================================

Mortgage-backed securities have been disclosed separately as they are not due at a single maturity date.

Proceeds and gross realized gains and losses from the sale of securities were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                               Debt Securities            Equity Securities
(In thousands) Year ended June 30,                           1995     1994      1993      1995     1994     1993
-------------------------------------------------------------------------------------------------------------------
Sales proceeds                                             $6,167   $7,464    $8,830     $   -   $1,094      $ -
Realized gains                                                 11      172       574         -       68        -
Realized losses                                                31        -         -         -        5        -
===================================================================================================================

Unrealized holding losses on trading securities totaled $105,000 at June 30, 1994. During the year ended June 30, 1993 the Company recognized a $33,000 holding period loss on equity securities.

At June 30, 1995 and 1994, U.S. Treasury securities with a book value of $2,532,000 and $1,441,000, respectively, were pledged to collateralize U.S. Government and municipal deposits. The market value of these securities was $2,592,000 and $1,448,000 at June 30, 1995 and 1994, respectively.

9. Investments in Real Estate

Investments in real estate consisted of the following:

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                                      1995            1994
-------------------------------------------------------------------------------------------------------------------
Direct:
  Stonebridge (30 lot residential subdivision)                                             $1,035          $  877
  Owl Hill (25 unit residential housing)                                                        -             390
  Allowance for losses                                                                        (50)            (34)
Joint venture:

  Walnut Estates (19 lot residential subdivision)                                             116             284
-------------------------------------------------------------------------------------------------------------------
Investments in real estate                                                                 $1,101          $1,517
===================================================================================================================

Income from real estate investments consisted of the following:

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                              1995           1994         1993
-------------------------------------------------------------------------------------------------------------------
Joint ventures                                                                  $ 97          $ 283        $ 106
Direct                                                                            57            (20)         215
Provision for losses                                                             (87)          (207)        (170)
-------------------------------------------------------------------------------------------------------------------
Income from real estate investments                                             $ 67         $   56        $ 151
===================================================================================================================

Summarized combined financial statements of the joint ventures were as follows:

Statements of Income

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                              1995           1994         1993
-------------------------------------------------------------------------------------------------------------------
Sales                                                                           $528         $1,229         $955
Cost of sales                                                                    335            669          781
-------------------------------------------------------------------------------------------------------------------
  Gross margin                                                                   193            560          174
Miscellaneous income                                                               2              6            1
General and administrative expenses                                                -              -            -
-------------------------------------------------------------------------------------------------------------------
Net income                                                                      $195         $  566         $175
===================================================================================================================

Statements of Condition

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                                        1995          1994
-------------------------------------------------------------------------------------------------------------------
Assets:
Investment in real estate                                                                      $227          $542
Cash                                                                                              4            26
===================================================================================================================
Total assets                                                                                   $231          $568
===================================================================================================================
Partners' capital accounts                                                                     $231          $568
===================================================================================================================

The Owl Hill project, located in Shelton, Connecticut, was completed in fiscal 1995.

The Stonebridge project is located in Oxford, Connecticut. The construction phase will be completed by the second quarter of fiscal 1996. Sales commenced in December, 1994 and 10 lots were sold during the year ended June 30, 1995. The Company anticipates that the remaining 20 lots will be sold within the next 15 to 20 months.

As an equity partner in joint ventures with local developers, the Company typically receives 50% of the venture's net profits. Both the Company and its partner are generally required to make contributions, in equal amounts, to the venture.

The Company's sole joint venture, Walnut Estates, is located in Shelton, Connecticut. The development phase has been completed and 16 lots have been sold. The Company anticipates that the remaining 3 lots will be sold in fiscal 1996.

10. Premises and Equipment

Premises and equipment consisted of the following:

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                                        1995          1994
-------------------------------------------------------------------------------------------------------------------
Buildings                                                                                    $4,812        $4,580
Land                                                                                          1,171         1,055
Equipment                                                                                     2,173         2,037
Leasehold improvements                                                                           68            68
-------------------------------------------------------------------------------------------------------------------
 Total                                                                                        8,224         7,740
Less accumulated depreciation and amortization                                                2,505         2,106
-------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                       $5,719        $5,634
===================================================================================================================

For the years ended June 30, 1995, 1994 and 1993, depreciation and amortization expense totaled $415,000, $472,000 and $407,000, respectively.

In addition to the executive office building, located at 375 Bridgeport Avenue, Shelton, Connecticut, the Company has five branch offices. The Company owns the executive office building and four of its branch offices with no encumbrances that would affect their marketability.

One of the Company's branch offices is occupied under a noncancelable operating lease which expires in fiscal 1996. The Company does not intend to renew this lease. Scheduled payments to termination will be $1,384 in fiscal 1996. For the years ended June 30, 1995, 1994 and 1993, lease rental expense totaled $8,000, $8,000, and $10,000, respectively.

The Company receives rental income under various leases for properties it owns. Rental income under these leases for the years ended June 30, 1995, 1994 and 1993, totaled $379,000, $319,000 and $220,000, respectively.

Future minimum rental receipts are as follows:


(In thousands)

-------------------------------------------------------------------------------------------------------------------
Year ending June 30:

 1996                                                                                                      $  203
 1997                                                                                                         165
 1998                                                                                                         126
 1999                                                                                                          92
 2000                                                                                                          88
 Later years                                                                                                  786
===================================================================================================================
Total                                                                                                      $1,460

===================================================================================================================

11. Borrowings

Borrowings consisted of the following:

($ In thousands) June 30,                                                            1995               1994
                                                                              Amount  Weighted    Amount   Weighted
                                                                                          Rate                 Rate
-------------------------------------------------------------------------------------------------------------------
Borrowings from the FHLB due in the year ending June 30:
 1995                                                                      $       -      -%      $1,500     8.51%
 1997                                                                          1,000    8.61       1,000     8.61
 1997                                                                          2,000    6.66           -       -
 1999                                                                            700    8.86         700     8.86
-------------------------------------------------------------------------------------------------------------------
Long-Term borrowings                                                           3,700    7.60       3,200     8.62
Short-term borrowings                                                          5,808    6.43       2,000     4.36
===================================================================================================================
Borrowings:                                                                   $9,508    6.89%     $5,200     6.98%
===================================================================================================================

The Bank is required to collateralize its borrowings from the Federal Home Loan Bank ("the FHLB") with securities and mortgage loans. Based on available collateral, at June 30, 1995 the Bank had access to an additional $170 million in financing from the FHLB. All of the Company's long-term borrowings are subject to significant prepayment penalties.

12. Regulatory Matters

On August 29, 1986, the Bank converted from mutual to stock ownership ("the Conversion"). At the time of the Conversion the Bank established a liquidation account in an amount equal to the Bank's capital accounts at March 31, 1986. The liquidation account is being maintained for the benefit of those deposit account holders who qualified as eligible account holders at the time of the Conversion and who have continued to maintain their eligible deposit accounts with the Bank following the Conversion. The liquidation account, which totaled $322,000 at June 30, 1995, is reduced annually by an amount proportionate to the decrease in the eligible deposit accounts. In the event of a complete liquidation of the Bank, each eligible deposit account holder will be entitled to receive a liquidating distribution equal to their proportionate interest in the liquidation account, after the payment of all creditors' claims, but before any distributions on the Bank's common stock.

At June 30, 1995, retained earnings included approximately $2.4 million for which no income taxes have been provided. This amount represents the Bank's cumulative annual bad debt deduction allowable in the determination of taxable income for tax return purposes. In the unlikely event that the total accumulated bad debt reserve is used for any purpose other than to absorb bad debt losses, approximately $1.0 million in taxes will be imposed on the Bank, based on current applicable tax rates.

The Bank is Bancorp's sole source of funds for dividend payments to its stockholders. Connecticut Banking Laws limit the amount of annual cash dividends that the Bank may pay to Bancorp to an amount which approximates the Bank's net income for the then current calendar year, plus the Bank's retained income for the prior two calendar years. The Bank is also prohibited from paying a cash dividend that would reduce its capital accounts below minimum regulatory requirements, or below the amount required to be maintained in the liquidation account.

13. Employee Benefit Plans

The Company's pension plan and Employee Stock Ownership Plan ("the ESOP") cover all full-time employees who meet certain age and length of service requirements.

The Company is a participant in a noncontributory, defined benefit, multi-employer pension plan. For the years ended June 30, 1995 and 1994, pension expense totaled $48,000 and $109,000 respectively. As the plan had reached its full-funding limitation, no contributions were made to the plan during the year ended June 30, 1993. Information concerning the actuarial present value of accumulated plan benefits, plan assets, or benefits attributable to individual organizations participating in the plan is not provided by the plan's administrator, and is therefore not presented in this report. The pension plan is the only post-employment or post-retirement plan currently provided to employees.

Through June 30, 1995, the ESOP has purchased a total of 62,288 shares of the Company's common stock. Annual contributions by the Company to the ESOP are discretionary. Contributions to the ESOP for the years ended June 30, 1995, 1994 and 1993 were $60,000, $72,000, and $75,000, respectively.

The Company has stock option plans which provide for the granting of incentive stock options and non-qualified stock options to key personnel. A total of 235,970 shares of the Company's common stock were originally reserved for issuance under the plans. Options are granted at the market value of the shares on the date of grant, have a maximum term of ten years and are fully vested at the date of grant. Although none have been granted, the plans also provide that stock appreciation rights ("SAR") relating to options may be granted. The grant of a SAR permits the optionee to surrender an option and receive in exchange cash or, if specified in the option agreement, shares of the Company's common stock with a value equal to the excess of the fair market value of the shares subject to the option, over the option exercise price. At June 30, 1995, options for 110,591 shares were exercisable and 24,495 options were available for future grants.

Stock option activity was as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                         Shares              Shares       Average
                                                                      Qualified       Non-Qualified        Option
                                                                                                           Price
-------------------------------------------------------------------------------------------------------------------
Outstanding June 30, 1992                                                86,318             31,171         $ 6.88
Exercised                                                                (9,114)            (4,922)          6.33
-------------------------------------------------------------------------------------------------------------------
Outstanding June 30, 1993                                                77,204             26,249           6.95
Granted                                                                  46,302             33,068          12.07
Exercised                                                                (9,561)           (21,328)          7.26
-------------------------------------------------------------------------------------------------------------------
Outstanding June 30, 1994                                               113,945             37,989           9.50
Granted                                                                       -              1,500          15.25
Exercised                                                               (28,829)           (14,014)          7.31
-------------------------------------------------------------------------------------------------------------------
Outstanding June 30, 1995                                                85,116             25,475         $10.44
===================================================================================================================

14. Income Taxes

The provision for income taxes consisted of the following:

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                          1995             1994           1993
-------------------------------------------------------------------------------------------------------------------
Current income taxes:
  Federal                                                                 $  893           $  743         $1,020
  State                                                                      315              361            433
-------------------------------------------------------------------------------------------------------------------
    Total current income taxes                                             1,208            1,104          1,453
-------------------------------------------------------------------------------------------------------------------
Deferred income taxes:

  Federal                                                                    102              187             95
  State                                                                       74                9             43
-------------------------------------------------------------------------------------------------------------------
    Total deferred income taxes                                              176              196            138
-------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                $1,384           $1,300         $1,591
===================================================================================================================

The net deferred tax asset was attributable to the following temporary differences:

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                                 1995                 1994
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for losses on loans, OREO and investments in real estate                    $623               $  566
  Deferred loan origination fees                                                          31                  287
  Unrealized losses on securities available for sale                                       -                   66
  Other                                                                                   44                  144
-------------------------------------------------------------------------------------------------------------------
  Gross deferred tax assets                                                              698                1,063
Valuation allowance                                                                      (31)                 (31)
-------------------------------------------------------------------------------------------------------------------
  Deferred tax assets, net of valuation allowance                                        667                1,032
-------------------------------------------------------------------------------------------------------------------
Less deferred tax liabilities:

  Premises and equipment                                                                  75                   70
  Excess of tax bad debt reserve over base year reserve                                   22                   27
  Unrealized gain on securities available for sale                                        18                    -
  Other                                                                                    9                   41
-------------------------------------------------------------------------------------------------------------------
  Deferred tax liabilities                                                               124                  138
-------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                  $543               $  894
===================================================================================================================

A valuation allowance has been established for capital loss carry forwards that the Company may not recover. The valuation allowance was $31,000 at June 30, 1995 and 1994.

The sources of deferred income taxes (benefit) were as follows:

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                                                           1993
-------------------------------------------------------------------------------------------------------------------
Interest and fees on loans                                                                                   $156
Income from real estate investments                                                                            13
Security transactions                                                                                          (9)
Accelerated depreciation                                                                                       (9)
Accrued expenses                                                                                                -
Other, net                                                                                                    (13)
===================================================================================================================
Total                                                                                                        $138
===================================================================================================================

The Company's effective tax rate differed from the statutory federal tax rate for the following reasons:

-------------------------------------------------------------------------------------------------------------------
Year ended June 30,                                            1995                     1994                 1993
($ In thousands)                               Amount     As a % of      Amount    As a % of     Amount As a % of
                                                             Pretax                   Pretax               Pretax
                                                             Income                   Income               Income
-------------------------------------------------------------------------------------------------------------------
Tax at statutory
 federal rate                                  $1,224        34.0%       $1,113       34.0%      $1,194    34.0%
Increase (decrease) in taxes resulting from:

   State taxes, net of
     federal income

     tax benefit                                  257         7.1           243        7.4          314     8.9
Bad debt deduction                                  -         -               -        -            124     3.5
Other, net                                        (97)       (2.7)          (56)      (1.7)         (41)   (1.1)
-------------------------------------------------------------------------------------------------------------------
Provision for

 income taxes                                  $1,384        38.4%       $1,300       39.7%      $1,591    45.3%
===================================================================================================================

15. Parent Company Financial Statements

The financial statements of Shelton Bancorp, Inc. were as follows:

Statements of Income

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                             1995           1994           1993
-------------------------------------------------------------------------------------------------------------------
Dividend payments from Shelton Savings Bank                                  $  718         $1,029         $  326
Equity in undistributed income of Shelton Savings Bank                        1,473          1,246          1,624
-------------------------------------------------------------------------------------------------------------------
  Total income                                                                2,191          2,275          1,950
Operating expenses                                                                -             14             24
-------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                                  2,191          2,261          1,926
Provision for income taxes                                                      (25)            11              6
===================================================================================================================
Net income                                                                   $2,216         $2,250         $1,920
===================================================================================================================

Statements of Condition

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                                                       1995           1994
-------------------------------------------------------------------------------------------------------------------
Assets:
Cash                                                                                     $   1,137       $    900
Investment in Shelton Savings Bank                                                          18,867         17,275
-------------------------------------------------------------------------------------------------------------------
Total assets                                                                             $  20,004       $ 18,175
===================================================================================================================

Liabilities and stockholders' equity:

Accrued tax benefit                                                                      $     (32)      $    (87)
Stockholders' equity                                                                        20,036         18,262
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                               $  20,004       $ 18,175
===================================================================================================================

Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------------
(In thousands) Year ended June 30,                                               1995          1994          1993
-------------------------------------------------------------------------------------------------------------------
Net income                                                                   $  2,216       $ 2,250       $ 1,920
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:

  Amortization of deferred organizational expenses                                  -            14            24
  Increase (decrease) in accrued taxes                                             55           (81)          (10)
  Equity in undistributed income of Shelton
   Savings Bank                                                                (1,473)       (1,246)       (1,624)
-------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                     798           937           310
Financing activities:
  Issuance of common stock                                                        256           324            88
  Cash dividends paid                                                            (817)         (644)         (553)
-------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash                                                237           617          (155)
Cash at beginning of period                                                       900           283           438
-------------------------------------------------------------------------------------------------------------------
Cash at end of period                                                        $  1,137       $   900       $   283
===================================================================================================================
Supplemental information:

 Cash paid during the year for income taxes                                  $     17       $    14       $    16
===================================================================================================================

16. Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), requires the disclosure of fair value for certain financial instruments. When quoted market values are not available, FAS 107 requires that fair value be estimated utilizing an appropriate valuation technique. Given the numerous acceptable valuation techniques available, and the subjectivity of the underlying assumptions, reasonable comparisons between the Company's fair value information and that of other financial institutions cannot necessarily be made. In addition, since there are no quoted market prices for some of the Company's financial instruments, the fair values shown below are not necessarily indicative of the underlying net asset value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Financial assets: The fair value of mortgages held for sale is based on quoted prices in the secondary market. The fair value of fixed rate mortgage loans collateralized by 1-4 family residential properties is based on quoted prices in the secondary market for similar loans. The fair value of all other loans has been estimated by discounting future cash flows utilizing interest rates that consider the estimated credit and interest rate risk inherent in the loans. The fair value of investment securities is principally based on quoted market prices. Trading account securities are carried at quoted market prices. Given their short-term nature, the carrying amount of cash and due from banks and money market investments is a reasonable estimate of fair value.

Financial liabilities: The fair value of time certificates of deposit has been estimated by discounting future cash flows using the rates currently offered by the Company on time certificates of deposit with similar remaining maturities. The carrying amount of all other deposit accounts is a reasonable estimate of fair value. The fair value of long-term borrowings has been estimated by discounting future cash flows at rates currently available to the Company for debt with similar terms and remaining maturities.

Unrecognized financial instruments: The fair value of commitments to extend credit has been estimated using the fees currently charged by the Company to enter into similar agreements, taking into account the remaining terms of the agreements and the creditworthiness of the customer. For fixed rate loan commitments, fair value also considers the difference between current interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements.

The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at June 30, 1995 and 1994:

-------------------------------------------------------------------------------------------------------------------
(In thousands) June 30,                                               1995                          1994
-------------------------------------------------------------------------------------------------------------------
                                                             Carrying      Estimated       Carrying     Estimated
                                                               Amount     Fair Value         Amount    Fair Value
-------------------------------------------------------------------------------------------------------------------
Financial assets:
Real estate loans                                            $218,811       $217,476       $184,433      $176,665
Consumer installment loans                                      5,859          5,834          6,068         6,023
Real estate loans held for sale                                    97             98              -             -
Allowance for loan losses                                      (1,466)             -         (1,273)            -
Securities held to maturity                                    38,704         38,588         40,949        39,727
Securities available for sale                                  15,924         15,924         20,751        20,751
Money market investments                                            2              2          4,792         4,792
Trading account securities                                          -              -            107           107
Cash and due from banks                                        10,132         10,132          8,459         8,459
Accrued Interest Receivable                                     1,802          1,802          1,661         1,661

Financial liabilities:
Deposits:

  Time certificates                                           142,605        143,068        120,578       121,687
  Savings and NOW                                              77,277         77,277         86,673        86,673
  Money market                                                 30,592         30,592         28,576        28,576
  Demand                                                       18,285         18,285         16,219        16,219
Borrowings                                                      9,505          9,602          5,200         5,754

Unrecognized financial instruments:

Commitments to extend credit                                        -              2              -            14
Letters of credit                                                   -            (40)             -           (26)
===================================================================================================================

To the Stockholders and Board of Directors of Shelton Bancorp, Inc.:

We have audited the accompanying consolidated statements of condition of Shelton Bancorp, Inc. and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shelton Bancorp, Inc. and subsidiary as of June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 1, 8 and 14 to the consolidated financial statements, the Company changed its methods of accounting for investments and income taxes in 1994.

COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
July 24, 1995

Selected Unaudited Quarterly Data

                                                                                   Quarters Ended

                                                            September       December          March          June
(In thousands, except per share data)                            1994           1994           1995          1995
-------------------------------------------------------------------------------------------------------------------
Interest income                                               $ 4,479        $ 4,678        $ 4,769       $ 4,970
Interest expense                                                2,310          2,432          2,562         2,757
-------------------------------------------------------------------------------------------------------------------
  Net interest income                                           2,169          2,246          2,207         2,213
Provision for loan losses                                          75             90            105           105
Securities losses                                                   -            (12)            (8)            -
Gain (loss) on sale of loans                                        2             (2)             -            13
Income from real estate investments                                 3              3             20            41
Trading account gains (losses)                                     24             (7)            14            (1)
Other non-interest income                                         336            357            366           368
Other real estate owned expense                                    16             23             13             6
Other non-interest expense                                      1,536          1,517          1,576         1,690
-------------------------------------------------------------------------------------------------------------------
  Income before income taxes

    and accounting change                                         907            955            905           833
Provision for income taxes                                        360            382            335           307
-------------------------------------------------------------------------------------------------------------------
Income before accounting change                                   547            573            570           526
Change in accounting for income taxes                               -              -              -             -
-------------------------------------------------------------------------------------------------------------------
Net income                                                    $   547        $   573        $   570       $   526
===================================================================================================================
Per share data:

  Fully diluted net income                                    $  .40         $   .42        $   .43       $   .38
  High common stock price                                      19.75           18.88          16.00         20.75
  Low common stock price                                       17.50           15.00          14.00         14.00
  Cash dividends                                                0.15            0.15           0.16          0.16
===================================================================================================================
                                                                                   Quarters Ended

                                                            September       December          March          June

(In thousands, except per share data)                            1993           1993           1994          1994
-------------------------------------------------------------------------------------------------------------------
Interest income                                               $ 4,138        $ 4,188        $ 4,141       $ 4,272
Interest expense                                                2,188          2,079          2,051         2,158
-------------------------------------------------------------------------------------------------------------------
  Net interest income                                           1,950          2,109          2,090         2,114
Provision for loan losses                                          30             30             35            55
Securities gains (losses)                                          21            172             (4)           46
Gain (loss) on sale of loans                                      163             60            (79)          (60)
Income (loss) from real estate investments                         30             54            (50)           22
Trading account gains (losses)                                    (16)            11             (6)          (11)
Other non-interest income                                         283            297            318           382
Other real estate owned expense                                    95            104             41            17
Other non-interest expense                                      1,617          1,514          1,535         1,548
-------------------------------------------------------------------------------------------------------------------
  Income before income taxes and

    accounting change                                             689          1,055            658           873
Provision for income taxes                                        342            507            165           286
-------------------------------------------------------------------------------------------------------------------
  Income before accounting change                                 347            548            493           587
Change in accounting for income taxes                             275              -              -             -
===================================================================================================================
Net income                                                    $   622        $   548        $   493       $   587
===================================================================================================================
Per share data:

  Fully diluted net income                                    $  .48         $   .41        $   .36       $   .43
  High common stock price                                      14.06           15.94          15.94         20.25
  Low common stock price                                       10.44           13.44          14.31         13.44
  Cash dividends                                                0.12            0.12           0.12          0.13
===================================================================================================================

Directors:

LeRoy T. Glover                               Samuel Kreiger                           Kenneth E. Schaible
Chairman of the Board,                        Managing Partner,                        President and Treasurer,
Shelton Bancorp, Inc.;                        Real Estate Group;                       Shelton Bancorp, Inc.
Retired Owner,                                Retired President,
Glover Construction                           A. Kreiger, Inc.

J. Allen Kosowsky                             Joseph A. Pagliaro                       Donald W. Smith
Vice Chairman of the Board,                   Owner and President,                     President,
Shelton Bancorp, Inc.;                        Riverview Funeral Home, Inc.             D.W. Smith Builders, Inc.
President, J. Allen Kosowsky, CPA, P.C.

                                                                                       Charles H. Sullivan
                                                                                       Director of Food Services,
                                                                                       Connecticut Valley Hospital

Executive Officers:

Kenneth E. Schaible                           William C. Nimons                        Ralph J. Rodriguez
President & Treasurer                         Executive Vice President & Secretary     Senior Vice President,  Controller &
                                                                                       Assistant Secretary

                                              Susan L. Kowalczyk*
Gary M. Toole*                                Vice President & Branch                  Bedda Emous*
Vice President & Chief Lending Officer        Administrator                            Vice President & Trust Officer

                                                                                       * Officer  of Shelton  Savings  Bank
                                                                                         only

Shareholder Information

-------------------------------------------------------------------------------------------------------------------

1995 Annual Meeting of Stockholders                                Market Makers
The annual  meeting  will be held on October  31,                  The  following firms generally make a  market
1995 at Rapp's Paradise  Inn,                                      in the  Company's stock:
557 Wakelee  Terrace,
Ansonia, Connecticut, at 10:00 A.M.                                Advest, Inc.
                                                                   Herzog, Heine, Geduld, Inc.
Corporate Headquarters                                             Keefe, Bruyette & Woods, Inc.
375 Bridgeport Avenue                                              Legg Mason Wood Walker, Inc.
Shelton, Connecticut 06484                                         Ryan Beck & Co., Inc.
(203) 944-2200                                                     Tucker Anthony & R. L. Day

Transfer Agent & Register                                          Dividend  Reinvestment & Stock Purchase Plan
Stock  Transfer & Trust Company                                    The Company's  dividend  reinvestment  and stock purchase
40 Wall Street                                                     plan  provides a systematic  and  convenient  way to
New York, New York 10005                                           purchase  additional  shares of the Company's stock,
(800) 937-5449                                                     without incurring brokerage commissions or safekeeping
                                                                   charges.  To obtain  information  about the plan, please
Independent Accountants                                            contact Carol Aimone, Assistant Secretary, at the
Coopers & Lybrand L.L.P.                                           Company's corporate headquarters.
100 Pearl Street
Hartford, Connecticut  06103                                       FORM 10-K
                                                                   To  obtain a copy of the  Company's  Form  10-K,  please
Stock  Listing                                                     contact  Thomas  Phillips,  Assistant  Controller,  at  the
The Company's stock is traded on the NASDAQ                        Company's corporate headquarters.
National  Market  System under the symbol
"SSBC." At June 30, 1995,  there were
1,343,341  shares  outstanding and 1,628
stockholders  of record  including 700
accounts held in nominee name.

                          WEBSTER FINANCIAL CORPORATION

           This Proxy is Solicited on Behalf of The Board of Directors

                   The undersigned shareholder of Webster Financial Corporation ("Webster") hereby appoints Walter R. Griffin and Harold W. Smith, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the special meeting of shareholders (the "Webster Meeting") to be held at 4:00 p.m. on October 31, 1995 at the Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut 06710, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

                  This proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF ADDITIONAL SHARES OF WEBSTER STOCK TO SHAREHOLDERS OF SHELTON BANCORP, INC. AS PART OF THE MERGER, AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS OF WEBSTER AS TO OTHER MATTERS. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Webster either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Webster Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of Webster's Notice of Special Meeting and Joint Proxy Statement/Prospectus.

                  If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

             (continued and to be signed and dated on reverse side)
                            ------------------------

                                                              See
                                                          Reverse Side

                                                                    [X]


                                                             Please mark your
                                                                votes as this.

                                  -------------
                                     COMMON

Proposal 1:       To approve the issuance of  additional shares of Webster Stock to shareholders of Shelton Bancorp, Inc. as part of the Merger.

                  FOR                       AGAINST                 ABSTAIN
                  [ ]                        [ ]                      [ ]

Other Matters:    The  proxies  are   authorized   to  vote  upon   such   other
                  business as may properly come before the Webster Meeting, or any adjournments thereof, in accordance with the determination of a majority of Webster's Board of Directors.

Date:
     -------------------------
     -------------------------

------------------------------
  Signature of Shareholder or
   Authorized Representative

Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

                              SHELTON BANCORP, INC.

           This Proxy is Solicited on Behalf of The Board of Directors

The undersigned shareholder of Shelton Bancorp, Inc. ("Shelton") hereby appoints Donald W. Smith and Samuel Kreiger, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders (the "Shelton Meeting") to be held at 10:00 a.m. on October 31, 1995 at Rapp's
Paradise Inn, 557 Wakelee, Ansonia, Connecticut, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

                  This proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED: (1) TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER, DATED JUNE 20, 1995, AS AMENDED, AMONG WEBSTER FINANCIAL CORPORATION ("WEBSTER"), WEBSTER ACQUISITION CORP. AND SHELTON, PURSUANT TO WHICH SHELTON AND SHELTON SAVINGS BANK WILL BE ACQUIRED BY WEBSTER FINANCIAL CORPORATION, (2) FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, AND (3) OTHERWISE IN ACCORDANCE WITH THE DETERMINATION OF THE PROXIES. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Shelton either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Shelton Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of Shelton's Notice of Annual Meeting and Joint Proxy Statement/Prospectus.

                  If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

             (continued and to be signed and dated on reverse side)

                            ------------------------

                                                              See
                                                          Reverse Side

                                                                    [X]


                                                             Please mark your
                                                                votes as this.

                                  -------------
                                     COMMON

Proposal 1:       To approve  and  adopt an  Agreement and Plan of Merger, dated
                  June 20, 1995, as amended, among Webster,  Webster Acquisition
                  Corp.  and  Shelton,  pursuant  to which  Shelton  and Shelton
                  Savings Bank will be acquired by Webster.

                  FOR                       AGAINST                 ABSTAIN
                  [ ]                        [ ]                      [ ]

Proposal 2:       To  elect  the  following  nominees  as  directors  to serve a three-year term and until the election and qualification of their successors: LeRoy T. Glover, J. Allen Kosowsky and
                  Kenneth E. Schaible.

                  (INSTRUCTION:   To   withhold   authority   to  vote  for  any
                  individual, write that nominee's name on the space provided below.)

  FOR all nominees     WITHHOLD AUTHORITY        WITHHOLD AUTHORITY
  listed above         to vote for all nominees  to vote for the following only:

     [ ]                  [ ]


Other Matters:   The  proxies  are  authorized to vote upon such other  business as may properly come before the meeting, or any adjournments thereof, in accordance with the determination of the proxies.

Date:
     -------------------------
     -------------------------

------------------------------
  Signature of Shareholder or
   Authorized Representative


Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.